Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

KOLLTAN PHARMACEUTICALS, INC.,

CELLDEX THERAPEUTICS, INC.,

CONNEMARA MERGER SUB 1 INC.,

CONNEMARA MERGER SUB 2 LLC,

and

SHAREHOLDER REPRESENTATIVE SERVICES LLC, solely in

its capacity as the Stockholders Representative

November 1, 2016

2.22	Corporate Records	38
2.23	Brokerage	38
2.24	Bank Accounts	38
2.25	Vote Required	39
2.26	Representations Complete	39

Article III REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		39

3.01	Organization and Power	39
3.02	Authorization	40
3.03	No Violation	40
3.04	Governmental Consents	40
3.05	Brokerage	40
3.06	Purpose	40
3.07	Parent SEC Documents; Parent Financial Statements	41
3.08	Parent Common Stock	41
3.09	Exclusivity of Company Representations; No Reliance	41

Article IV COVENANTS OF THE COMPANY		41

4.01	Conduct of the Business	41
4.02	Access to Books and Records	44
4.03	Solicitation; Exclusive Dealing	44
4.04	Consents	47
4.05	Termination of Company Investor Rights	47

Article V ADDITIONAL COVENANTS		47

5.01	Indemnification of Officers and Directors of the Company	47
5.02	Efforts to Consummate	48
5.03	Notification	49
5.04	Section 280G	49
5.05	Termination of Certain Company Benefit Plans	50
5.06	Registration of Merger Shares, Severance Shares and New Debt Conversion Shares	50
5.07	Provision of Financial Statements	52
5.08	Certain Employee Matters	53

Article VI CONDITIONS TO CLOSING		53

6.01	Conditions to Parent’s and Merger Sub’s and Merger Sub II’s Obligations	53
6.02	Conditions to the Company’s Obligations	56

Article VII INDEMNIFICATION		57

7.01	Survival of Representations, Warranties, Covenants, Agreements and Other Provisions	57
7.02	Indemnification by the Stockholders	58
7.03	Limitations on Indemnification	59
7.04	Indemnification Procedures	60
7.05	Third Party Claims	61
7.06	Set-off Right	61
7.07	Sole and Exclusive Remedy	61
7.08	Tax Treatment	61

Article VIII		62

Tax Matters		62

8.01	Straddle Period	62
8.02	Cooperation on Tax Matters	62
8.03	Transfer Taxes	62
8.04	Certain Tax Covenants	62

Article IX TERMINATION		63

9.01	Termination	63
9.02	Effect of Termination	64

Article X ADDITIONAL COVENANTS RELATING TO THE STOCKHOLDERS		64

10.01	Stockholders Representative	64

Article XI DEFINITIONS		66

11.01	Definitions	66
11.02	Other Definitional Provisions	77
11.03	Cross-Reference of Other Definitions	77

Article XII MISCELLANEOUS		81

12.01	Press Releases and Communications	81
12.02	Expenses	81
12.03	Notices	81
12.04	Assignment	82
12.05	Severability	83
12.06	Interpretation	83
12.07	Construction	84
12.08	Amendment and Waiver	84
12.09	Complete Agreement	85
12.10	Third Party Beneficiaries	85
12.11	Waiver of Trial by Jury	85
12.12	Delivery by Facsimile or Email	85
12.13	Counterparts	85
12.14	Governing Law	85
12.15	Jurisdiction	86
12.16	Remedies Cumulative	86
12.17	Specific Performance	86
12.18	Conflict Waiver; Attorney-Client Privilege	86

INDEX OF EXHIBITS

Exhibit A	Specified Stockholders

Exhibit B	Form of Support Agreement

Exhibit C-1	Form of First Certificate of Merger

Exhibit C-2	Form of Second Certificate of Merger

Exhibit D	Form of Letter of Transmittal

Exhibit E	Form of Lock-Up Agreement

Exhibit F	Investor Questionnaire

Exhibit G	Lock-Up Persons

Annex I:	Consideration Spreadsheet

Annex II:	New Debt Conversion Spreadsheet

Annex III:	Sample Calculation of Closing Cash

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of November 1, 2016 (the “Effective Date”), is made by and among Kolltan Pharmaceuticals, Inc., a Delaware corporation (the “Company”), Celldex Therapeutics, Inc., a Delaware corporation (“Parent”), Connemara Merger Sub 1 Inc., a Delaware corporation and direct wholly owned subsidiary of Parent (“Merger Sub”), Connemara Merger Sub 2 LLC, a Delaware limited liability company and direct wholly owned subsidiary of Parent (“Merger Sub II”), and Shareholder Representative Services LLC, a Colorado limited liability company (the “Stockholders Representative”), solely in its capacity as the representative for the Stockholders.  Parent, Merger Sub, Merger Sub II and the Company, and, solely in its capacity as and solely to the extent applicable, the Stockholders Representative, shall be referred to herein from time to time as a “Party” and collectively as the “Parties.”  Capitalized terms used and not otherwise defined herein have the meanings set forth in Article XI below.

WHEREAS, the boards of directors of the Company, Parent and Merger Sub, and the manager of Merger Sub II, have each approved and declared advisable this Agreement and the transactions contemplated hereby, including the Mergers (as defined below), upon the terms and subject to the conditions set forth herein.

WHEREAS, the boards of directors of the Company and Merger Sub, and the manager of Merger Sub II, have each determined (i) that the Mergers are fair, advisable and in the best interests of such corporation or limited liability company, as applicable, and their respective equity holders and (ii) to recommend to its respective equity holders the approval and adoption of this Agreement and the transactions contemplated hereby, including the Mergers.

WHEREAS, contemporaneously with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, certain Stockholders shall also have executed and delivered support agreements in the form attached hereto as Exhibit B (the “Support Agreements”) requiring such Stockholders to vote in favor and approve the Mergers.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

THE MERGERS

1.01            The Mergers.

(a)           Subject to the terms and conditions hereof, at the First Effective Time, (i) Merger Sub shall merge (the “First Merger”) with and into the Company in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), whereupon the separate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation and (ii) as soon as practicable thereafter, the Company shall be merged with and into Merger Sub II (the “Second Merger,” and together with the First Merger, the “Mergers”), in accordance with the Delaware Limited Liability Company Act (“DLLCA”) with Merger Sub II surviving the Second Merger (the “Surviving Company”).

(b)           At the Closing, the Company and Merger Sub shall cause a certificate of merger substantially in the form of Exhibit C-1 hereto (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware and make all other filings or recordings required by the DGCL in connection with the First Merger.  The First Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware (the “First Effective Time”).

(c)           At the Closing, Company and Merger Sub II shall cause a certificate of merger substantially in the form of Exhibit C-2 hereto (the “Second Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware promptly following the filing of the Certificate of Merger and make all other filings or recordings required by the DLLCA in connection with the Second Merger.  The Second Merger shall become effective at such time as the Second Certificate of Merger is duly filed with the Secretary of State of the State of Delaware (the “Second Effective Time”).

(d)           From and after the First Effective Time, the Company shall succeed to all the property, rights, privileges, powers and franchises and be subject to all of the liabilities, restrictions, disabilities and duties of the Company and Merger Sub, all as provided under the DGCL.

(e)           From and after the Second Effective Time, the Surviving Company shall succeed to all the property, rights, privileges, powers and franchises and be subject to all of the liabilities, restrictions, disabilities and duties of the Company and Merger Sub II, all as provided under the DLLCA.

(f)            It is intended by the Parties hereto that, consistent with IRS Revenue Ruling 2001-46, 2001-2 C.B. 321, the Mergers shall constitute an integrated, single-step “reorganization” within the meaning of Code Section 368(a)(1)(A) to which each of the Company and Parent are to be parties under Code Section 368(b), and, unless otherwise required by Law, agree not to take any position that is inconsistent with such characterization on any Tax Return, before any Governmental Entity or otherwise.  However, no Party makes any representations or warranties to the other Parties or any holder of Company Stock or Company Options that the transactions contemplated hereby will qualify as a tax-free “reorganization” under the Code.  Each Party acknowledges that it and the holders of Company Stock and Company Options are each relying solely on their own Tax advisors in connection with this Agreement and the transactions and agreements contemplated hereby.

1.02            The Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Lowenstein Sandler LLP, 1251 Avenue of the Americas, 17th Floor, New York, NY 10020, at 10:00 a.m. local time on the second (2nd) Business Day following the full satisfaction or due waiver of all of the closing conditions set forth in Article VI hereof (other than those to be satisfied at the Closing itself, but subject to the satisfaction or waiver of such conditions) or on such other date and/or time as is mutually agreeable to Parent and the Company.  The date upon which the Closing occurs is referred to herein as the “Closing Date.”

1.03            Organizational Documents.

(a)           At the First Effective Time, by virtue of the First Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any shares of capital stock of any of the foregoing, (a) the Certificate of Incorporation shall be amended and restated in its entirety to be identical to the certificate of incorporation of Merger Sub as in effect immediately prior to the First Effective Time, until thereafter amended in accordance with the provisions thereof and the DGCL, subject to Section 5.01;

provided, however, that at the First Effective Time, ARTICLE I of the Certificate of Incorporation shall be amended and restated in its entirety to read as follows: “The name of the corporation is Kolltan Pharmaceuticals, Inc.” and (b) the bylaws of the Company shall be amended and restated in its entirety to be identical to the bylaws of Merger Sub as in effect immediately prior to the First Effective Time, until thereafter amended in accordance with the provisions thereof, the Certificate of Incorporation and the DGCL.

(b)           At the Second Effective Time, (i) the certificate of formation of Merger Sub II shall continue unchanged and shall be the certificate of formation of the Surviving Company, until thereafter amended as provided therein and by the DLLCA, and (ii) the limited liability company agreement of Merger Sub II shall continue unchanged and be the limited liability company agreement of the Surviving Company, until thereafter amended as provided therein and by the DLLCA.

1.04            Directors and Officers.  From and after the First Effective Time, until successors are duly elected, appointed or otherwise designated in accordance with applicable Law, the directors of Merger Sub at the First Effective Time shall be the directors of the Company, and the officers of Merger Sub at the First Effective Time shall be the officers of the Company, each such initial directors and initial officers to hold office in accordance with the Certificate of Incorporation and bylaws of the Company as in effect from and after the First Effective Time.  At the Second Effective Time, (i) the manager of Merger Sub II immediately prior to the Second Effective Time shall continue to be the manager of the Surviving Company immediately after the Second Effective Time until his or her successor is duly elected and qualified, and (ii) the officers of the Company immediately prior to the Second Effective Time shall continue to be the officers of the Surviving Company immediately after the Second Effective Time until their respective successors are duly appointed.  Following the Closing, subject to compliance with the Parent’s normal board member nominating procedures and applicable Law, Parent shall (x) cause its board of directors to appoint one (1) person designated by the Company prior to the First Effective Time to serve on Parent’s board of directors and (y) use its commercially reasonable efforts to cause such person to be nominated for election to, and to be elected to, Parent’s board at the first annual meeting of Parent’s stockholders following such appointment. For the avoidance of doubt, no obligation shall exist with respect to the next annual meeting of the Parent’s stockholders or thereafter.

1.05            Effect on Capital Stock.  Upon the terms and subject to the conditions of this Agreement, at the First Effective Time, by virtue of the First Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any shares of capital stock of any of the foregoing, each share of Company Stock issued and outstanding immediately prior to the First Effective Time (other than Cancelled Shares and Dissenting Shares) shall be cancelled and extinguished and converted into the right to receive from Parent and Surviving Company that portion of the Merger Consideration allocable to, and distributable with respect to, such share of Company Stock in accordance with the Certificate of Incorporation (including each certificate of designations, including the priority of payment or distribution provisions and valuation of non-cash consideration provisions thereof upon the occurrence of a Liquidation Event), as in effect immediately prior to the First Effective Time.  Concurrent with the execution of this Agreement, the Company has delivered to Parent (i) a schedule (the “Consideration Spreadsheet”) showing, among other matters, the amount of Closing Merger Consideration to be received by the holder of Company Stock at the First Effective Time as provided for in this Section 1.05, and the amount of each Milestone Payment to be received by each holder of Company Stock upon payment of such Milestone Payment as provided for in this Section 1.05 and Section 1.08, based on the assumptions set forth in such annex, and (ii) a schedule (the “New Debt Conversion Spreadsheet”) showing, among other matters, the number of shares of Parent Common Stock to be received by each holder of New Debt at the First Effective Time, based on the assumptions set forth in such annex, as provided for pursuant to this Agreement and the terms of the New

Debt.  The Consideration Spreadsheet shall include, among other things, as of the Closing, all Stockholders and their addresses, the number and type of shares of capital stock of the Company held by such Stockholder, the respective certificate numbers, as applicable, the date of acquisition of such shares, and such other information reasonably available to the Company that Parent may reasonably request.  The New Debt Conversion Spreadsheet shall include, among other things, as of the Closing, the holder of New Debt, the aggregate principal amount of New Debt held by such person, the date of acquisition of such New Debt, and such other information reasonably available to the Company that Parent may reasonably request.  The Parties acknowledge and agree that the portion of each Milestone Payment actually allocable to, and distributable with respect to, each share of Company Stock issued and outstanding immediately prior to the First Effective Time pursuant to this Section 1.05 and Section 1.08 may differ from that set forth in the Consideration Spreadsheet to the extent the Milestone Payments are achieved or paid in a different order than that set forth in the Consideration Spreadsheet, or to the extent that there are adjustments to the Milestone Payments by reason of indemnifiable Losses or otherwise.

(a)           Each share of Company Common Stock and each share of Company Preferred Stock, if any, held immediately prior to the First Effective Time by Parent, Merger Sub or the Company (including shares held in treasury) shall be canceled and extinguished and no payment shall be made with respect thereto (collectively, the “Cancelled Shares”).

(b)           Each share of common stock of Merger Sub that is issued and outstanding immediately prior to the First Effective Time shall be cancelled and extinguished and automatically converted into and become one (1) validly issued, fully paid and non-assessable share of common stock of the Surviving Company.

(c)           Notwithstanding anything to the contrary contained in this Agreement, in no event will the aggregate number of shares of Parent Common Stock (i) issuable in the Mergers as Closing Merger Consideration, (ii) payable as severance to Arthur G. Altschul, Jr. or Gerald McMahon, Ph.D., and (iii) issued upon conversion of the New Debt exceed 19.9% of the number of shares of Parent Common Stock outstanding on the trading day immediately before the date hereof (as appropriately adjusted for any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon).

(d)           As of the Second Effective Time, all shares of common stock of the Company issued and outstanding following the First Effective Time shall automatically be cancelled and shall cease to exist.  At the Second Effective Time, each common unit of Merger Sub II that is issued and outstanding immediately prior to the Second Effective Time will continue to constitute one validly issued common unit of the Surviving Company.  Such common unit shall be the only equity interest of the Surviving Company issued and outstanding immediately after the Second Effective Time.

(e)           Notwithstanding anything to the contrary contained herein, Parent may cause to be paid to each Stockholder who has not delivered an Investor Questionnaire certifying such Stockholder’s status as an Accredited Investor, including those listed on Section 1.05(e) to the Company Disclosure Schedules, against surrender of the Company Stock  held by such Stockholder, cash in lieu of Closing Merger Shares; provided that, the allocation and distribution of Closing Merger Consideration shall be in compliance with Section 1.05, but with such Stockholder only receiving cash.

1.06            Surrender of Certificates.

(a)           Computershare Inc. (or another qualified exchange agent chosen by Parent) shall act as exchange agent (the “Exchange Agent”) for the First Merger and for any future Parent Common Stock issuances and payments to be made to the Stockholders hereunder.  Parent shall be responsible for all fees and expenses of the Exchange Agent.

(b)           On the Closing Date, Parent shall deliver to the Exchange Agent for exchange and payment in accordance with this Article I shares of Parent Common Stock (which shall be in non-certificated book-entry form) and an amount of cash in U.S. dollars in lieu of fractional shares, if any, of Parent Common Stock sufficient to be issued and paid pursuant to Section 1.05, payable pursuant to the provisions of this Article I, in each case, in accordance with the provisions of an exchange agent agreement to be executed at the First Effective Time in forms reasonably acceptable to the Company.  Parent shall cause the Exchange Agent to make such payments of cash and shares of Parent Common Stock to the Stockholders in accordance with the terms of this Article I.

(c)           At the First Effective Time, (i) all shares of Company Stock outstanding immediately prior to the First Effective Time shall automatically be cancelled and retired and shall cease to exist, (ii) no holder of record of a certificate that immediately prior to the First Effective Time represented outstanding shares of the Company Stock (a “Certificate”) shall have any rights as a stockholder of the Company and (iii) each Certificate (x) representing any outstanding shares of Company Stock shall thereafter represent only the right to receive the Merger Consideration payable in respect of such shares as set forth in this Agreement and any dividends or distributions provided for in Section 1.06(h) below, and (y) representing any Dissenting Shares shall thereafter represent only the right to receive the payments described in Section 1.09.

(d)           Promptly after the First Effective Time (and in any event within five (5) Business Days after the Closing Date), Parent shall cause the Exchange Agent to mail to each holder of record of a Certificate immediately prior to the First Effective Time (i) a letter of transmittal in the form of Exhibit D attached hereto (the “Letter of Transmittal”) specifying that delivery shall be deemed to have occurred, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss containing customary indemnification obligations in lieu thereof) to the Exchange Agent, (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment of the Merger Consideration to which such holder may be entitled pursuant to Section 1.05 hereof and any dividends or distributions provided for in Section 1.06(h) below, (iii) solely with respect to the Persons identified on Exhibit E hereto (such Persons, the “Lock-up Persons”), a lock-up agreement (the “Lock-Up Agreement”) in the form attached hereto as Exhibit F; and (iv) an investor questionnaire (to the extent a completed and executed Investor Questionnaire has not been received by the Company prior to the Closing) in the form attached hereto as Exhibit G (the “Investor Questionnaire”).  Upon surrender of a Certificate for cancellation to the Exchange Agent (or delivery of affidavits of loss in lieu thereof), together with such Letter of Transmittal, Investor Questionnaire and, solely in the case of the Lock-up Persons, a Lock-Up Agreement, each duly executed and completed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor a payment of the applicable amount of Merger Consideration provided in Section 1.05 with respect to such Certificate and any dividends or distributions provided for in Section 1.06(h) below and the Certificate so surrendered shall forthwith be cancelled.  Parent shall, as promptly as practicable after receipt of each properly surrendered Certificate (or affidavits of loss in lieu thereof), cause the Exchange Agent to issue to such Stockholder the Closing Merger Shares (and cash in lieu of fractional shares, if any) representing that portion of the Closing Merger Consideration to which such Stockholder is entitled pursuant to Section 1.05, together with any dividends or distributions provided for in Section 1.06(h) below.  To each holder of a properly surrendered Certificate (or affidavit of loss containing customary indemnification obligations delivered in lieu thereof), at the time and in the manner set forth in Section 1.05 and Section 1.08, Parent shall cause the Exchange Agent to, as applicable (i) pay the applicable amount of the Milestone Consideration provided in Section 1.08 to such holder, in cash, by wire transfer of immediately available funds to the account designated by such holder in the Letter of Transmittal delivered with such Certificate (or affidavit in lieu thereof), and (ii) issue to such Stockholder any shares of Parent Common Stock representing that portion of the Milestone Consideration to which such Stockholder is entitled pursuant to Section 1.05 and Section 1.08.  The Stockholders Representative shall provide the Parent with directions, in the form of an updated Consideration Spreadsheet, for further delivery to the Exchange Agent, as to whom, and the amount, to be paid to each Stockholder with respect to such Milestone Payment (recognizing that such instructions may change with respect to each Milestone Payment).  The Exchange Agent shall rely upon all tax forms used and collected by the Exchange Agent in connection with all payments made at Closing. If reasonably requested by Exchange Agent, Parent shall provide any additional information in its possession necessary to complete the required tax reporting. Until so surrendered, each outstanding Certificate that prior to the First Effective Time represented shares of Company Stock (other than Dissenting Shares) will be deemed from and after the First Effective Time, for all purposes, to evidence the right to receive payments of the applicable amounts provided in Sections 1.05 and 1.08, together with any dividends or distributions provided for in Section 1.06(h) below.  If, after the First Effective Time, any Certificate is presented to the Exchange Agent, Surviving Company or Parent, it shall be cancelled and exchanged as provided in this Section 1.06.  No interest shall be paid or accrued after the First Effective Time on any amount payable upon due surrender of the Certificates.  If payment is to be made to a Person other than the registered holder of the Certificate surrendered (or for which an affidavit of loss was delivered), it shall be a condition of such payment that the Certificate so surrendered (or affidavit of loss) shall be properly endorsed or otherwise in proper form for transfer and that the Person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of the Certificate surrendered or establish to the satisfaction of the Exchange Agent that such Tax was paid or is not applicable.

(e)           At the First Effective Time, the stock transfer books of the Company shall be closed, and there shall thereafter be no further registration of transfers of shares of Company Stock outstanding immediately prior to the First Effective Time on the records of the Company.  After the First Effective Time, no transfer of Company Stock shall thereafter be made on the stock transfer books of the Surviving Company or otherwise.  From and after the First Effective Time, the holders of Certificates representing such shares outstanding immediately prior to the First Effective Time shall cease to have any rights with respect to such shares except as otherwise provided herein or by any applicable Laws.

(f)            Any portion of the funds received by the Exchange Agent (including the proceeds of any investments thereof) which remains unclaimed by the Stockholders for one (1) year after the date of payment to the Exchange Agent shall be delivered to the Surviving Company.  Any Company Stockholder that has not theretofore surrendered any Certificate and submitted a Letter of Transmittal, Investor Questionnaire and, if applicable, a Lock-Up Agreement, in accordance with the requirements set forth therein and in this Article I, or otherwise received any portion of the Merger Consideration due and payable to such Stockholder pursuant to this Agreement, shall thereafter look only to Parent and the Surviving Company for payment of the applicable portion of the Merger Consideration upon due surrender of any applicable Certificate (or effective affidavits of loss in lieu thereof).

(g)           No Fractional Shares.  No certificate or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Parent.  Each holder of shares of Company Stock converted pursuant to the First Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all Certificates delivered by such holder and the aggregate number of shares of Company Stock represented thereby) shall receive, in lieu thereof, cash (without interest and subject to applicable Tax withholding) in an amount equal to such fractional part of a share of Parent Common Stock multiplied by the Average Closing Price (in the case of Closing Merger Consideration), or the applicable Parent Stock Value (in the case of a Milestone Payment).

(h)           Distributions with Respect to Un-Exchanged Certificates.  No dividends or other distributions declared or made after the First Effective Time with respect to Parent Common Stock with a record date after the First Effective Time shall be paid to the holder of any un-surrendered Certificate until the holder of record of such Certificate shall surrender such Certificate in accordance with this Section 1.06.  Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be issued and paid to the record holder of the Certificate, at the time of such surrender, the amount of dividends or other distributions with a record date after the First Effective Time previously paid with respect to such whole shares of Parent Common Stock, without interest, and at the appropriate payment date, the amount of dividends or other distributions having a record date after the First Effective Time but prior to surrender and a payment date subsequent to surrender that are payable with respect to such whole shares of Parent Common Stock.

1.07            Lost, Stolen or Destroyed Certificates .  In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by such record holder, Parent shall cause the Exchange Agent to pay to the record holder of such Certificate the applicable amounts of the Merger Consideration provided in Section 1.05 (together with any dividends or distributions provided for in Section 1.06(h) above) to be paid in respect of the shares represented by such Certificate pursuant to this Agreement; provided, however, that the Surviving Company may, in its discretion and as a condition precedent to the payment of such consideration, require such record holder to indemnify the Surviving Company against any claim that may be made against the Surviving Company with respect to such Certificate.

1.08            Contingent Consideration.

(a)           Definitions.  The following defined terms used in this Section 1.08 shall have the following meanings:

(i)          [Intentionally Omitted]

(ii)         “Annual Net Sales” means the total Net Sales of Kolltan Products sold by Parent, its Affiliates and/or its Product Transferees in a particular calendar year.

(iii)        “Celldex Compound” means Varlilumab, Glembatumumab vedotin, CDX301 and CDX1401.

(iv)        “Celldex Early Stage Compound” means any compound controlled by Celldex immediately prior to the First Effective Time, other than the Celldex Compounds.

(v)         “Clinical Trial” means a Phase I Clinical Trial or a Phase II Clinical Trial.

(vi)        “Commercially Reasonable Efforts” means, with respect to any Surviving Company Asset, the expenditure of efforts and resources, in good faith, consistent with the exercise of reasonable business judgment, and consistent with the efforts normally used by biopharmaceutical companies of comparable size and having comparable revenues as Parent and its Affiliates, for bio pharmaceutical products at a similar stage of development and with similar commercial and market potential taking into account all relevant circumstances at the time, including:  efficacy, safety, and stage of development or product life; the expected and actual competitiveness of alternative products sold by third parties in the marketplace; the expected and actual product profile and approved labeling; the expected and actual patent and other proprietary position of the Surviving Company Asset; the nature and extent of market exclusivity, including regulatory or data exclusivity; the likelihood and cost of obtaining Marketing Approval given the regulatory structure involved; and the expected and actual strategic value and profitability of the Surviving Company Asset; and other conditions then prevailing. Commercially Reasonable Efforts shall be determined on a market-by-market and product-by-product basis, and it is anticipated that the level of effort will be different for different markets, and will change over time, reflecting changes in the status of the relevant product and the market(s) involved. Without limiting the foregoing. “Commercially Reasonable Efforts” shall include the performance of a Phase II Clinical Trial with respect to each of KTN3379 and KTN0158.

(vii)       “Efforts Period” means the period from the Closing Date until the fifteenth (15th) anniversary of the Closing Date.

(viii)      “European Market” means France, Spain, Germany, Italy and the United Kingdom.

(ix)        “IND” means an Investigational New Drug Application pursuant to 21 C.F.R. Part 312.

(x)         “IND Enabling Study” means a pre-clinical GLP toxicity study designed to generate data necessary to file an IND with the FDA or other similar filing with another applicable Regulatory Authority.

(xi)        “Initiated” or “Initiation,” with respect to a clinical trial, means the administration of the first dose to the first (1st) patient in a Clinical Trial that is permitted by the FDA or other applicable Regulatory Authority.

(xii)       “Kolltan Compound” means those certain compounds listed in Section 1.08 of the Company Disclosure Schedules.

(xiii)      “Kolltan Product” means any pharmaceutical product that has received Marketing Approval and that contain(s) a Kolltan Compound as an active pharmaceutical ingredient, alone or in combination with one or more additional active pharmaceutical ingredients (any such combination a “Combination Product”).

(xiv)      “Marketing Approval” means all approvals, licenses, registrations or authorizations of the applicable Regulatory Authority(ies) in a jurisdiction necessary for the marketing and sale of the product in such jurisdiction.  For jurisdictions where governmental or other similar approval of pricing and/or reimbursement is required for marketing in such jurisdiction, Marketing Approval shall not be deemed to occur until such pricing or reimbursement approval is obtained.

(xv)       “METRIC Study” means the Phase II Clinical Trial entitled “Glembatumumab Vedotin in Patients With Metastatic, gpNMB Over-Expressing, Triple Negative Breast Cancer (METRIC)” with the identifier NCT01997333

(xvi)      “Net Sales” with respect to a Kolltan Product means:

(1)           the gross amounts invoiced from or on account of the sale or distribution of such Kolltan Product by Parent, its Affiliates and/or Product Transferees, less reasonable and customary deductions for the following items incurred, allowed, paid or accrued, as determined in accordance with GAAP or other generally accepted accounting principles, applied on a consistent basis by Parent, or its Affiliate or Product Transferee, as the case may be: (a) credits or allowances, if any, on account of price adjustments, billing errors, recalls, rejection, damaged, defective or short-dated goods, or return of items previously sold; (b) import taxes, export taxes, excises, sales taxes, value added taxes, consumption taxes, duties or other taxes imposed upon and paid with respect to such sales (excluding income taxes); (c) freight, insurance, packing costs and other transportation costs incurred in shipping such Kolltan Product; (d) customary, trade, quantity, cash and ordinary course discounts and refunds; (e) invoiced amounts that are written off as uncollectible; (f) chargeback payments, fees, rebates, credits and discounts mandated by or granted to (i) managed healthcare organizations, (ii) federal, state, provincial, local or other government instrumentalities or agencies, in each case, in any jurisdiction, (iii) purchasers or reimbursers, or (iv) trade customers, including, but not limited to, wholesalers, group purchasing organizations, pharmacy benefit managers, commercial insurance companies, distributors, or other institutions; and (g) any other substantially similar allowances which effectively reduce the selling price which would be required by GAAP (or other generally accepted accounting principles used by Parent or its Affiliate or Product Transferee, as the case may be) to be accounted for in the calculation of net sales prevailing at the time and as customary in the bio-pharmaceutical industry at the time;

(2)           On a country-by-country basis, if a Kolltan Product is sold in the form of a Combination Product in a country, Net Sales shall be calculated as follows:

a)            Where all active ingredients in such Combination Product are sold separately in such country, Net Sales shall be calculated by multiplying actual Net Sales of such Combination Product in such country as determined under the first paragraph of this Section 1.08(a)(xvi) by the fraction A/(A+B), where A is the net invoice price of the Kolltan Product as sold separately in such country, and B is the sum of the net invoice prices of the Other Active(s) in the combination.

b)            If the Kolltan Product component of the Combination Product is sold separately in such country, but none of such Other Active(s) is sold separately in such country, Net Sales shall be calculated by multiplying actual Net Sales of such Combination Product in such country as determined under the first paragraph of this Section 1.08(a)(xvi) by the fraction A/C, where A is the net invoice price of such Kolltan Product component as sold separately in such country, and C is the net invoice price of the Combination Product in such country.

c)             If the Kolltan Product component of the Combination Product is not sold separately in such country, but the Other Active(s) are sold separately in such country, Net Sales shall be calculated by multiplying actual Net Sales of such Combination Product in such country as determined under the first paragraph of this Section 1.08(a)(xvi) by the fraction (C-D)/C, where C is the net invoice price of the Combination Product in such country, and D is the sum of the net invoice prices charged for the Other Active(s) in the Combination Product in such country.

d)            If none of the Kolltan Product component and the Other Active(s) are sold separately in such country, Net Sales for the purpose of determining royalties due hereunder for the Combination Product shall be reasonably determined in good faith by Parent taking into account the perceived relative value contributions of the Kolltan Product portion of the Combination Product and the Other Active(s) in the Combination Product.

For clarification, sale of Kolltan Product by Parent, its Affiliates or a Product Transferee to a Related Party for resale shall not be deemed a sale for purposes of this definition of “Net Sales,” provided that the subsequent resale to the first third party that is not a Related Party of Parent, its Affiliates or a Product Transferee is included in the computation of Net Sales.  Further, transfers or dispositions of Kolltan Product, without consideration: (A) in connection with patient assistance programs; (B) for charitable or promotional purposes; (C) for preclinical, clinical, regulatory or governmental purposes or under so-called “named patient” or other limited access programs; or (D) for use in any tests or studies reasonably necessary to comply with Law, regulation or request by a Regulatory Authority, shall not, in each case of (A) through (D), be deemed sales of such Kolltan Product for purposes of this definition of “Net Sales.”

(xvii)     “Other Active” shall mean any active pharmaceutical ingredient that is not a Kolltan Compound.

(xviii)    “Parent Stock Value” means, in the case of any Milestone Payment with respect to the achievement of the applicable Milestone, the average of the closing sale prices per share of Parent Common Stock as reported on the Nasdaq (or other national exchange upon which the Parent Common Stock is then listed) for the five (5) trading day period ending three (3) calendar days prior to the date such Milestone is achieved (as adjusted, if applicable and appropriate, to reflect any reclassification, stock split, reverse stock split, dividend, distribution or other like change with respect to Parent Common Stock effected (or for which a record date is established) on or after the first day of such five (5) trading day period and on or prior to the date such Milestone is achieved). In the event that (i) the Parent Common Stock is no longer listed on Nasdaq or another national exchange (whether as a result of a merger of Parent into another Person, the acquisition of Parent or otherwise) and (ii) the common stock of Parent’s acquirer or successor-in-interest is listed on Nasdaq or another national exchange, then such common stock shall be deemed to be Parent Common Stock for the purposes of this Agreement, including calculating the Parent Stock Value. In the event that at the time of the Milestone Payment, if any, the Parent Common Stock or the common stock of the Parent’s successor in interest, if any, is no longer listed on the Nasdaq or any other national exchange, the Parent Stock Value shall be the fair market value thereof as reasonably determined in good faith by the board of the Parent or its successor in interest, as the case may be.

(xix)      “Partnership Agreement” means, with respect to any Surviving Company Asset, a collaboration, joint venture or other similar arrangement with a third party entered into after the First Effective Time which provides both parties to such arrangement with an economic interest in the commercialization of such asset based upon a sharing of revenues or profits deriving from such asset through commercialization or by way of receiving payments (fixed in amount or otherwise) upon the occurrence of certain events in connection with commercialization of such asset.  For the avoidance of doubt, “Partnership Agreement” shall not include fee for service or comparable arrangements that do not involve a sharing of risks and benefits associated with the development and commercialization of a Surviving Company Asset.

(xx)       “Phase I Clinical Trial” means a human clinical trial, the principal purpose of which is a determination of safety, as described in 21 C.F.R. 312.21(a) or its successor regulation, including any equivalent clinical trial conducted in any country other than the United States.

(xxi)      “Phase II Clinical Trial” means a human clinical trial conducted to evaluate the effectiveness of a drug for a particular indication or indications in patients with the disease or condition under study and to determine the common short-term side effects and risks associated with the drug, as further described in 21 C.F.R. § 312.21(b) or its successor regulation, including any equivalent clinical trial conducted in any country other than the United States.  For clarity, “Phase II Clinical Trial” includes the Phase II portion of any phase I/II Clinical Trial and a Phase II(b) Clinical Trial refers to a second well-controlled Phase II Clinical Trial specifically designed to evaluate efficacy for a particular indication or indications after an evaluation of safety and effectiveness has been performed based on a Phase II Clinical Trial.

(xxii)     “Phase III Clinical Trial” means a human clinical trial conducted to gather the additional information about effectiveness and safety that is needed to evaluate the overall benefit-risk relationship of the drug and to provide an adequate basis for physician labeling, as further described in 21 C.F.R. § 312.21(c) or its successor regulation, including any equivalent clinical trial conducted in any country other than the United States

(xxiii)    “Product Transferee” means any successor of Parent or any of its Affiliates, and/or any other Person who obtains from Parent or an Affiliate of Parent, any rights to develop and/or commercialize any Surviving Company Compound or any Surviving Company Product in a particular field or territory, whether by assignment, license, sublicense or any other grant or transfer of rights.

(xxiv)   “Related Party” means Parent, its Affiliates and any Product Transferee.

(xxv)    “Successful Completion” means, with respect to a Clinical Trial, achievement of the primary or secondary study endpoints, or other relevant results, of such Clinical Trial, as determined on the date that is the earlier of (A) (I) in the case of a Clinical Trial involving Kolltan Compounds, three (3) months following the database lock for such Clinical Trial, and (II) in the case of a Clinical Trial involving a Celldex Compound or Celldex Early Stage Compound, six (6) months following the database lock for such Clinical Trial or (B) public disclosure of any results of such Clinical Trial, in each case such that continued development of such Surviving Company Compound is warranted on the basis of the use of Commercially Reasonable Efforts.  Database lock would occur when a reasonable level of follow-up has been achieved to satisfy a positive or a negative determination of the primary endpoint of the study.  In the case of a pre-clinical study, Successful Completion shall mean the achievement of data (to be reviewed as promptly as practicable following its generation) which warrants the continuation of research efforts through the use of Commercially Reasonable Efforts.

(xxvi)   “Surviving Company Assets” means the Surviving Company Compounds and the Surviving Company Products.

(xxvii)  “Surviving Company Compound” means the Kolltan Compounds, the Celldex Compounds and the Celldex Early Stage Compounds.

(xxviii) “Surviving Company Product” means any pharmaceutical product or combination of co-administered pharmaceutical products that contain(s) any Surviving Company Compound as an active pharmaceutical ingredient, alone or in combination with one or more additional active pharmaceutical ingredients and including all formulations and line extensions thereof.

(xxix)   “TAM Program” means a research and development program relating to the antibody-based molecules targeting (A) one or more of the TAM RTK family members, those being Tyro3, Axl or MerTK, or (B) the ligand GAS6.

(xxx)    “Third-Party Payments” means, with respect to any Kolltan Product, any amounts that Parent, its Affiliates and/or Product Transferees are required to pay to a third party under agreements for patent rights or other intellectual property or technology reasonably required for a Kolltan Product and/or the development, manufacture, use, sale and/or offer for sale thereof or under agreements pursuant to which revenues or profits from the sale and distribution of a Kolltan Product  are shared with a co-promotion or other collaboration partner.

(xxxi)   “Upfront Payments” means, with respect to TAM Partnerships, if any, any compensation received (whether in cash, debt, equity or otherwise) by Parent or its Affiliates from the applicable third-party partner in connection with entering into or closing any such TAM Partnerships.

(b)      Milestone Payments.  Parent shall pay (or cause to be paid) to the Exchange Agent, for further distribution to the Stockholders, in accordance with and subject to the terms of Section 1.05, this Section 1.08 and Section 7.06 the following payments (each, a “Milestone Payment”) upon the achievement of the following milestone events set forth in Sections 1.08(b)(i) — 1.08(b)(iii) below by Parent, any of its Affiliates or Product Transferees after the Closing Date (each, a “Milestone”):

(i)    Development Milestones.

Milestone Event	Milestone Payment
Successful Completion of a Phase I Clinical Trial for KTN0158	$25.0 million
Successful Completion of a Phase II Clinical Trial for KTN3379 or KTN0158, whichever occurs first	$20.0 million
The TAM Program progresses into IND Enabling Studies but in no event prior to Successful Completion of a toxicology study in non-human primates	$10.0 million
Initiation of a Phase II(b) Clinical Trial for Varlilumab under a Partnership Agreement	$15.0 million

Successful Completion of the METRIC Study, but in no event prior to the entering into of a Partnership Agreement for world-wide rights or rights in either or both of the United States or the European Union with respect to the study compound

$10.0 million
Initiation of a Phase II Clinical Trial for any Celldex Early Stage Compound	$10.0 million
First FDA or EMA Marketing Approval of a Surviving Company Product in the U.S. or a European Market, as applicable	$50.0 million

(ii)   Commercial Milestones.

Milestone Event	Milestone Payment

Achievement of $200 million in Annual Net Sales for a Kolltan Product (the “First Kolltan Commercial Milestone”) net of any Third-Party Payments made by Parent, its Affiliates or its Product Transferees in connection with such Kolltan Products

$25.0 million

(iii)  Other Milestones. In the event that Parent or Surviving Company enters into or closes one or more Partnership Agreements with respect to the TAM Program (each, a “TAM Partnership”) within eighteen (18) months after the Closing, or in the event that Parent or Surviving Company enters into or closes one or more TAM Partnerships within the six (6) months immediately thereafter with a third party with whom Parent or the Surviving Company was in negotiations or discussions during the initial eighteen (18) month period, then the Stockholders shall receive a payment equal to fifty percent (50%) of any Upfront Payments received by Parent or its Affiliates under the terms of each TAM Partnership; provided, however, that any such payments shall not exceed $10.0 million in the aggregate.

For the avoidance of doubt, each Milestone may be achieved only once and each Milestone Payment may be paid only one time, if at all. In addition, the first Milestone Payment to be paid (x) shall be accompanied by payment of the Closing Shortfall, if any, and (y) shall be reduced by Two Million Five Hundred Thousand Dollars ($2,500,000).

(c)        Payment of Milestone Payments.

(i)       Form of Payment.  Any Milestone Payment shall be payable at Parent’s sole election in cash, in shares of Parent Common Stock based on the Parent Stock Value, or a combination of both. Notwithstanding the preceding sentence, Parent agrees to use commercially reasonable efforts to cause a sufficient portion of each Milestone Payment and any payment due to Stockholders in connection with Section 1.13 to be paid in Parent Common Stock such that the Mergers will satisfy the “continuity of interest” requirements set forth in Treasury Regulation Section 1.368-1(e) and other applicable Law.  In furtherance thereof, Parent agrees to use commercially reasonable efforts to obtain, at the Parent’s 2017 annual stockholder meeting scheduled to commence in June of 2017, but in any event prior to August 31, 2017, any consent of the shareholders of Parent required to permit the issuance of sufficient Parent Common Stock in satisfaction of the Milestone Payments such that the Merger Consideration will so be comprised.  Any Stockholder that is unable to deliver an Investor Questionnaire with its Letter of Transmittal certifying such Stockholder’s status as an Accredited Investor shall not be entitled to any Milestone Consideration Shares, unless otherwise determined by Parent, but instead shall be paid cash in lieu of Milestone Consideration Shares; provided that, the allocation and distribution of Milestone Consideration shall be in compliance with Section 1.05 but with such Stockholder only receiving cash by wire of immediately available funds to an account designated in writing by such Stockholder.  In the event that any cash payment is made in lieu of the issuance of any Milestone Consideration Shares, Parent shall at all times take into account its obligations set forth above in this Section 1.08(c)(i) with respect to issuing a minimum percentage of the Merger Consideration in the aggregate, determined by value, in the form of Parent Common Stock.

(ii)      Notice of Achievement. Parent shall notify Stockholders Representative in writing of the achievement of each Milestone by Parent, its Affiliate, or a Product Transferee within ten (10) Business Days after the date of achievement of such Milestone (each, a “Milestone Notice”); provided that, with respect to the First Kolltan Commercial Milestone, the Milestone Notice, if any, shall be due to the Stockholders Representative within thirty (30) days of the end of the calendar month in which the First Kolltan Commercial Milestone is achieved.

(iii)     Delivery of Milestone Payments.  Subject to the provisions of Section 7.06, within ten (10) days following the delivery by Parent of the Milestone Notice related to the achievement of any Milestone, Parent shall deliver, or cause to be delivered, to the Exchange Agent, for further distribution to the applicable Stockholders, the total amount of the Milestone Payment, and shall cause the Exchange Agent to make such distributions. The Exchange Agent shall be responsible for distributing each Milestone Payment it receives, if any, to each Stockholder in accordance with an allocation (determined in accordance with Section 1.05) provided for such Milestone Payment by the Stockholders Representative.

(iv)     Adjustments.  Each Milestone Payment shall be subject to adjustment pursuant to the terms of Section 7.06 below.

(d)        Parent Obligations.

(i)       Commercially Reasonable Efforts.  During the Efforts Period, Parent shall, directly and/or through its Affiliates and/or Product Transferees, use Commercially Reasonable Efforts to develop and commercialize the Surviving Company Assets.  For the avoidance of doubt: (A) activities performed by or on behalf of

Parent’s Affiliates, and/or any Product Transferees and/or other contractors engaged by Parent (or any of its Affiliates or Product Transferees, as the case may be), shall be deemed to be activities performed by Parent for the purposes of assessing Parent’s fulfillment of its obligations under the preceding sentence to use Commercially Reasonable Efforts; (B) the obligations to use Commercially Reasonable Efforts set forth in this Section 1.08(d) shall not be deemed a representation, warranty, or guarantee that any Milestone will be achieved; (C)  Parent and the Surviving Company shall have sole discretion (but acting reasonably) over all matters relating to the Surviving Company Assets after the First Effective Time, including, but not limited to, any research, development, manufacturing, commercialization, clinical trial design, site selection, regulatory, quality standards, legal, intellectual property rights, marketing, licensing and sales decisions relating to the Surviving Company Assets; and (D) neither Parent nor the Surviving Company owes any fiduciary duty or express or implied duty to any Stockholder, and Parent hereby disclaims (on behalf of itself and its Affiliates and Product Transferees), and the Stockholders Representative (on behalf of the Stockholders) hereby irrevocably waives, any obligations with respect to development, seeking Marketing Approval for, or commercialization of, any Surviving Company Asset, or the achievement of any of the Milestones, whether arising under applicable Law or otherwise, except in the cases of each of clauses (A), (B), (C) and (D) above for the obligation to use Commercially Reasonable Efforts set forth in the first sentence of this Section 1.08(d)(i).

(e)           Milestone Abandonment.  In the event that Parent determines in good faith that a Milestone will not be achieved, Parent shall promptly notify the Stockholders Representative in writing of such determination (any such notice, a “Milestone Abandonment Notice”).  Upon the Stockholders Representative’s written request, Parent shall make available a representative of Parent with direct responsibility for the development of the Surviving Company Asset to which the abandoned Milestone relates and such other of its employees as Parent may reasonably deem appropriate, who will respond to reasonable inquiries of the Stockholders Representative with respect to such Milestone Abandonment Notice.  The Milestone Abandonment Notice shall specify in reasonable detail the reasons the applicable determination was made.

(f)            Disposal Restrictions. During the Efforts Period, neither Parent nor its Affiliates (including the Surviving Company) shall transfer, sell, license or assign, to any third Person who is not an Affiliate of Parent, all or any rights pertaining to the Surviving Company Assets, including as a part of a sale that includes all or any of the assets of the Surviving Company or all of the equity interests of, or a merger with, the Surviving Company, unless the transferee, licensee or assignee, as applicable, of such transfer, sale, license or assignment is reasonably determined to be financially capable of performing, and has the experience or expertise to perform, the obligations of Parent and such entity assumes the obligations of Parent under this Section 1.08, including payment of the Milestone Payments (except to the extent previously paid), in a writing in form and substance reasonably satisfactory to the Stockholders Representative and thereafter Parent shall no longer be responsible for the performance of such obligations.

(g)           Milestone Payments Not Certain.  Without limiting Parent’s obligations under this Section 1.08, each of Parent, on the one hand, and the Company and the Stockholders Representative (on behalf of themselves and each of the Stockholders), on the other, hereby acknowledge that the achievement of any Milestone is uncertain and it is therefore not assured that Parent will be required to pay (or cause to be paid) any Milestone Payment at all if no Milestone described in Section 1.08(b) is achieved by Parent, or any of its Affiliates or Product Transferees.

(h)           Milestone Payments Not a Security. The Parties do not intend the right of the Stockholders to receive any Milestone Payment to be a security.  Accordingly, the right of a Stockholder to receive any Milestone Payment (1) shall not be represented by a certificate, (2) does not represent an ownership interest in Parent or the Surviving Company, and (3) does not entitle a Stockholder to any rights common to equity holders of Parent or the Surviving Company, other than as expressly set forth herein.  The right of a Stockholder to receive Milestone Payments pursuant to this Agreement shall not be transferable without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed.  Any attempted or purported transfer in violation of this Section 1.08(h) will be null and void.

(i)            Stockholders Representative Audit Rights. Stockholders Representative, through its authorized employees, representatives, agents, partners and consultants, upon giving reasonable notice to Parent, shall have the right, upon reasonable advance notice and at its or the Stockholders’ sole expense, and during normal business hours, no more frequently than twice per calendar year, (A) to inspect at reasonable times and at reasonable places, all facilities, equipment, procedures, and practices employed by Parent or its Affiliates in connection with any matter relating any activity that could reasonably be related to, or could reasonably lead to, achievement of any Milestone or payment of any Milestone Payment or relates to the basis or facts upon which any Milestone is or is not achieved, any Milestone Payment is or is not earned, or any indemnification, holdback or set off claim against any Milestone Payment is made (the “Contingency Activities”), and (B) to examine and audit all books, records, files, notebooks, relevant operating procedures, and data of Parent and its Affiliates relating to (i) the Contingency Activities, including to assess the status of such activities and to assess whether any Milestone Payments should be paid, (ii) any indemnification or set-off claims pursuant to Article VII, including to determine the facts and circumstances thereof, and (iii) Parent and its Affiliates’ compliance with this Agreement.  The foregoing includes the right to speak to key personnel related to any Contingency Activity.  Any such inspection examination or audit shall be subject to appropriate and customary obligations of confidentiality and non-use and may only be performed by such entities and personnel to which Parent has no reasonable objection; provided, however, that the foregoing shall not restrict the Stockholders Representative from communicating information to the Stockholders to the extent reasonably necessary to the performance of its duties as the Stockholders Representative, subject to appropriate and customary undertakings of confidentiality and non-use.

1.09            Dissenting Shares.  Notwithstanding anything in this Agreement to the contrary and to the extent available under Section 262 of the DGCL, any share of Company Stock that is issued and outstanding immediately prior to the First Effective Time and that is held by a Company Common Stockholder or Company Preferred Stockholder who did not consent to or vote (by a valid and enforceable proxy or otherwise) in favor of the adoption of this Agreement, which Company Common Stockholder or Company Preferred Stockholder complies with all of the provisions of the DGCL relevant to the exercise and perfection of appraisal rights (such share being a “Dissenting Share,” and such Company Common Stockholder or Company Preferred Stockholder being a “Dissenting Stockholder”), shall not be converted into the right to receive the Merger Consideration to which the holder of such share of Company Stock would be entitled pursuant to Section 1.05 but rather shall be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Share pursuant to Section 262 of the DGCL.  If any Dissenting Stockholder fails to perfect its appraisal rights under the DGCL or effectively withdraws or otherwise loses such rights with respect to any Dissenting Shares, such Dissenting Shares shall thereupon automatically be converted into the right to receive the Merger Consideration referred to in Section 1.05 (together with any dividends or distributions provided for in Section 1.06(h) above).  Notwithstanding anything to the contrary contained in this Agreement, if the First Merger is rescinded or abandoned, then the right of a Dissenting Stockholder to be paid the fair value of such holder’s Dissenting Shares pursuant to Section 262 of the DGCL shall cease.  The Company shall give Parent (a) notice of any demand for payment of the fair value of any shares of Company Stock or any attempted withdrawal of any such demand for payment and any other instrument served pursuant to the DGCL and received by the Company relating to any Stockholder’s appraisal rights and (b) the opportunity to participate in all negotiations and proceedings with respect to any such demands for payment under the DGCL.  The Company shall not (x) voluntarily make any payment with respect to any demand for appraisal with respect to any Dissenting Shares and/or (y) offer to settle or settle any demand, in either case, without the prior written consent of Parent (which consent shall not be unreasonably conditioned, withheld or delayed).

1.10            Updated Consideration Spreadsheet and New Debt Conversion Spreadsheet.  At least five (5) Business Days prior to the Closing Date, the Company shall deliver to Parent an updated Consideration Spreadsheet and updated New Debt Conversion Spreadsheet, which updated Consideration Spreadsheet and updated New Debt Conversion Spreadsheet shall include any reasonable comments from Parent.  The Consideration Spreadsheet may continue to be updated following Closing by the Stockholders Representative for the benefit of the Stockholders in connection with any distribution of Merger Consideration to be made after the Closing Date.

1.11            Closing Cash Certificate.  At least three (3) Business Days prior to the Closing Date, the Company shall deliver to Parent a certificate (the “Closing Cash Certificate”), signed by its chief executive officer (in his capacity as such), certifying the Company’s good faith estimate of the Closing Cash (such estimate, as adjusted pursuant to the next sentence of this Section 1.11 “Estimated Closing Cash”), with reasonably detailed documentation supporting such amount. If prior to the Closing Date, Parent disputes all or any portion of the Closing Cash Certificate, an authorized officer of the Company and Parent shall promptly meet and seek in good faith to resolve the dispute(s) and if and to the extent that the Company and Parent are unable to resolve any such dispute(s), then the amount of the disputed item(s) so asserted by Parent in good faith shall be deemed to be the amount included as part of the Closing Cash Certificate for all purposes of this Agreement, including the calculation of the Closing Merger Consideration.

1.12        Final Calculations; Disputes.

(a)           As promptly as practicable following Closing, but in any event within six (6) months after the Closing Date, Parent will deliver a reasonably detailed statement setting forth Parent’s calculations of the Closing Cash (the “Closing Statement”).  After delivery of the Closing Statement, the Stockholders Representative and its accountants shall be permitted reasonable access during normal business hours to review the Company’s books and records and any work papers (including any work papers of Parent’s and the Company’s accountants) related to the preparation of the Closing Statement, subject to such confidentiality restrictions as the accountants shall reasonably request.  The Stockholders Representative and its accountants may make reasonable inquiries of Parent, the Surviving Company and their accountants and employees regarding questions concerning or disagreements with the Closing Statement arising in the course of their review thereof, and Parent shall use, and shall cause the Surviving Company to use, its commercially reasonable efforts to cause any such accountants and employees to cooperate with and respond to such inquiries.

(b)           If the Stockholders Representative has any objections to the Closing Statement, the Stockholders Representative shall deliver a written notice to Parent (the “Dispute Notice”) setting forth the basis for such objections in reasonable detail, including, to the extent practicable, (i) each item or amount on the Closing Statement to which the Stockholders Representative objects, and (ii) the Stockholders Representative’s calculation of each such objected item or amount.  If a Dispute Notice is not delivered to Parent within forty five (45) days after the Stockholders Representative’s receipt of the Closing Statement, the Stockholders Representative shall be deemed to have irrevocably consented to and accepted as final, on behalf of the Stockholders, the Closing Statement and the Closing Statement shall be final, binding and non-appealable by the Parties.  If a Dispute Notice is delivered to Parent within forty five (45) days after the Stockholders Representative’s receipt of the Closing Statement, the Stockholders Representative and Parent

shall negotiate in good faith to resolve any objections set forth in the Dispute Notice, but if they do not reach a final resolution within thirty (30) days after the delivery of the Dispute Notice, the Stockholders Representative and Parent shall submit such dispute to an independent accountant of nationally recognized standing reasonably satisfactory to Parent and the Stockholders Representative (who shall not be either party’s independent registered public accounting firm) (the “Independent Accountant”).  If any dispute is submitted to the Independent Accountant, each of Parent and the Stockholders Representative will furnish to the Independent Accountant such work papers and other documents and information relating to the disputed issues as the Independent Accountant may reasonably request and are available to such Party or its accountants (including information of the Company) and each of Parent and the Stockholders Representative shall be entitled to present the Independent Accountant material relating to its determination of the Closing Statement and to discuss, whether or not in the presence of any other Party, its determination of the Closing Statement with the Independent Accountant.

(c)           The Independent Accountant shall resolve only those matters that remain in dispute after the thirty (30) day resolution period.  It is the intent of Parent and the Stockholders Representative that the process set forth in this Section 1.12 and the activities of the Independent Accountant in connection herewith are not intended to be and, in fact are not, arbitration and that the Independent Accountant shall act solely as an auditor and not an arbitrator and no formal arbitration rules shall be followed (including rules with respect to procedures and discovery).  The Stockholders Representative and Parent shall use their commercially reasonable efforts to cause the Independent Accountant to resolve all such disagreements as soon as practicable but in no event later than forty-five (45) days after submission of the disputed issues to the Independent Accountant.  The resolution of the dispute by the Independent Accountant shall be final, binding upon the Parties and non-appealable by either of the Parties.  The Closing Statement shall be modified if necessary to reflect the Independent Accountant’s determination.  The fees and expenses of the Independent Accountant shall be borne by Parent, on the one hand, and the Stockholders Representative, on behalf of the Stockholders, on the other hand, in inverse proportion as they may prevail on the matters resolved by the Independent Accountant, which proportionate allocation shall be calculated on an aggregate basis based on the relative dollar values of the amounts in dispute and shall be determined by the Independent Accountant at the time the determination is rendered on the merits of the matters submitted to the Independent Accountant.

1.13                                    Adjustments.  Subject to Parent’s right to terminate under Section 9.01(g), if Estimated Closing Cash is less than negative four million five hundred thousand dollars (-$4,500,000), then Parent shall be entitled to reduce the Consideration Amount dollar-for-dollar to the extent the Estimated Closing Cash amount is less than negative four million five hundred thousand dollars (-$4,500,000).  In the event that (a) Estimated Closing Cash is less than negative four million five hundred thousand dollars (-$4,500,000), and (b) the Closing Cash amount, as finally determined by Section 1.12 is less than the Estimated Closing Cash amount, then Parent shall be entitled to set-off from any Milestone Consideration (but not against any Milestone Consideration for which payment to the Exchange Agent for further distribution to the Stockholders is past due)  payable to the Stockholders hereunder by such difference.  In the event that (x) Estimated Closing Cash is less than negative four million five hundred thousand dollars (-$4,500,000), and (y) the Closing Cash amount, as finally determined by Section 1.12 is greater than the Estimated Closing Cash amount, then Parent shall pay such difference (not to exceed the difference between Estimated Closing Cash and negative four million five hundred thousand dollars (-$4,500,000)) to the Exchange Agent for the benefit of the Stockholders at the time of payment of the next Milestone Payment to be paid after final determination of the Closing Cash as contemplated by Section 1.12. Subject to the requirements Section 1.08(c)(i) with respect to continuity of interest, any amount due to Stockholders in accordance with the preceding sentence shall be payable at Parent’s sole election in cash, in shares of Parent Common Stock based on the Parent Stock Value, or a combination of both.

1.14                                    Transaction Expenses.

(a)                                 No later than three (3) Business Days prior to the Closing Date, the Company shall provide to Parent the amount, in the aggregate, of all Transaction Expenses that have not been paid prior to Closing and shall provide Parent with a certificate setting forth (a) the identity of each Person that is owed such amounts; (b) the amount owed or to be owed to each such Person; and (c) the bank account and wire transfer information for each such Person.  The Parent shall pay all Transaction Expenses at the Closing. Parent shall also issue and deliver the Severance Shares to the intended recipients thereof at the Closing (the number of Severance Shares shall be determined using the same ratio and methodology as is used to calculate the Closing Merger Shares).

(b)                                 The Company shall have paid off and have no Indebtedness (other than the New Debt) as of the Closing Date.  The New Debt shall be converted into shares of Parent Common Stock (any such shares, the “New Debt Conversion Shares”) effective as of immediately following the Closing.

1.15                                    Withholding Rights.  Parent and the Surviving Company shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any Stockholder such amounts as are required to be deducted and withheld under any applicable provision of federal, state, local or foreign Tax Law.  To the extent that amounts are so withheld by Parent or the Surviving Company in accordance with the foregoing and paid over to the applicable Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Stockholder in respect of which such deduction and withholding was made.

1.16                                    Taking of Further Action.  If, at any time after the First Effective Time, any further action is necessary or desirable to carry out the purposes of this Article I and to vest the Surviving Company with full right, title and possession to all assets, rights, privileges, powers and franchises of the Company, Merger Sub and Merger Sub II, Parent and the Surviving Company are fully authorized in their respective names to take, and shall take, all such necessary or desirable action, so long as such action is not inconsistent with this Agreement, and all such action as may be required by Law.

1.17                                    Treatment of Options.

(a)                                 The Company shall take all action reasonably necessary to cause all Options issued by the Company to have been exercised or terminated no later than immediately prior to the First Effective Time.

(b)                                 The cancellation of an Option as provided above shall be deemed a release of any and all rights the holder thereof had or may have had in respect of such Option.

(c)                                  Prior to the Closing Date, the Board of Directors of the Company (or the compensation committee of the Company, as applicable), shall take all actions as may be reasonably necessary or required in accordance with applicable Laws, the Company Stock Plans or the award agreements applicable to such Options to effectuate all of the actions contemplated by this Section 1.17, including giving any required notice under the Company Stock Plan.

1.18                                    Specified Stockholder Support Agreements.  Concurrently with the execution of this Agreement, Company shall deliver to Parent a duly executed Support Agreement from the Stockholders set forth on Exhibit A (the “Specified Stockholders”).

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to each of Parent and Merger Sub, subject to such exceptions as are disclosed in the Company Disclosure Schedules (it being understood that any information set forth in one section or subsection of the Company Disclosure Schedules shall be deemed to apply to and qualify the section or subsection of this Agreement to which it corresponds in number and each other section or subsection of this Agreement to which the relevance of such disclosure is reasonably apparent on its face), on the date hereof and (except where a representation or warranty is made herein as of a specified date) as of the First Effective Time, as though made at the First Effective Time, as follows:

2.01                                    Organization and Power.

(a)                                 The Company is (i) a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as currently conducted and (ii) is qualified to do business in every jurisdiction in which its ownership of property or the conduct of business as now conducted requires it to qualify, except where the failure to be so qualified does not have, and would not reasonably be expected to have, a Company Material Adverse Effect.

2.02                                    Subsidiaries.  Each of the Company’s Subsidiaries is a limited liability company, corporation or other organization, duly organized, validly existing and in good standing under the laws of its respective state or country of formation, with full corporate or company power and authority to own or lease its property and assets and to carry on its business as presently conducted, and, as applicable, is duly qualified to do business as a foreign limited liability company or corporation and is in good standing in each jurisdiction where the failure to be so qualified would have a Material Adverse Effect.  Section 2.02 of the Company Disclosure Schedule lists each of the Company’s Subsidiaries, the Company’s equity ownership in each Subsidiary, and each jurisdiction in which each Subsidiary is so qualified.  The Company is not, and has never been, a participant in any joint venture, partnership or similar arrangement and the Company is not obligated to make nor is it bound by any Contract to make any investment in or capital contribution in or on behalf of any other Person.

2.03                                    Authorization; No Breach; Valid and Binding Agreement.

(a)                                 The Company has all requisite corporate power and authority to execute and deliver this Agreement and the Related Agreements to which it is a party and to perform its obligations hereunder and thereunder.  The execution, delivery and performance by the Company of this Agreement and the Related Agreements to which it is a party, and the consummation by the Company of the transactions contemplated hereby and thereby, have been duly and validly authorized by all requisite corporate action and no other corporate proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement.  The board of directors of the Company has (i) unanimously resolved that the Mergers are advisable and in the best interests of the Company and its stockholders, and (ii) unanimously approved the Agreement and the Mergers.

(b)                                 Except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; and (ii) compliance with and filings under the HSR Act, if required, and any other Antitrust Law, the execution, delivery, performance and compliance with the terms and conditions of this Agreement by the Company and the Related Agreements to which the Company is a party and the consummation of the transactions contemplated hereby and thereby do not and shall not (A) violate, conflict with, result in any breach of, or constitute a default under any of the provisions of any Organizational Documents of the Company, or (B)  violate any Law to which the Company is subject where such violation would have a Material Adverse Effect.

(c)                                  This Agreement has been duly executed and delivered by the Company and, assuming that this Agreement is a valid and binding obligation of the other Parties hereto, this Agreement constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies (collectively, the “Enforceability Exceptions”).

(d)                                 Section 2.03(d) of the Company Disclosure Schedules lists each state or foreign jurisdiction where the Company is qualified to do business.

(e)                                  Except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; and (ii) compliance with and filings under the HSR Act, if required, and any other Antitrust Law, the execution, delivery, performance and compliance with the terms and conditions of this Agreement by the Company and the Related Agreements to which the Company is a party and the consummation of the transactions contemplated hereby and thereby do not and shall not (A) violate or result in a material breach of or constitute a material violation or default under, or give any Person the right to terminate or modify, or require consent, waiver, approval or notice under, any Material Contract to which the Company is a party or by which it is bound or any Permit issued to the Company that is material to the business of the Company as currently conducted or (B)  result in the creation or imposition of any Lien (other than a Permitted Lien) over any property or assets of the Company, excluding any Liens not created by the actions of the Company.

(f)                                   Section 2.03(f) of the Company Disclosure Schedules sets forth all necessary consents, waivers and approvals of parties to any Material Contracts as are required thereunder in connection with the Mergers, or for any such Material Contract to remain in full force and effect without limitation, modification or alteration after the First Effective Time so as to preserve all rights of, and benefits to, the Company under such Contracts from and after the First Effective Time, in all material respects.

2.04                                    Capitalization.

(a)                                 As of the date hereof, the authorized capital stock of the Company consists of 202,500,000 shares of Company Common Stock, of which 23,268,339 shares are issued and outstanding and 160,000,000 authorized shares of Company Preferred Stock, 40,000,000 of which are designated as Series A Convertible Preferred Stock, of which 40,000,000 shares are issued and outstanding; 10,000,000 of which are designated as Series B Convertible Preferred Stock, of which 9,090,909 shares are issued and outstanding; 24,999,999 of which are designated as Series C Convertible Preferred Stock, of which 15,000,000 shares are issued and outstanding; and 60,000,000 of which are designated as Series D Convertible Preferred Stock, of which 60,000,000 shares are issued and outstanding.

(b)                                 All the outstanding shares of Company Stock have been duly and validly issued and are fully paid and non-assessable, and were issued in accordance with the registration or qualification requirements of the Securities Act of 1933, as amended (the “Securities Act”) and any relevant state securities Laws or pursuant to valid exemptions therefrom and were not issued in violation of the pre-emptive rights of any Person or any Contract or applicable Law by which the Company was bound as the time of the issuance.  Except as set forth in Section 2.04(b) of the Company Disclosure Schedules and for any conversion privileges of the Company Preferred Stock or the rights provided pursuant to the Investor Rights Agreement (which agreement will terminate effective as of the First Effective Time), there are no shares of Company Stock or any other equity security of the Company issuable upon conversion or exchange of any issued and outstanding security of the Company nor are there any rights, options outstanding or other agreements to acquire shares of Company Stock or any other equity security of the Company nor is the Company contractually obligated to purchase, redeem or otherwise acquire any of its outstanding shares that would survive the Closing.  No Stockholder is entitled to any preemptive or similar rights to subscribe for shares of capital stock of the Company that would survive the Closing.  Except as set forth on Section 2.04(b) of the Company Disclosure Schedules, there will be no declared or accrued but unpaid dividends with respect to any shares of capital stock of the Company as of the First Effective Time other than certain unpaid dividends that have accrued but will be unpaid arising from shares of capital stock, which capital stock will be cancelled and extinguished, and which accrued and unpaid dividends will be (i) payable solely out of the Merger Consideration in accordance with the Consideration Spreadsheet or (ii) cancelled together with the subject capital stock.

(c)                                  Section 2.04(c) of the Company Disclosure Schedules sets forth a complete and accurate list of all issued and outstanding shares of capital stock of the Company as of the date hereof, identifying the name of the registered holder thereof, the class and/or series of shares held, the number of shares of each such class or series held, each respective acquisition date and, with respect to the Company Preferred Stock, the applicable conversion rate for each series of Company Preferred Stock.

(d)                                 Except as set forth in Section 2.04(d) of the Company Disclosure Schedules and except for conversion rights of the Company Preferred Stock, the Company has no commitment or obligation of any character (including pursuant to any Contract), either firm or conditional, written or oral, to issue, deliver or sell, or repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, under offers, stock option agreements, stock bonus agreements, stock purchase plans, incentive compensation plans, warrants, calls, conversion rights, or otherwise, any shares of the capital stock or other securities of the Company.  Except as set forth in Section 2.04(d) of the Company Disclosure Schedules, there are no securities of the Company (including any options or warrants) issued, reserved for issuance, or outstanding.

(e)                                  At or before the First Effective Time, any rights of any holder or prospective holder of the Company’s securities to cause such securities to be registered under the Securities Act, and any information rights, voting rights, rights of co sale, rights to maintain equity percentage, rights of first refusal and the like that may exist for the benefit of any such holder or prospective holder shall have been terminated, including the (i) Amended and Restated Co-Sale Agreement dated March 13, 2014, (ii) the Amended and Restated Investor Rights Agreement dated March 13, 2014, (iii) the Registration Rights Agreement dated February 8, 2008, (iv) the Management Rights Agreement dated September 1, 2009 between the Company and Celtic Therapeutics L.P. and (v) the Management Rights Agreement dated August 26, 2009 between the Company and New Ventures I, LLC (collectively, the “Stockholder Agreements”).

(f)                                   As a result of the Mergers, immediately following the Second Effective Time, Parent will be the sole record and beneficial holder of all issued and outstanding capital stock of the Surviving Company.

2.05                                    Financial Statements .

(a)                                 Section 2.05(a) of the Company Disclosure Schedules sets forth the Company’s (i) unaudited consolidated balance sheet as of August 31, 2016 (the “Latest Balance Sheet”) and the related consolidated statements of operations and comprehensive loss, consolidated statements of changes in convertible preferred stock and stockholders’ deficit and consolidated statements of cash flows for the eight (8) month period then ended and (ii) audited consolidated balance sheet and related consolidated statements of operations and comprehensive loss, consolidated statements of changes in convertible preferred stock and stockholders’ deficit and consolidated statements of cash flows for the last three fiscal years ended December 31, 2013, December 31, 2014 and December 31, 2015, together with the report of the Company’s auditors (collectively, including the related notes and schedules thereto, the “Financial Statements”).  The Financial Statements are complete and correct in all material respects, have each been prepared in accordance with GAAP, consistently applied, and present fairly in all material respects the consolidated financial condition and results of operations of the Company as of the times and for the periods referred to therein, subject in the case of the unaudited financial statements to (x) the absence of footnote disclosures and other presentation items and (y) changes resulting from normal year-end adjustments which, to the Knowledge of the Company, are not material in amount in the aggregate.

(b)                                 Except as set forth in Section 2.05(b) of the Company Disclosure Schedules, the Company’s independent auditors have not identified to the Company or made the Company aware of (x) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company, (y) any fraud, whether or not material, that involves the management of the Company or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or (z) any claim or allegation regarding any of the foregoing.

(c)                                  Section 2.05(c) of the Company Disclosure Schedules sets forth, as of the date hereof, a complete list of the Company’s (i) accounts payable and accrued expenses, in each case, in excess of $5,000 individually, (ii) other Liabilities that would be required to be disclosed in financial statements prepared in accordance with GAAP, in each case, setting forth the amounts due and owed to or by the

Company, as applicable, and the names of the applicable account creditors and payees and (iii) prepaid expenses in the categories constituting “agreed upon prepaid expenses” within the definition of Closing Cash.

2.06                                    Absence of Certain Developments; Undisclosed Liabilities.

(a)                                 Since January 1, 2016, (i) the Company has conducted its business only in the ordinary course of business consistent with past practice, (ii) no Company Material Adverse Effect has occurred, and (iii) no actions have been taken that, if taken after the date hereof, would violate the provisions of Section 4.01.

(b)                                 The Company has no Liabilities that would be required to be disclosed in financial statements prepared in accordance with GAAP, except for Liabilities (i) reflected in, reserved against or disclosed in the Latest Balance Sheet or the Closing Balance Sheet, (ii) incurred in the ordinary course of business consistent with past practices since the date of the Latest Balance Sheet and that, in the aggregate, are not material to the Company, and (iii) in respect of the Transaction Expenses.

(c)                                  The Company has entered into a binding convertible loan agreement with KLP Enterprises, LLC for the sale of at least $7,000,000 aggregate principal amount of convertible debt, which is convertible into shares of Parent Common Stock on the terms set forth therein (the “New Debt”).  Such New Debt is convertible into shares of Parent Common Stock at the same ratio and using the same methodology as is used to calculate the Closing Merger Shares pursuant to this Agreement. A true and complete copy of such agreement has been provided to Parent.

2.07                                    Real Property; Title of Properties.

(a)                                 Section 2.07(a) of the Company Disclosure Schedules contains a true and complete list of all leases, licenses, subleases and occupancy agreements, together with any material amendments, renewals, extensions, assignments, supplements and guarantees thereto (collectively, the “Real Property Leases”), with respect to all real property leased, licensed, subleased or otherwise used or occupied by the Company as of the date hereof (the “Leased Real Property”).

(b)                                 The Real Property Leases are in full force and effect, and the Company holds a valid and existing leasehold interest under each such Real Property Lease, subject, in each case, to proper authorization and execution of such lease by the other party, Permitted Liens and the Enforceability Exceptions.  The Company has delivered or made available to Parent complete and accurate copies of each of the Real Property Leases, and no Real Property Lease has been modified as of the date hereof in any material respect, except to the extent that such modification is disclosed by the copies delivered or made available to Parent.  The Company does not own and has never owned any real property.  The Company currently occupies all of the Leased Real Property for the operation of its business, and there are no other parties occupying, or with a right to occupy, the Leased Real Property.  The Leased Real Property is suitable for the conduct of the business as presently conducted therein.  Neither the operation of the Company nor, to the Company’s knowledge, such Leased Real Property, violates any Law relating to such Leased Real Property or operations thereon.

(c)                                  The Company has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and tangible assets (real, personal and mixed) material to the business of the Company as currently conducted, free and clear of all Liens (except for Permitted Liens).

(d)                                 All machinery, equipment, fixtures and vehicles owned or leased by the Company and material to the business of the Company as currently conducted are in good operating condition taking into account their age, except for ordinary wear and tear, and are in a reasonable state of repair and condition for the purposes for which they are being used.

2.08                                    Tax Matters .

(a)                                 Each of the Company and its Subsidiaries has timely filed all Tax Returns that are required to be filed by or with respect to it (taking into account any extensions of time to file).  All such Tax Returns are true, complete and accurate in all material respects and were completed in accordance with applicable Law.  Neither the Company nor any of its Subsidiaries is currently a beneficiary of any extension of time within which to file any Tax Return, other than automatic extensions.

(b)                                 Each of the Company and its Subsidiaries has timely paid all Taxes required to be paid by or with respect to it, whether or not reflected on any Tax Return.  Each of the Company and its Subsidiaries has withheld or collected from each payment made to each of its Employees, equity holders (including the Stockholders) and other third parties the amount of all Taxes required to be withheld or collected therefrom including, but not limited to, federal income Taxes, non-U.S. Taxes, federal excise taxes, Federal Insurance Contribution Act Taxes and Federal Unemployment Tax Act Taxes, and has timely paid the same to the proper Governmental Entity and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

(c)                                  There is no Tax deficiency outstanding, assessed or proposed in writing against the Company or any of its Subsidiaries.  Neither the Company nor any of its Subsidiaries executed any outstanding waiver of any statute of limitations in respect of Taxes or agreed to an extension of the period for the assessment or collection of any Tax.  There is no material dispute or claim concerning any Tax liability of the Company or any of its Subsidiaries either (A) claimed or raised by any authority in writing or (B) as to which the Company has Knowledge based upon personal contact with any agent of such authority.  No adjustment relating to any Tax Return filed by or with respect to the Company or any of its Subsidiaries has been proposed in writing by any Governmental Entity or any representative thereof.

(d)                                 Neither the Company nor any of its Subsidiaries has any Liabilities for unpaid Taxes as of the date of the Latest Balance Sheet that have not been accrued or reserved on the Latest Balance Sheet. Neither the Company nor any of its Subsidiaries has incurred any Liability for Taxes since the date of the Latest Balance Sheet, other than in the ordinary course of business consistent with past practice.

(e)                                  Each of the Company and its Subsidiaries has made available to Parent or its legal counsel or accountants copies of all income Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by the Company or any Subsidiary, for all periods starting on or after January 1, 2013.  Section 2.08(e) of the Disclosure Schedule (i) lists all federal, state, local, and non-U.S. income Tax Returns filed with respect to the Company and each Subsidiary for taxable periods ended on or after January 1, 2013 and (ii) indicates all (income and other) Tax Returns that have been audited or that currently are the subject of audit.

(f)                                   There are (and immediately prior to the First Effective Time there will be) no Liens on the assets of the Company or any of its Subsidiaries relating to or attributable to Taxes other than Liens for Taxes not yet due and payable.

(g)                                  Except as set forth in Section 2.08(g) of the Company’s Disclosure Schedules, neither the Company nor any of its Subsidiaries (i) has ever been a member of an Affiliated Group filing a consolidated federal (or similar combined or unitary state, local or non-U.S.) income Tax Return  (other than a Tax Return including only the Company and/or one or more of such Subsidiaries), (ii) has ever been a party to any Tax sharing, indemnification or allocation agreement, or owes any amount under any such agreement, (iii) has any liability for Taxes of any other Person (A) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), (B) as a transferee or successor or (C) by contract (other than commercial contracts entered into in the ordinary course of business not primarily related to Taxes), by operation of law or otherwise and (iv) has ever been a party to any joint venture, partnership or other agreement that could be treated as a partnership for Tax purposes.

(h)                                 Neither the Company nor any Subsidiary has been a party to a “reportable transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b).

(i)                                     Each of the Company and its Subsidiaries is in compliance with all terms and conditions of any Tax exemption, Tax holiday or other Tax reduction arrangement, agreement or order.

(j)                                    No claim has been made in writing by any Tax authority in a jurisdiction where the Company or any of its Subsidiaries has not filed a Tax Return that the Company or any Subsidiary is or may be subject to Tax by such jurisdiction.

(k)                                 Neither the Company nor any Subsidiary has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(l)                                     Neither the Company nor any of its Subsidiaries will be required to include any item of income or gain in, or exclude any item of deduction or loss from, income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting made for a taxable period ending on or prior to the Closing Date, (ii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date, (iii) “closing agreement” described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or non-U.S. tax law) executed on or prior to the Closing Date, (iv) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or non-U.S. tax law) that occurred on or before the Closing Date, (v) election under Section 108(i) of the Code, (vi) installment sale or open transaction disposition consummated on or prior to the Closing Date or (vii) prepaid amount received on or prior to the Closing Date.

(m)                             Neither the Company nor any of its Subsidiaries is subject to Tax in any country other than the country of its incorporation or formation by virtue of having a permanent establishment or other place of business, by virtue of being treated as a resident or by virtue of having a source of income in that country.

(n)                                 Neither the Company nor any Subsidiary is, or has been at any time during the period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(o)                                 Neither the Company nor any of its Subsidiaries is a party to any agreement, contract, arrangement, or plan that has resulted or could result, separately or in the aggregate, in the payment of (i) any

“excess parachute payment” within the meaning of Code Section 280G (or any corresponding provision of state, local, or non-U.S. Tax law) or (ii) any amount that will not be fully deductible as a result of Code Section 162(m) (or any corresponding provision of state, local, or non-U.S. Tax law).

(p)                                 All intercompany or related party transactions involving the Company or its Subsidiaries have occurred on arm’s-length terms in compliance with the principles of Section 482 of the Code (or any corresponding or similar provision of state, local, or non-U.S. Law).

(q)                                 The Company and each of its Subsidiaries have at all times been properly classified as a C corporation for U.S. federal, and applicable state and local income Tax purposes.  Except as set forth on Section 2.08(q) to the Disclosure Schedules, the Company’s non-U.S. Subsidiaries do not hold, and never have held, “United States Property” within the meaning of Code Section 956.

2.09                                    Contracts and Commitments.

(a)                                 Section 2.09(a) of the Company Disclosure Schedules sets forth a complete and accurate list of each of the following Contracts to which the Company is a party or otherwise bound for which any material portion thereof remains executory (any Contract of a nature described below to which the Company is a party or otherwise bound, being referred to herein as a “Material Contract” and, collectively, as the “Material Contracts”):

(i)                               any Contract or commitment for goods or services (excluding employment Contracts or commitments or agreements relating thereto or arising therefrom) that requires, or would reasonably be expected to result in, payments by the Company or its Subsidiaries in excess of $50,000 individually, except for any such Contract or commitment that is cancelable without penalty, further payment or material liability upon notice of 30 calendar days or less;

(ii)                            any Contract relating to the borrowing of money or extension of credit or to mortgaging, pledging or otherwise placing a Lien (other than a Permitted Lien) on any material asset of the Company;

(iii)                         any guaranty by the Company of any obligation for borrowed money by a third party or any Contract containing any guaranty by the Company of any indemnification obligation of a third party;

(iv)                        any Contract (other than any Contract for Standard Software, nondisclosure, confidentiality or invention assignment agreement entered into in the ordinary course of business consistent with past practice, any Contract with any customer, supplier or service provider entered into in the ordinary course of business consistent with past practice, or any Contract entered into in connection with any financing, acquisition, sale or similar transactions) under which (A) the Company acquired ownership of any Owned Intellectual Property material to the business of the Company as currently conducted, (B) the Company has granted to any Person a license or other rights to use any Owned Intellectual Property material to the business of the Company as currently conducted, (C) the Company has been granted by any Person a license or other rights to use any Licensed Intellectual Property material to the business of the Company as currently conducted,  (D) the Company is or would reasonably be expected to become obligated to pay royalties in excess of $5,000 per year to any Person for the right to use any Intellectual Property that is material to the business of the Company as currently conducted or as contemplated by the Company (as of the date hereof) to be conducted with respect to the KTN0158 and KTN3379 programs, or (E) the Company is obligated to indemnify any person against any charge of infringement, misappropriation or other unlawful use of Intellectual Property;

(v)                           any Contract limiting in any material respect the right of the Company to engage or participate, or compete with any Person, or solicit any Person, in any line of business, market or geographic area, or to make use of or to develop any Intellectual Property, or any Contract granting most favored nation or preferred pricing, exclusive sales, distribution, marketing or other exclusive rights, rights of first refusal, rights of first negotiation or similar rights or terms to any person, or any Contract otherwise limiting the right of the Company to sell, develop, distribute or manufacture any product or to purchase or otherwise obtain any product, materials, components, parts or services;

(vi)                        any Contract material to the business of the Company as currently conducted that requires a consent to, or otherwise contains a provision relating to, a “change of control,” that would prohibit or delay the consummation of the transactions contemplated by this Agreement;

(vii)                     any Real Property Lease;

(viii)                  any Contract or commitment relating to the disposition or acquisition of assets or any interest in any business enterprise outside of the ordinary course of business consistent with past practice;

(ix)                        any collective bargaining Contract;

(x)                           any Employee Agreement or other Contract with an individual consultant, contractor, or salesperson, any agreement, Contract or commitment to grant any bonus (in cash or otherwise) to any Employee, or any contractor, consulting or sales agreement, Contract, or commitment with a firm or other organization;

(xi)                        any Contract that contains any redundancy, severance or termination pay or creates post-employment Liabilities, excluding obligations under COBRA or with respect to indemnification of directors and officers;

(xii)                     any Contract or plan, the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(xiii)                  any partnership, collaboration, dealer, distribution, supply, procurement, agency, joint marketing, joint venture, strategic alliance, affiliate, services, or development Contract or similar Contract that are material to the business of the Company as currently conducted or any Contract which is or contains a power of attorney given by the Company;

(xiv)                 any nondisclosure, confidentiality, material transfer, “standstill” or similar Contract, other than those entered into in the ordinary course of business consistent with past practice or in connection with financing, acquisition, sale or similar transactions;

(xv)                          any sales representative, manufacturing, distribution, agency or any other agreement granting any Person rights to manufacture, market, sell or distribute any product of the Company in any territory that are material to the business of the Company as currently conducted; and

(xvi)                 any settlement agreement or covenant not to sue.

(b)                                 The Company has made available to Parent a true and correct copy of all written Material Contracts.  Each Material Contract is valid and binding on the Company and, to the knowledge of the Company, on each other Person that is a party to such Material Contract and each Material Contract is in full force and effect, subject to the Enforceability Exceptions.

(c)                                  The Company has not materially violated or breached, or committed any material default under, any Material Contract and, to the knowledge of the Company, no other Person has materially violated or breached, or committed any material default under, any Material Contract.  To the knowledge of the Company, no event has occurred or condition exists that (with or without the giving of notice or with the lapse of time or both) will, or would reasonably be expected to: (i) result in a material violation or breach of any of the provisions of any Material Contract; (ii) give any Person the right to declare a material breach or material default or rightfully exercise any remedy under any Material Contract; (iii) give any Person the right to accelerate the maturity or performance of any Material Contract; or (iv) give any Person the right to cancel, terminate or modify any Material Contract.  There are no pending or, to the knowledge of the Company, threatened disputes or disagreements with respect to any Material Contract.  The Company has not received any written notice from any Person regarding any actual or possible material violation or breach of, or material default under, any Material Contract.

(d)                                 Except as set forth in any amendment thereto, the Company has not knowingly waived any of its current or future rights under any Material Contract.  The Company is not currently paying liquidated damages in lieu of performance under any Material Contract.  Subject to obtaining any consents set forth on Section 2.03(f) of the Company Disclosure Schedules, immediately following the Closing, the Company will continue to be able to avail itself of all of its rights under each Material Contract pursuant to the terms thereof without payment of any additional amounts of consideration other than ongoing fees, royalties or payments that the Company would otherwise be required to pay in accordance with the terms of such Material Contract had the transactions contemplated by this Agreement not occurred.

(e)                                  Except for the Stockholder Agreements and the Certificate of Incorporation, there are no stockholders agreements, voting trusts, pooling agreements or other Contracts, arrangements or understandings in respect of the voting of any of the shares of capital stock of the Company.

(f)                                   There are no outstanding loans made by the Company to any Stockholder.

(g)                                  Arthur G. Altschul, Jr. and the Company have agreed that any and all severance payments that are payable or may become payable by the Company in respect of Mr. Altschul shall be paid in Parent Common Stock, as determined in accordance with the valuation set forth in the definition of Closing Merger Shares.

(h)                                 Gerald McMahon, Ph.D. and the Company have agreed that at least sixty three (63%) of any and all severance payments that are payable or may become payable by the Company in respect of Dr. McMahon shall be paid in Parent Common Stock, as determined in accordance with the valuation set forth in the definition of Closing Merger Shares.

2.10                        Intellectual Property.

(a)                                 All patents, registered trademarks, registered copyrights, registered domain names, and registrations and applications included in the Intellectual Property owned or exclusively licensed by the Company and used in the business of the Company as currently conducted by the Company (“Registered Intellectual Property”) are set forth on Section 2.10(a) of the Company Disclosure Schedules, including the owner of each such Registered Intellectual Property and (i) for each patent and patent application, the patent number or application serial number for each jurisdiction in which the patent or application has been filed, the date filed or issued, and the present status thereof; (ii) for each registered trademark, tradename or service mark, the application serial number or registration number, for each country, province and state, and the class of goods covered; (iii) for any URL or domain name, the registration date and any renewal date; and (iv) for each registered copyrighted work, the number and date of registration for each among country, province and state in which a copyright application has been registered.  Section 2.10(a) of the Company Disclosure Schedules also sets forth any proceedings or actions before any court, tribunal or other Governmental Entity (including the U.S. Patent and Trademark Office or equivalent foreign authority) related to the Registered Intellectual Property, and any actions that must be taken within 90 days after the Closing for the purposes of obtaining, maintaining, perfecting or preserving or renewing any Registered Intellectual Property, including the payment of any registration, maintenance, issue, annuities or renewal fees or the filing of any responses to office actions, documents, applications or certificates.

(b)                                 Each item of Registered Intellectual Property is subsisting and, to the knowledge of the Company, valid and enforceable. Except as otherwise determined in the ordinary course of business, all necessary registration, maintenance, issue, annuities and/or renewal fees currently due in connection with such Registered Intellectual Property have been made and all necessary documents, recordations and certificates in connection with such Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting, perfecting and maintaining such Registered Intellectual Property.

(c)                                  Except as set forth on Section 2.10(c) of the Company Disclosure Schedules and except pursuant to those Contracts set forth on Section 2.09(a)(iv) of the Company Disclosure Schedules, the Company solely owns all Intellectual Property owned or purported to be owned by the Company that is used in the business of the Company as currently conducted (the “Owned Intellectual Property”) free and clear of any Liens other than Permitted Liens. To the Knowledge of the Company, the Company has a license under all Intellectual Property that is used in the business of the Company as currently conducted (the “Licensed Intellectual Property”) that grants the Company the right to make such use of such Intellectual Property in the business of the Company as currently conducted.

(d)                                 The Company has not received any written notice of any inventorship challenges or any interference having been declared or threatened with respect to any Registered Intellectual Property.

(e)                                  To the knowledge of the Company, (i) in the 3 years prior to the date hereof, the Company has not infringed, violated or misappropriated, and the Company is not currently infringing, violating or misappropriating, the Intellectual Property rights of any other Person, and (ii) except as set forth on Section 2.10(e) of the Company Disclosure Schedules, the operation of the business of the Company as such business has been conducted in the 3 years prior to the date hereof and/or as currently is conducted or is contemplated by the Company (as of the date hereof) to be conducted, including, without limitation, with respect to the design, development, manufacture, use, import, sale, licensing or other exploitation of products, has not and does not infringe, violate or misappropriate any Intellectual Property of any other Person.  Without limiting the generality of the foregoing:

(i)                               no claim of infringement, violation, misappropriation, or similar claim or Action is pending or, to the knowledge of the Company, threatened against the Company or, to the knowledge of the Company, against any other Person who is entitled to be indemnified, defended, held harmless or reimbursed by the Company with respect to any such claim or Action, and to the Knowledge of the Company, the Company has not, in the 3 years prior to the date hereof, received any notice or other communication requesting, claiming, or demanding any of the foregoing with respect to any such claim or Action (excluding notices or communications the Company reasonably deemed to be idle threats); and to the Knowledge of the Company, the Company has not, in the 3 years prior to the date hereof, received any notice or other communication (excluding notices or communications the Company reasonably deemed to be idle threats) relating to any actual, alleged, or suspected infringement, violation, or misappropriation by the Company of any Intellectual Property of another Person, including, without limitation, any license offer, warning letter, entitlement request or other letter or communication suggesting or offering that, in view of the Company’s conduct of the business, the Company obtain a license to any Intellectual Property of a third party.

(f)                                   No Owned Intellectual Property or, to the Knowledge of the Company, Licensed Intellectual Property is subject to any proceeding or outstanding decree, order, judgment, disclaimer or stipulation materially affecting the validity, use or enforceability of such Owned Intellectual Property or, to the Knowledge of the Company, Licensed Intellectual Property.  There is no Action pending nor, to the knowledge of the Company, threatened against the Company, and the Company has not received any written notice challenging the ownership of the Company in any Owned Intellectual Property.  All Owned Intellectual Property and Licensed Intellectual Property will be fully transferable, alienable or licensable by Surviving Company and/or Parent without restriction and without payment of any kind to any Person.

(g)                                  The Company takes commercially reasonable steps to maintain the confidentiality of its trade secrets and confidential information.  To the Company’s knowledge, no trade secrets or confidential information material to the business of the Company as currently conducted, or as contemplated by the Company (as of the date hereof) to be conducted, have been disclosed to any Person, except pursuant to written confidentiality obligations that are sufficient to maintain the confidentiality of the Company’s trade secrets and/or confidential information.  Without limiting the foregoing, the Company has required each Employee, contractor and service provider who has contributed to the conception of any Owned Intellectual Property that is material to the business of the Company as currently conducted to execute (and each such Employee, contractor and service provider has executed) confidentiality and invention and intellectual property assignment agreements protecting such trade secrets and confidential information and obligating such Employee or contract to assign to the Company all rights, title and interest in and to any such Intellectual Property developed by such Employee or contractor in the course of his or her employment or work for the Company.  To the knowledge of the Company, no Person has (i) breached or violated any agreement with respect to maintaining the confidentiality of any of the trade secrets or confidential information included in the Owned Intellectual Property nor (ii) engaged in an unauthorized use or made an unauthorized disclosure of any such trade secrets or confidential information.

(h)                                 Following the Second Effective Time, the Surviving Company will be permitted to exercise all rights under all licenses to Licensed Intellectual Property, to the same extent the Company would have been able to had the transactions contemplated by this Agreement not occurred and without being required to pay any additional amounts or consideration other than fees, royalties or payments which the Company would otherwise be required to pay had such transactions contemplated hereby not occurred.

(i)                                     Section 2.10(i)(i) of the Company Disclosure Schedules sets forth a correct and complete list of all material Software owned or licensed by the Company and used in the business of the Company as currently conducted by the Company other than Standard Software (the “Proprietary Software”).  Except as set forth on Section 2.10(i)(ii) of the Company Disclosure Schedules, no Person has been granted any right to use any Proprietary Software.

(j)                                    To the knowledge of the Company, the Owned Intellectual Property and Licensed Intellectual Property are sufficient for the conduct of the business of the Company as conducted as of the

Closing, and, as contemplated by the Company (as of the date hereof) to be conducted, and, to the knowledge of the Company, the Company does not lack rights to any Intellectual Property necessary or otherwise material to the Company to conduct the clinical development of the Kolltan Products as proposed by the Company to be conducted, except for Intellectual Property or software that is generally commercially available.  The Company’s ability to use or otherwise exploit, including for purposes of the development of the Kolltan Products, any Owned Intellectual Property and/or Licensed Intellectual Property will not be altered, impaired, or otherwise affected by the transactions contemplated by this Agreement.  To the knowledge of the Company, no Person in the last 3 years prior to the date hereof has infringed or misappropriated, or is infringing or misappropriating, any Owned Intellectual Property.  Except as set forth on Section 2.10(j) of the Disclosure Schedules, all Owned Intellectual Property incorporated into or embodied in any product of the Company was developed solely by either (1) Employees of the Company acting during the term and within the scope of their employment or (2) by third parties who validly and irrevocably assigned all of their rights, including all Intellectual Property rights therein, to the Company in writing, and the Company obtained any third party consents required to effect such assignment.  To the Knowledge of the Company, no Employee, contractor or consultant of the Company who was engaged in the development of any Intellectual Property incorporated or embodied in any product of the Company, was an employee of, or engaging in services for, a third party during such time that he or she was engaged by the Company.  To the extent any such Intellectual Property is included in the Registered Intellectual Property, to the maximum extent provided for by, and in accordance with, applicable laws and regulations, the Company has recorded each such assignment with the relevant Governmental Entity.

(k)                                 Except as listed in Schedule 2.10(k) of the Company Disclosure Schedule, no government funding, facilities of a university, college, other medical or educational institution or research center or funding from third parties was used in the development of any Owned Intellectual Property that is material to the business of the Company as currently conducted.  Except as listed in Schedule 2.10(k) of the Company Disclosure Schedule, no current or former Employee, consultant or independent contractor of the Company, who was involved in, or who contributed to, the creation or development of any such Owned Intellectual Property, was employed by or has performed services for the government, university, college, or other medical or educational institution or research center during a period of time during which such Employee, consultant or independent contractor was also performing services for the Company.  Except as listed in Schedule 2.10(k) of the Company Disclosure Schedule, no university, college or other medical or educational institution or research center has any rights whatsoever in any such Owned Intellectual Property.

(l)                                     This Section 2.10 contains the sole and exclusive representations and warranties of the Company with respect to Intellectual Property and Software, except to the extent that Section 2.03(e), Section 2.03(f) or Section 2.09 relate to Intellectual Property Contracts or Software Contracts.

2.11                        Litigation.

(a)                                 There is no Action pending, at Law or in equity, or before or by any Governmental Entity, or, to the Knowledge of the Company, threatened, against or affecting the Company or its properties, assets or business, or against any of its officers or directors in his or her capacity as such.  The Company is not subject to any settlement, stipulation, order, writ, judgment, injunction, decree, ruling, determination or award of any court or of any Governmental Entity (“Order”).  To the Knowledge of the Company, there is no investigation or other proceeding pending or threatened, against the Company, any of its properties (whether tangible, intangible, owned, leased, licensed, or otherwise) or any of its officers or directors in his or her capacity as such by or before any Governmental Entity.

(b)                                 There is no Action pending, at Law or in equity, or before or by any Governmental Entity, or threatened by the Company against any third party.

2.12                        Governmental Consents.  Except for any applicable requirements of the HSR Act, if any, the Company is not required to submit any notice, report or other filing with any Governmental Entity in connection with the execution, delivery or performance by it of this Agreement or any Related Agreements to which the Company is a party or the consummation of the transactions contemplated hereby and thereby.  No consent, approval or authorization of any Governmental Entity is required to be obtained by the Company in connection with its execution, delivery or performance of this Agreement or any Related Agreements to which the Company is a party or the consummation by the Company of the transactions contemplated hereby or thereby.

2.13                        Employee Benefit Plans.

(a)                                 Section 2.13(a) of the Company Disclosure Schedules contains an accurate and complete list of each Company Employee Benefit Plan and each Employee Agreement in effect as of the date hereof.  Neither the Company nor any ERISA Affiliate has any plan or commitment to establish any new Company Employee Benefit Plan or Employee Agreement, to modify any Company Employee Benefit Plan or Employee Agreement (except to the extent required by Law or to conform any such Company Employee Benefit Plan or Employee Agreement to the requirements of any applicable Law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to adopt or enter into any Company Employee Benefit Plan or Employee Agreement. Section 2.13(a)(i) of the Company Disclosure Schedules sets forth a table which provides next to the name of each current Employee of the Company as of the date of this Agreement: (i) the full-time or part-time status of such Employee; (ii) the current salary, wage, actual bonus and/or target bonus opportunity, and/or commission rate, as applicable, for such Employee; (iii) accrued vacation/paid-time off for such Employee, (iv) the date of hire for such Employee, and (v) the location where such Employee performs services.  To the knowledge of the Company, no Employee listed on Section 2.13(a)(i) of the Company Disclosure Schedules intends to terminate his or her employment for any reason.  Section  2.13(a)(ii) of the Company Disclosure Schedules contains an accurate and complete list of all non-vendor independent contractors and Persons that have a consulting or advisory relationship with the Company.

(b)                                 The Company has provided or otherwise made available to Parent correct and complete copies of: (i) all material documents embodying each Company Employee Benefit Plan and each Employee Agreement including (without limitation) all amendments thereto and all related trust documents for each Company Employee Benefit Plan; (ii)  the most recent annual actuarial valuations, if any, prepared for each Company Employee Benefit Plan; (iii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Benefit Plan; (iv) if the Company Employee Benefit Plan is funded, the most recent annual and periodic accounting of Company Employee Benefit Plan assets; (v) all required discrimination tests for each Company Employee Benefit Plan for the three (3) most recent plan years; (vi) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Company Employee Benefit Plan; (vii) all IRS determination, opinion, notification and advisory letters; and (viii) all material correspondence to or from any Governmental Entity relating to any Company Employee Benefit Plan other than routine correspondence in the normal course of operations of such Company Employee Benefit Plan.

(c)                                  The Company and its ERISA Affiliates have performed in all material respects all obligations required to be performed by them under, are not in material default or violation of, and have no knowledge of any material default or violation by any other party to, each Company Employee Benefit Plan, and each Company Employee Benefit Plan has been established, maintained and administered in all material respects in accordance with its terms and in compliance with all applicable Laws, including but not limited to ERISA and the Code to the extent applicable. Any Company Employee Benefit Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has either applied for, prior to the expiration of the requisite period under applicable Treasury Regulations or IRS pronouncements, or obtained a favorable determination, notification, advisory and/or opinion letter, as applicable, as to its qualified status from the IRS or still has a remaining period of time under applicable Treasury Regulations or IRS pronouncements in which to apply for such letter and to make any amendments necessary to obtain a favorable determination.  For each Company Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code, to the Knowledge of the Company, there has been no event, condition or circumstance that has adversely affected or is likely to adversely affect such qualified status.  To the Knowledge of the Company, no “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Benefit Plan. There are no material actions, suits or claims pending or, to the knowledge of the Company, threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Benefit Plan or against the assets of any Company Employee Benefit Plan. Each Company Employee Benefit Plan can be amended, terminated or otherwise discontinued after the First Effective Time in accordance with its terms without liability to Parent, the Company or any of its ERISA Affiliates (other than ordinary administration expenses).  There are no audits, inquiries or proceedings pending nor, to the knowledge of the Company, threatened by the IRS, DOL, or any other Governmental Entity with respect to any Company Employee Benefit Plan. Neither the Company nor any Subsidiary is subject to any penalty or Tax with respect to any Company Employee Benefit Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code. The Company and each ERISA Affiliate have timely made all material contributions and other payments required by and due under the terms of each Company Employee Benefit Plan.

(d)                                 Except as set forth in Section 2.13(d) of the Company Disclosure Schedules, neither the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any (i) Pension Plan which is subject to Title IV of ERISA or Section 412 of the Code, (ii) Multiemployer Plan, (iii) “multiple employer plan” as defined in ERISA or the Code, or (iv) a “funded welfare plan” within the meaning of Section 419 of the Code.  Except as set forth in Section 2.13(d) of the Company Disclosure Schedules, no Company Employee Benefit Plan provides health benefits that are not fully insured through an insurance contract.

(e)                                  Except as set forth in Section 2.13(e) of the Company Disclosure Schedules, no Company Employee Benefit Plan or Employee Agreement provides, or reflects or represents any liability to provide, post-termination or retiree life insurance, health or other employee welfare benefits to any Employee for any reason, except as may be required by COBRA or other applicable Law, and the Company has no liability to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with life insurance, health or other employee welfare benefits following termination of employment, except to the extent required by COBRA or other applicable Law.

(f)                                   No International Employee Plan has unfunded liabilities that, as of the First Effective Time, will not be offset by insurance or fully accrued.  Except as required by Law, no condition exists that would prevent the Company or Parent from terminating or amending any International Employee Plan at any time for any reason without Liability to the Company or its ERISA Affiliates (other than ordinary administration expenses or routine claims for benefits).

(g)                                  Each Company Employee Benefit Plan that is or has ever been a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code and associated Treasury Department guidance (“Section 409A”), if any, has been, since January 1, 2005, in operational compliance, and, since January 1, 2009, in documentary compliance, with Section 409A, in each case, in all material respects.

(h)                                 Except as set forth in Section 2.13(h) of the Company Disclosure Schedules, the execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Benefit Plan or Employee Agreement that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.  Except as set forth in Section 2.13(h), no amount, economic benefit or other entitlement that could be received (including in cash or property or vesting of property) as a result of the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated by this Agreement (whether alone or in conjunction with any other event, including any termination of employment on or following the date hereof) by any Person who could be a “disqualified individual” (as defined in Section 280G(c) of the Code) with respect to the Company could constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).  The Company is not a party to any contract, arrangement or plan pursuant to which it is bound to compensate any Person for any excise or other additional taxes under Section 409A or 4999 of the Code or any similar provision of state, local or foreign law.

(i)                                     Section 2.13(i) of the Company Disclosure Schedules list each Company option plan, share purchase plan, or similar plan providing for the equity compensation of any Person (the “Company Stock Plans”).  The Company has reserved 33,000,000 shares of Company Common Stock pursuant to the Company Stock Plans, of which options for 26,550,879 shares have been granted and are currently outstanding.  Other than as set forth on Section 2.04(d) of the Company Disclosure Schedules, there are no (and have never been any) outstanding or authorized options, warrants, stock appreciation, phantom stock, profit participation, or other similar rights with respect to the Company.

2.14                        Insurance.  Section 2.14 of the Company Disclosure Schedules lists each insurance policy maintained by the Company.  All of the insurance policies of the Company are in full force and effect, and the Company is not in material breach or default with respect to its obligations under any of such insurance policies.  There is no claim by the Company pending under any of such policies as to which coverage has been questioned, denied, or disputed by the underwriters of such policies.  All premiums due and payable under all such policies have been paid, and the Company is otherwise in compliance in all material respects with the terms of such policies.  The Company has no knowledge of any threatened termination of, or premium increase with respect to, any of such policies.  The Company has never been denied insurance coverage, and no insurance policy of the Company has ever been cancelled for any reason.

2.15                        Compliance with Laws.

(a)                                 The Company is, and at all times has been, in compliance in all material respects with all applicable Laws.

(b)                                 Without limiting the foregoing in clause (a) neither the Company or any of its officers, directors, employees, agents or other Person acting on their behalf has (i) taken any action which would cause the Company to be in violation of the FCPA or any rules or regulations thereunder, (ii) used any corporate funds for contributions, gifts, entertainment or other expenses relating to political activity, in each case, in violation of applicable Law, (iii) made any payment to foreign or domestic government officials or employees in violation of Law or (iv) made any bribe, rebate, payoff, influence payment, kickback or other similar payment in violation of Law.  Since January 1, 2015, the Company has not received any written communication that alleges any of the foregoing. The Company has instituted and maintains policies and procedures reasonably designed to ensure compliance with the FCPA or any rules or regulations thereunder. As of the date of this Agreement, no officer, director or employee of the Company is a government official.

(c)                                  All material approvals, filings, permits and licenses of Governmental Entities (collectively, “Permits”) required to conduct the business of the Company as currently conducted are in the possession of the Company, are in full force and effect and are being, and have been, complied with in all material respects.  No suspension, cancellation, modification, revocation or nonrenewal of any Permit is pending or, to the knowledge of the Company, threatened. Section 2.15(c) of the Company Disclosure Schedules sets forth a complete and accurate list of all Permits material to the business of the Company as currently conducted.

(d)                                 Neither the Company, nor any of its directors, officers or, to the Company’s knowledge, employees (i) is a Sanctioned Person, (ii) has in the past five (5) years engaged in dealings with any Sanctioned Person or in any Sanctioned Country on behalf of the Company, except pursuant to a license from the United States, or (iii) has in the past five (5) years materially violated, or engaged in any conduct sanctionable under, any Sanctions Law, nor to the knowledge of the Company, been the subject of an investigation or allegation of such a material violation or sanctionable conduct.

2.16                                    Environmental Laws.  The Company is, and has at all times been, in compliance in all material respects with all applicable Environmental Laws. The Company has not received any written notice relating to any potential or actual material violations or Liabilities arising under any Environmental Laws, including, without limitation, any investigatory, remedial, corrective or monetary obligation, relating to the Company or its facilities and arising under any Environmental Laws.  The Company has not caused any hazardous materials or substances, other than those used in the ordinary conduct of the business, to be present in any real property currently owned, operated, occupied, controlled or leased by the Company or to be present on any other real property at the time such real property ceased to be owned, operated, occupied, controlled, or leased by, or utilized in the business of, the Company.  To the Company’s knowledge, there are no underground storage tanks, asbestos which is friable, lead-based paint or likely to become friable or PCBs present on any real property currently or formerly owned, operated, occupied, controlled or leased by, or used in the business of, the Company or as a consequence of the acts of the Company or its agents.  To the knowledge of the Company, no fact or circumstance exists which could result in any environmental liability which would reasonably be expected to result in a material adverse effect on the business or financial status of the Company.

2.17                                    Related Party Transactions.  Except as set forth in Section 2.17 of the Company Disclosure Schedules, no current or, to the Knowledge of the Company, former officer or director of the Company (or spouse of any such persons nor, to the knowledge of the Company, any sibling or descendant of any of such persons, or any trust, partnership or corporation in which any of such persons has or has had an interest) or, to the knowledge of the Company, stockholder, of the Company, has or has had, directly or indirectly, (a) any interest in any entity which furnished or sold, or furnishes or sells, services, products, technology or

Intellectual Property to the Company that the Company then furnishes or sells, or proposes to furnish or sell, (b) any interest in any entity that purchases from or sells or furnishes to the Company any goods or services, or (c) any interest in, or is a party to, any Contract to which the Company is a party; provided, however, that ownership of no more than three percent (3%) of the outstanding voting stock of a publicly traded corporation shall not be deemed to be an “interest in any entity” for purposes of this Section 2.17.

2.18                                    Employees.

(a)                                 The Company is, and has at all times during the past three (3) years been, in compliance in all material respects with all applicable Laws and Contracts to which it is a party relating to employment, employment practices, wages, hours, collective bargaining, unemployment insurance, worker’s compensation, equal employment opportunity, age and disability discrimination, the collection and payment of withholding of Taxes and/or social security Taxes, and the termination of employment, including any obligations pursuant to the Worker Adjustment and Retraining Notification Act of 1988 and similar state or local Law.  There are no material complaints, charges or claims against the Company pending or, to the knowledge of the Company, threatened to be brought or filed with any Governmental Entity based on, arising out of, in connection with, or otherwise relating to the employment of, or termination of employment by the Company of, any individual.  The Company is, and has at all times been, in compliance in all material respects with all applicable foreign, federal, state and local Laws and regulations regarding occupational safety and health standards.

(b)                                 The Company is not a party to any collective bargaining agreement or other Contract with any labor organization or other representative of the Company’s Employees, nor is any such Contract presently being negotiated, nor, to the knowledge of the Company, are there any campaigns being conducted to solicit cards from employees of the Company to authorize representation by any labor organization.  There are no ongoing labor strikes, slowdowns, work stoppages, picketing or lockouts pending or, to the knowledge of the Company, threatened, against the Company.

(c)                                  All accruals for unpaid vacation pay, premiums for employment insurance, health premiums, accrued wages, salaries and commissions and Company Employee Benefit Plan payments have been reflected in the books and records of the Company.  The Company is not delinquent to, nor has failed to pay when due, any service provider for any wages (including overtime, meal breaks or waiting time penalties), salaries or commissions.  The Company has no material liability for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity with respect to unemployment compensation benefits, social security or other benefits or obligations for service providers (other than routine payments to be made in the normal course of business and consistent with past practice).

(d)                                 Section 2.18(d) of the Company Disclosure Schedules lists the directors and officers of the Company as of the date hereof, separately noting which of such directors and officers have written agreements providing such director or officer any rights to indemnification from the Company (other than any rights under the Organizational Documents).

2.19                                    Restrictions on Business Activities.  There is no Contract (non-competition, field of use, “most favored nation,” or otherwise), judgment, injunction, order, or decree to which the Company is a party, or otherwise binding on the Company, which has or would be expected to have the effect of prohibiting or impairing any current business practice of the Company, any acquisition of property (whether tangible or intangible) by the Company, or the conduct of business by the Company.  Without limiting the foregoing, subject to obtaining the necessary licensing, permits and approvals, the Company is not (a) restricted from selling, licensing, or otherwise distributing any products or services to any class of customers, in any geographic area, during any period of time, or in any segment of the market nor (b) required to offer or sell any products or services to any Person on terms that are not less favorable than the terms under which such products or services may be offered or sold to other parties.

2.20                                    Accounts Receivable; Inventory.

(a)                                 The Company has made available to Parent a list of all accounts receivable in excess of $5,000 individually, if any, whether billed or unbilled, of the Company as of the date of the Latest Balance Sheet, together with an aging schedule (of only such accounts receivable that have been billed) indicating a range of days elapsed since invoice.

(b)                                 All of the accounts receivable, whether billed or unbilled, of the Company arose in the ordinary course of business consistent with past practice, are carried at values determined by the Company to be reasonable and consistent with GAAP consistently applied and are not subject to any valid set-off or counterclaim.   Such accounts receivable do not represent obligations for goods sold on consignment, on approval or on a sale-or-return basis or subject to any other repurchase or return arrangement, and are believed to be collectible in the ordinary course of business consistent with past practice, net of reserves shown on the Latest Balance Sheet.  No person has any Lien (other than a Permitted Lien) on any accounts receivable of the Company and no request or agreement for deduction or discount has been made with respect to any person who owes accounts receivable to the Company.

(c)                                  All Company Inventory (i) consists of items of a quantity and quality historically usable or saleable in the ordinary course of business consistent with past practice, except for obsolete items that have been written down to estimated net realizable value in accordance with GAAP, (ii) is located at facilities of the Company and (iii) has not been consigned to any Person not a party to this Agreement.

2.21                                    Regulatory Matters.

(a)                                 The Company has filed with the applicable regulatory authorities (including the FDA or any other Governmental Entity performing functions similar to those performed by the FDA) all required material filings, declarations, listings, notices, requests for Governmental Authorizations, registrations, reports or submissions, including but not limited to adverse event reports. All such filings, declarations, listings, notices, requests for authorization from a Governmental Entity, registrations, reports or submissions were in material compliance with applicable Law when filed, remain in full force and effect, and no deficiencies have been asserted by any applicable Governmental Entity with respect to any such filings, declarations, notices, requests for authorizations from a Governmental Entity, listing, registrations, reports or submissions.

(b)                                 Except as set forth in documents either delivered or made available to Parent or Parent’s Representatives prior to the date of this Agreement, all nonclinical and clinical investigations sponsored by or on behalf of the Company have been and are being conducted in material compliance with applicable federal and state laws, rules, regulations and guidances governing the conduct of nonclinical and clinical investigations and Clinical Trials, including Good Laboratory Practices, Good Clinical Practices, and federal and state laws, rules, regulations and guidances restricting the use and disclosure of individually identifiable health information. The Company has not received any written notice or other correspondence from the FDA or any other Governmental Entity performing functions similar to those performed by the FDA with respect to any clinical trial or nonclinical study or test requiring or recommending the termination, suspension or material modification of such studies or tests, or otherwise alleging noncompliance with any applicable Law with respect thereto.

(c)                                  The Company has not (i) made an untrue statement of a material fact or fraudulent statement to the FDA or any Governmental Entity, (ii) failed to disclose a material fact required to be disclosed to the FDA or any Governmental Entity, or (iii) committed any other act, made any statement or failed to make any statement, that (in any such case) establishes a reasonable basis for the FDA to invoke its Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities Final Policy. As of the date of this Agreement, the Company is not the subject of any pending or, to the Company’s knowledge, threatened, investigation by the FDA pursuant to its Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities Final Policy. Neither the Company nor, to the knowledge of the Company, any of its officers, employees, agents or clinical investigators has been suspended or debarred or convicted of any crime or engaged in any conduct that would reasonably be expected to result in (A) debarment under 21 U.S.C. Section 335a or any similar Law or (B) exclusion under 42 U.S.C. Section 1320a-7 or any similar Law.

(d)                                 The Company is in compliance and has, since January 1, 2013, been in compliance, in each case, in all material respects with all federal and state healthcare laws applicable to the operation of its business as currently conducted, including (i) the FDCA and the regulations promulgated thereunder; (ii) the PHSA and the regulations promulgated thereunder; (iii) the Clinical Laboratory Improvement Amendments of 1988; (iv) the Health Insurance Portability and Accountability Act of 1996, the Health Information and Technology for Economic and Clinical Health Act, and the regulations promulgated pursuant thereto, and (v) any applicable federal and state Law, the violation of which are cause for exclusion from any federal health care program. The Company has not received any written notice from FDA or any other Governmental Entity alleging noncompliance with any such provision of Law in any material respect. The Company is not subject to any enforcement, regulatory or administrative proceedings relating to or arising under the FDCA, the PHSA, or similar Law, and no such enforcement, regulatory or administrative proceeding has been threatened.

(e)                                  Prior to the date of this Agreement, the Company has delivered to Parent all copies of any and all written notices of inspectional observations, establishment inspection reports and any other documents received by the Company from any Governmental Entity, and all material data and other material information known to the Company, in each case, with respect to the products under development by the Company, including the safety or efficacy thereof.

2.22                                    Corporate Records.  Except as set forth in Section 2.22 of the Company Disclosure Schedules, for the three (3) year period prior to the Closing Date, the minute books of the Company contain true, accurate and complete records of all of its Organizational Documents and of all material resolution and corporate action taken by the Stockholders, the Company’s board of directors and every committee of either of them.  The share certificate book, register of Stockholders, register of directors and officers, securities register and register of transfer of the Company are true, accurate and complete in all material respects.

2.23                                    Brokerage.  Except for fees and expenses of Persons listed on Section 2.23 of the Company Disclosure Schedules, there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any Contract made by or on behalf of the Company for which Parent or the Surviving Company would be liable following the Closing.

2.24                                    Bank Accounts.  Section 2.24 of the Company Disclosure Schedules constitutes a full and complete list of all the bank, investment, and deposit accounts and safe deposits or similar accounts held with other financial institutions of the Company (collectively, the “Company Bank Accounts”), the number of each such Company Bank Account, the names of the Persons authorized to draw on or access such Company Bank Accounts, and the balances on such Company Bank Accounts as of September 30, 2016.  All cash in such Company Bank Accounts is held in demand deposits and is not subject to any restriction or documentation as to withdrawal.

2.25                                    Vote Required.  The Stockholder Consent is the only vote of any class or series of the Company Stock required to approve this Agreement and the transactions contemplated by this Agreement, including the Mergers.

2.26                                    Representations Complete.  To the knowledge of the Company, as of the date of this Agreement, none of the representations or warranties made by the Company in this Agreement, and none of the statements made in any exhibit, schedule or certificate required to be furnished by the Company pursuant to this Agreement contains any untrue statement of a material fact, or omits to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.  In connection with the due diligence investigation of the Company by Parent and its Representatives, Parent and its Representatives have received and may continue to receive after the date hereof from the Company and its Representatives certain estimates, projections, forecasts, business plans and other forward-looking information, as well as certain business plan information, regarding the Company and its businesses and operations. Parent and Merger Sub hereby acknowledge the uncertainty and inherent risks in relying on such information and agree that neither the Company nor any of its Representatives has made or is making any express or implied representation or warranty with respect to any such information.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF
PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company, on the date hereof and (except where a representation or warranty is made herein as of a specified date) as of the Closing Date, as though made at the Closing Date, as follows:

3.01                                    Organization and Power.  Parent is (a) a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as currently conducted and (b) qualified to do business in every jurisdiction in which its ownership of property or the conduct of business as now conducted requires it to qualify, except where the failure to be so qualified does not have and would not reasonably be expected to have a material adverse effect on Parent and its Subsidiaries.  Merger Sub is (a) a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as currently conducted and (b) qualified to do business in every jurisdiction in which its ownership of property or the conduct of business as now conducted requires it to qualify, except where the failure to be so qualified does not have and would not reasonably be expected to have a material adverse effect on Parent and its Subsidiaries.  Merger Sub II is (a) a limited liability company, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as currently conducted and (b) qualified to do business in every jurisdiction in which its ownership of property or the conduct of business as now conducted requires it to qualify, except where the failure to be so qualified does not have and would not reasonably be expected to have a material adverse effect on Parent and its Subsidiaries.

3.02                                    Authorization.  Each of Parent, Merger Sub and Merger Sub II has all requisite corporate power and authority to execute and deliver this Agreement and the Related Agreements to which Parent, Merger Sub, and/or Merger Sub II is a party and to perform its obligations hereunder and thereunder.  The execution, delivery and performance of this Agreement by Parent, Merger Sub and Merger Sub II and the Related Agreements to which Parent, Merger Sub and/or Merger Sub II is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate action, and no other corporate proceedings on their part are necessary to authorize the execution, delivery or performance of this Agreement or the Related Agreements.  This Agreement has been duly executed and delivered by Parent, Merger Sub and Merger Sub II and, assuming that this Agreement is a valid and binding obligation of the Company, this Agreement constitutes a valid and binding obligation of Parent, Merger Sub and Merger Sub II, enforceable in accordance with its terms, subject to the Enforceability Exceptions.

3.03                                    No Violation.  Except for (a) the filing of each of the Certificate of Merger and the Second Certificate of Merger with the Secretary of State of the State of Delaware, and (b) compliance with and filings under the HSR Act, if required, and any other Antitrust Law, the execution, delivery, performance and compliance with the terms and conditions of this Agreement by Parent, Merger Sub and Merger Sub II and the Related Agreements to which Parent, Merger Sub and/or Merger Sub II is a party and the consummation of the transactions contemplated hereby do not and shall not (i) violate, conflict with, result in any breach of, or constitute a default under any of the provisions of the certificate of incorporation, bylaws or operating agreement, as applicable, of Parent, Merger Sub or Merger Sub II; (ii) violate or result in a breach of or constitute a violation or default under any material Contract to which Parent, Merger Sub or Merger Sub II is a party or is otherwise bound; or (iii) violate any Law to which Parent, Merger Sub or Merger Sub II is subject.

3.04                                    Governmental Consents.  Except for any applicable requirements of the HSR Act, if any, (a) neither Parent, Merger Sub nor Merger Sub II is required to submit any notice, report or other filing with any Governmental Entity in connection with the execution, delivery or performance by it of this Agreement or the consummation of the transactions contemplated hereby and (b) no consent, approval or authorization of any Governmental Entity is required to be obtained by Parent, Merger Sub or Merger Sub II in connection with its execution, delivery and performance of this Agreement or the consummation by Parent, Merger Sub or Merger Sub II of the transactions contemplated hereby.

3.05                                    Brokerage.  There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any agreement made by or on behalf of Parent, Merger Sub or Merger Sub II.

3.06                                    Purpose.  Merger Sub is a newly organized corporation, formed solely for the purpose of engaging in the transactions contemplated by this Agreement.  Merger Sub has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated by this Agreement and the Related Agreements.  Merger Sub is a direct wholly owned Subsidiary of Parent.  Merger Sub II is a newly formed limited liability company, formed solely for the purpose of engaging in the transactions contemplated by this Agreement.  Merger Sub II has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated by this Agreement and the Related Agreements.  Merger Sub II is a direct wholly owned Subsidiary of Parent.

3.07                                    Parent SEC Documents; Parent Financial Statements.

(a)                           Parent has filed all registration statements, proxy statements and other statements, reports, schedules, forms and other documents (including all exhibits, financial statements and the schedules thereto, and all other information incorporated by reference) required to be filed by it with the SEC since January 1, 2015, and all amendments thereto (collectively, the “Parent SEC Documents”).  To Parent’s knowledge, none of the Parent SEC Documents is the subject of ongoing SEC review and there are no inquiries or investigations by the SEC or any internal investigations pending or threatened, in each case regarding any accounting practices of Parent or any of its Subsidiaries.  All statements, reports, schedules, forms and other documents required to have been filed by Parent with the SEC have been so filed on a timely basis.  As of the time it was filed (or furnished) with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) (i) each of the Parent SEC Documents complied in all material respects with the applicable requirements of the Exchange Act and the Sarbanes-Oxley Act of 2002, as it may be amended from time to time and (ii) none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b)                           The financial statements (including any related notes) contained in Parent SEC Documents (collectively, the “Parent Financial Statements”) (i) complied in all material respects with the published rules and regulations of the SEC applicable thereto and (ii) were prepared in accordance with GAAP, consistently applied, and present fairly in all material respects the consolidated financial position and results of operations of Parent and its Subsidiaries (taken as a whole) as of the times and for the periods referred to therein, subject in the case of the unaudited financial statements to the absence of footnote disclosures and other presentation items and changes resulting from normal year-end adjustments.

3.08                                    Parent Common Stock.  All shares of Parent Common Stock to be issued in connection with the Mergers will be, when issued in accordance with the terms of this Agreement, duly authorized, validly issued, fully paid and non-assessable.

3.09                                    Exclusivity of Company Representations; No Reliance.   The representations and warranties of the Company set forth in Article II constitute the sole and exclusive representations and warranties of the Company in connection with the transactions contemplated hereunder, and each of Parent and Merger Sub understands, acknowledges and agrees that all other representations and warranties of any kind or nature whether express, implied or statutory are specifically disclaimed by the Company, and neither Parent nor Merger Sub is relying or has relied on any representations or warranties whatsoever regarding the subject matter of this Agreement or in connection with the transactions contemplated hereby, express or implied, except for the representations and warranties expressly set forth in Article II.

ARTICLE IV

COVENANTS OF THE COMPANY

4.01                                    Conduct of the Business.  From the date hereof until the earlier of the termination of this Agreement and the First Effective Time, except (a) as expressly contemplated herein or as set forth on Section

4.01 of the Company Disclosure Schedules, or (b) if Parent shall have consented in writing (which consent shall not be unreasonably withheld, conditioned or delayed), (i) the Company shall use its commercially reasonable efforts to (A) conduct its business in the usual, regular and ordinary course of business in substantially the manner heretofore conducted, (B) pay its debts and Taxes when due (subject to Parent’s review and consent to the filing of any Tax Return, such consent not to be unreasonably withheld, conditioned or delayed), (C) pay or perform other obligations when due, (D) preserve intact in all material respects the present business organizations of the Company, (E) keep available the services of the present officers and employees of the Company and (F) preserve the relationships of the Company with customers, suppliers, distributors, licensors, licensees, and others having business dealings with them, each of (A) through (F) herein with the goal of preserving unimpaired the goodwill and ongoing business of the Company at the First Effective Time and (ii) the Company shall not:

(a)                                 except for issuances as may result from the conversion of Company Preferred Stock or the exercise of Company Options or for issuances of replacement certificates for shares of Company Stock and except for issuance of new certificates for shares of Company Stock in connection with a transfer of Company Stock by the holder thereof, issue, sell or deliver (or authorize or propose the issuance, sale or delivery of) any of its equity securities or issue or sell any securities convertible into, or options with respect to, or warrants to purchase or rights to subscribe for, any of its equity securities;

(b)                                 effect any recapitalization, reclassification, equity split or like change in its capitalization;

(c)                                  cause or permit any modifications, amendments or changes to any Organizational Document of the Company or alter, or enter into any commitment to alter, its interest in any corporation, association, joint venture, partnership or business entity in which the Company directly or indirectly holds any interest;

(d)                                 declare, set aside, or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of its equity interests, or directly or indirectly make any redemption or purchase of its equity interests (other than with respect to the repurchase of Company Stock from former Employees of the Company pursuant to agreements in effect as of the date hereof);

(e)                                  sell, assign or transfer any of its material tangible assets, except for sales of products in the ordinary course of business consistent with past practice;

(f)                                   sell, assign, transfer or license any Owned Intellectual Property, nor grant any sublicenses under, or other rights with respect to, any Licensed Intellectual Property, except for non-exclusive licenses granted in the ordinary course of business in connection with the performance of services or other activities on behalf and for the benefit of the Company and consistent with past practice;

(g)                                  amend, modify and/or terminate, nor waive, release or assign any material rights or claims under any Material Contract;

(h)                                 enter into or materially amend, modify and/or voluntarily terminate any Contract that would constitute a Material Contract if it had been entered into as of the date hereof;

(i)                                     fail to take commercially reasonable efforts which are customary in the Company’s industry to protect and maintain the Owned Intellectual Property and, to the extent the Company is responsible for the prosecution and maintenance thereof, the Licensed Intellectual Property;

(j)                                    make any capital investment in, or any loan to, any other Person, except pursuant a Contract for which the Company is a party to as of the date hereof and a copy of which has been provided to Parent;

(k)                                 make any capital expenditures or commitments therefor in excess of $25,000, except pursuant a Contract for which the Company is a party to as of the date hereof and a copy of which has been provided to Parent;

(l)                                     make any loan to, or enter into any other material transaction with, any of its officers, Employees or any party described in Section 2.17 except pursuant to a Contract for which the Company is a party to as of the date hereof and a copy of which has been provided to Parent;

(m)                             except to the extent required by applicable Law, (1) grant or announce any incentive awards or any increase in the salaries, bonuses or other compensation (cash, equity or otherwise) and benefits payable by the Company to any of its Employees, officers, directors or other service providers; (2) enter into or amend any employment, change in control, severance, retention, consulting or similar contract with any officer, Employee, consultant or other agent of the Company; (3) grant any severance or termination pay (cash, equity or otherwise) to any Employee, except pursuant to written agreements outstanding, or policies existing, on the date hereof and as previously disclosed in writing to Parent, or adopt any new severance plan, or amend or modify or alter in any respect any severance plan, agreement or arrangement existing on the date hereof; or (4) terminate or materially amend any Company Employee Benefit Plan or adopt any arrangement for the current or future benefit or welfare of any officer or employee of the Company that would be a Company Employee Benefit Plan if it were in existence as of the date hereof;

(n)                                 except as set forth in Section 4.01(n) of the Company Disclosure Schedules, hire, offer to hire or terminate (except for cause or non-performance) any Employees, or encourage any Employees to resign from the Company;

(o)                                 commence or settle any material claim or Action;

(p)                                 waive or release any material right or claim of the Company, including any write-off or other compromise of accounts receivable of the Company;

(q)                                 cancel any material third-party Indebtedness owed to the Company;

(r)                                    other than the New Debt, incur any Indebtedness, amend the terms of any outstanding loan agreement, guarantee any Indebtedness of any Person, issue or sell any debt securities or guarantee the Indebtedness of any Person or encumber any assets of the Company;

(s)                                   cancel or amend any insurance policy of the Company;

(t)                                    grant any discounts, credits or rebates to any customer or supplier of the Company other than in the ordinary course of business consistent with past practices;

(u)                                 change the Company’s accounting policies or procedures in any material respect (other than as required by GAAP), including with respect to reserves for doubtful accounts, or payment or collection policies or practices;

(v)                                 revalue any assets of the Company (whether tangible or intangible), including writing down the value of inventory or writing off notes or accounts receivable;

(w)                               enter into any agreement to purchase or sell any interest in real property, grant any security interest in any real property, enter into any lease, sublease, license or other occupancy agreement with respect to any real property or alter, amend, modify, violate or terminate any of the terms of any Real Property Leases;

(x)                                 acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets or any equity securities, that are material individually or in the aggregate, to the business of the Company;

(y)                                 with respect to the Company and its Subsidiaries, make or change any material election in respect of Taxes, adopt or change any accounting period or method in respect of Taxes, enter into any closing agreement in respect of Taxes with any Governmental Entity, settle any claim or assessment in respect of Taxes, surrender any right to claim any Tax refunds, consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes or amend any Tax Return;

(z)                                  accelerate the payment of receivables, or engage in any channel-loading or other similar acceleration of sales; or

(aa)                          take, commit, or agree in writing or otherwise to take, any of the actions described in Section 4.01.

4.02                        Access to Books and Records.  From the date hereof until the earlier of the termination of this Agreement and the Closing Date, the Company shall provide Parent and its Representatives with reasonable access during normal business hours, and upon reasonable notice, to the offices, properties, personnel, and all financial books and records of the Company in order for Parent and its Representatives to have the opportunity to make such investigation as it shall reasonably desire in connection with the consummation of the transactions contemplated hereby.  No information or knowledge obtained in any investigation pursuant to this Section 4.02 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the Parties to consummate the Mergers.

4.03                        Solicitation; Exclusive Dealing.

(a)                                 The Company agrees that it shall immediately cease and cause to be terminated all existing discussions, negotiations and communications, if any, with any Persons with respect to any Company Acquisition Proposal.  The Company shall not, and the Company shall use reasonable best efforts to cause (and shall not authorize or permit) its Representatives not to, directly or indirectly (i) initiate, solicit or knowingly encourage (including by way of furnishing non-public information or assistance), or induce, or knowingly facilitate the making of, any inquiry, offer or proposal which constitutes or could reasonably be expected to lead to any Company Acquisition Proposal, (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person (other than Parent or any of its Affiliates or Representatives) any non-public information for the purpose of encouraging or facilitating, any Company Acquisition Proposal, (iii) withdraw or modify in any manner adverse to Parent, the recommendation of its Board of Directors that the stockholders of the Company adopt this Agreement, or recommend, adopt or approve any Company Acquisition Proposal (any of the foregoing in this clause (iii), a “Recommendation Withdrawal”), (iv) grant (other than to Parent or any of its Affiliates or Representatives) any waiver or release under any standstill or similar agreement (except that the Company may grant a limited waiver of any provision of any such standstill or similar agreement solely to the extent necessary to permit a Person to submit a Company Acquisition Proposal), or (v) enter into any letter of intent or similar document or any understanding or agreement contemplating or otherwise relating to, or that is intended to or could reasonably be expected to lead to, any Company Acquisition Proposal.  The Company shall promptly (and in any event within one Business Day) notify Parent orally, with written confirmation to follow, of the Company’s receipt of any written Company Acquisition Proposal, which notice shall identify, except to the extent prohibited by a confidentiality agreement in existence as of the date hereof, the name of the Person making such Company Acquisition Proposal and the material terms and conditions of such Company Acquisition Proposal.

(b)                                 Notwithstanding Section 4.03(a), prior to the adoption of this Agreement by the requisite Stockholder Consent, the Company may, subject to compliance with this Section 4.03, (i) furnish non-public information with respect to the Company to any Person (and the Representatives of such Person) pursuant to a confidentiality agreement with terms not materially less restrictive with respect to confidentiality of the other party than those contained in the Confidentiality Agreement (a copy of which shall be provided to Parent promptly after its execution), and may (ii) negotiate and participate in discussions and negotiations with such Person concerning a Company Acquisition Proposal (including solicitation of revised Company Acquisition Proposals), but only if, (x) such Person has on an unsolicited basis, submitted a bona fide, written proposal to the Company relating to any such transaction which the Board of Directors determines in good faith, after receiving advice from outside counsel and its financial advisors, would be or is reasonably likely to lead to a Superior Proposal and (y) in the good faith opinion of the Company’s Board of Directors, after consultation with outside legal counsel to the Company, the failure to provide such information or access or to engage in such discussions or negotiations would cause the Company’s Board of Directors to violate its fiduciary duties to the Company’s stockholders under applicable Law.  The Company shall promptly (and in any event within one Business Day) notify Parent orally, with written confirmation to follow, of the Company’s receipt of any written Company Acquisition Proposal, which notice shall identify, except to the extent prohibited by a confidentiality agreement in existence as of the date hereof, the name of the Person making such Company Acquisition Proposal and the material terms and conditions of such Company Acquisition Proposal.  The Company shall promptly provide to Parent any material non-public information regarding the Company provided to any other Person which was not previously provided to Parent, such additional information to be provided no later than the date of provision of such information to such other Person.  For purposes of this Agreement, “Superior Proposal” shall mean any bona fide written Company Acquisition Proposal made by a third party that did not result from the breach by the Company or any of its Representatives of Section 4.03,  in each case on terms which the Board of Directors of the Company determines (after consultation with its financial advisors and outside legal counsel) in good faith by resolution duly adopted (A) would result in a transaction that, if consummated, is more favorable to the stockholders of the Company (in their capacity as stockholders) from a financial point of view than the Mergers, taking into account all the terms and conditions of such proposal and this Agreement (including any adjustments to the terms and conditions of this Agreement proposed by Parent in response to such Superior Proposal or otherwise pursuant to Section 4.03(e)), and (B) is reasonably capable of being completed on the terms proposed, taking into account all financial, regulatory, legal and other aspects of such proposal.

(c)                                  Any violation of this Section 4.03 by any of the Company’s Representatives shall be deemed to be a material breach of this Agreement by the Company.

(d)                                 Except as set forth herein, neither the Company’s Board of Directors nor any committee thereof shall (i) make a Recommendation Withdrawal or (ii) enter into any agreement with respect to any Company Acquisition Proposal.  Notwithstanding the foregoing (including Section 4.03(a)), prior to the adoption of this Agreement by the requisite Stockholder Consent, the Company’s Board of Directors may, to the extent required by its fiduciary duties to the Company’s stockholders under applicable Law, as determined in good faith by the Company’s Board of Directors after consultation with outside legal counsel, and subject to the terms of this and the following sentence, make a Recommendation Withdrawal or enter into an agreement with respect to a Superior Proposal (an “Acquisition Agreement”), in each case at any time after the third Business Day following the Company’s delivery to Parent of written notice advising Parent that the Company’s Board of Directors has received a Superior Proposal and otherwise in accordance with the notice requirements set forth in Section 4.03(b); provided, however, that the Company shall not enter into an Acquisition Agreement or make a Recommendation Withdrawal (as a result of a Company Acquisition Proposal) unless the Company complies with Section 4.03(e).  In addition, in the absence of a Company Acquisition Proposal and prior to the adoption of this Agreement by the requisite Stockholder Consent, the Company’s Board of Directors may, to the extent required by its fiduciary duties to the Company’s stockholders under applicable Law, as determined in good faith by the Company’s Board of Directors after consultation with outside legal counsel and its financial advisors, make a Recommendation Withdrawal (it being understood that for purposes of this sentence, such term does not include recommendation, adoption or approval of any Company Acquisition Proposal) if (i) the Company shall have provided Parent with written notice that it intends to effect a Recommendation Withdrawal pursuant to this Section 4.03(d) and describing the basis for such Recommendation Withdrawal and (ii) within a period of three full Business Days following the delivery of the notice referred to in clause (i) above, Parent shall not have proposed adjustments in the terms and conditions of this Agreement which, after having negotiated or caused its financial and legal advisors to negotiate with Parent in good faith such proposed adjustments, the Company’s Board of Directors determines in its good faith judgment (after considering the advice of its legal counsel and financial advisors) would result in the recommendation of its Board of Directors that the stockholders of the Company adopt this Agreement being consistent with its fiduciary duties to the Company’s stockholders. Any such Recommendation Withdrawal or the entry by the Company into any Acquisition Agreement shall not change the approval of the Company Board of Directors for purposes of causing any state takeover statute or other state Law to be applicable to the Mergers.

(e)                                  Prior to the adoption of this Agreement by the requisite Stockholder Consent, the Company may terminate this Agreement and enter into an Acquisition Agreement with respect to a Superior Proposal, provided that, prior to any such termination, (i) the Company shall have provided Parent written notice that it intends to terminate this Agreement pursuant to this Section 4.03(e), identifying the Superior Proposal then determined to be more favorable, the parties thereto and the material terms and conditions of the Acquisition Agreement, (ii) within a period of three full Business Days following the delivery of the notice referred to in clause (i) above, Parent shall not have proposed adjustments in the terms and conditions of this Agreement which, after having negotiated or caused its financial and legal advisors to negotiate with Parent in good faith such proposed adjustments in the terms and conditions of this Agreement, the Company Board of Directors determines in its good faith judgment (after considering the advice of its financial advisor) to be as favorable to the Company’s stockholders as such Superior Proposal, and (iii) at least three full Business Days after the Company has provided the notice referred to in clause (i) above, the Company shall have delivered to Parent (A) a written notice of termination of this Agreement pursuant to this Section 4.03(e)

and (B) a wire transfer of immediately available funds in the amount of the Company Termination Fee as the sole remedy of Parent, Merger Sub and Merger Sub II.

(f)                                   Nothing contained in this Agreement shall prohibit the Company or the Company’s Board of Directors from making any disclosure to the Company’s stockholders if, in the good faith judgment of the Company Board of Directors, after consultation with outside counsel to the Company, the failure to take such action would cause the Company’s Board of Directors to violate its fiduciary duties to the Company’s stockholders under applicable Law.

4.04                        Consents.  The Company shall use its commercially reasonable efforts to obtain all necessary consents, waivers and approvals of and deliver all required notices to any parties to any Contract listed in Section 2.03(f) of the Company Disclosure Schedules.

4.05                        Termination of Company Investor Rights.  The Company shall obtain and deliver to Parent prior to Closing the written termination as of the Closing of all Stockholder Agreements.

4.06                        Market Value of Consideration. In the event that the discount from market value proposed by the Company’s Board of Directors in accordance with Section 4(d)(ii) of each Certificate of Designation included in the Certificate of Incorporation is not approved by a minimum of 66.67% of the outstanding shares of the Company, voting as a single class (on an as converted to common stock basis), then the Company shall promptly engage an investment bank or appraiser experienced in appraising financial assets (which investment bank or appraiser is reasonably acceptable to Parent) to determine the approximate fair market value (i.e., the discount for lack of marketability) in accordance with said Section 4(d)(ii).

ARTICLE V

ADDITIONAL COVENANTS

5.01                        Indemnification of Officers and Directors of the Company.

(a)                                 For six (6) years after the First Effective Time, Parent will and will cause the Surviving Company to fulfill and honor in all respects the obligations of the Company, in any case as in effect on the date of this Agreement, pursuant to the indemnification provisions of the Organizational Documents of the Company and pursuant to any indemnification agreements delivered to Parent prior to the First Effective Time, if any (collectively, the “Company Indemnification Provisions”) among the Company and the present and former directors and officers of the Company (the “D&O Indemnified Parties”).    In connection therewith, Parent shall advance expenses to the D&O Indemnified Parties as incurred to the fullest extent provided for under the Company Indemnification Provisions; provided, however, that the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification.  Parent shall ensure that the organizational documents of the Surviving Company shall contain indemnification provisions in favor of the D&O Indemnified Parties that are comparable in all material respects to those set forth in the Organizational Documents as in effect on the date of this Agreement.  Any claims for indemnification made under this Section 5.01 on or prior to the sixth (6th) anniversary of the First Effective Time shall survive such anniversary until the resolution thereof.

(b)                                 In connection with the Closing, the Company shall, at its own expense, purchase a directors’ and officers’ liability insurance or tail insurance policy on terms and conditions (including, without limitation, coverage limits) reasonably acceptable to Parent (the “D&O Tail”), that provides coverage for acts or omissions of the D&O Indemnified Parties occurring on or prior to the First Effective Time.  The premium for the D&O Tail shall be paid at the Closing, and Parent shall maintain such D&O Tail in effect for the full term thereof without any amendment or waiver of any provision therein that would adversely affect in any material respect the rights of the D&O Indemnified Parties.  Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 5.01 is not prior to or in substitution for any such claims under such policies.

(c)                                  If Parent, the Surviving Company or any of its successors or assigns proposes to (i) consolidate with or merge into any other Person and Parent or the Surviving Company shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each case, proper provision shall be made prior to or concurrently with the consummation of such transaction so that the successors and assigns of Parent or the Surviving Company, as the case may be, shall, from and after the consummation of such transaction, honor the indemnification and other obligations set forth in this Section 5.01.

(d)                                 The Parties agree that all rights to exculpation, indemnification and advancement of expenses for acts or omissions occurring at or prior to the First Effective Time, whether asserted or claimed prior to, at or after the First Effective Time, now existing in favor of the current or former directors, officers or employees, as the case may be, of the Company and its subsidiaries as provided in their respective certificates of incorporation or by-laws or other organization documents or in any agreement shall survive the First Merger and shall continue in full force and effect.  The provisions of this Section 5.01 are intended to be in addition to the rights otherwise available to the current officers and directors of the Company and its subsidiaries by law, charter, statute, by-law or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the D&O Indemnified Parties, their heirs and their representatives.  The obligations set forth in this Section 5.01 shall not be terminated, amended or otherwise modified in any manner that adversely affects any D&O Indemnified Parties, or any person who is a beneficiary under the policies referred to in this Section 5.01 and their heirs and representatives, without the prior written consent of such affected D&O Indemnified Party or other person.

(e)                                  The provisions of this Section 5.01 shall survive the consummation of the First Merger and Second Merger and the First Effective Time and Second Effective Time and (i) are intended to be for the benefit of, and shall be enforceable by, each D&O Indemnified Party, and his or her successors, heirs and Representatives and shall be binding on all successors and assigns of Parent and the Surviving Company and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by Contract or otherwise.  Parent and the Surviving Company shall pay all expenses, including reasonable attorneys’ fees and expenses, that may be incurred by a person in successfully enforcing such person’s rights provided in this Section 5.01.

5.02                        Efforts to Consummate.

(a)                                 Subject to the terms and conditions herein provided, from the date hereof until the earlier of the termination of this Agreement and the Closing Date, the Company shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement (including the satisfaction, but not waiver, of the Closing conditions set forth in Section 6.01).

(b)                                 Subject to the terms and conditions herein provided, from the date hereof until the earlier of the termination of this Agreement and the Closing Date, Parent, Merger Sub and Merger Sub II shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement (including the satisfaction, but not waiver, of the Closing conditions set forth in Section 6.02).

5.03                        Notification.

(a)                                 From the date hereof until the earlier of the termination of this Agreement and the Closing Date, if the Company becomes aware of, or there occurs after the date of this Agreement, any fact or condition that constitutes a breach of any representation or warranty made by the Company in Article II or of any covenant that would cause the conditions set forth in Section 6.01(a) or Section 6.01(b), as applicable, not to be satisfied as of the Closing Date, the Company shall promptly disclose in writing to Parent such breach.

(b)                                 From the date hereof until the earlier of the termination of this Agreement and the Closing Date, if Parent becomes aware of, or there occurs after the date of this Agreement, any fact or condition that constitutes a breach of any representation or warranty made in Article III or any covenant that would cause the conditions set forth in Section 6.02(a) or Section 6.02(b), as applicable, not to be satisfied as of the Closing Date, Parent shall promptly disclose in writing to the Company such breach.

5.04                        Section 280G.  To the extent applicable payment rights are waived and 280G Waivers obtained or are otherwise not payable absent approval of the Stockholders, the Company shall promptly, but, in any event, no later than two (2) Business Days prior to the First Effective Time, submit for approval by the Stockholders by the requisite vote (and in a manner satisfactory to Parent), by such number of Stockholders as is required by the terms of Section 280G(b)(5)(B) of the Code, any payment and/or benefits that may, separately or in the aggregate, constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (“Section 280G Payments”) (which determination shall be made by the Company and shall be subject to review and approval by Parent), such that all such payments and benefits shall not be deemed to be Section 280G Payments (the “280G Approval”), and prior to the First Effective Time the Company shall deliver to Parent evidence satisfactory to Parent that a vote of Stockholders was solicited in conformance with Section 280G and the regulations promulgated thereunder and that (a) such requisite 280G Approval was obtained with respect to any Section 280G Payment, or (b) that the 280G Approval was not obtained with respect to any Section 280G Payment and as a consequence, that Section 280G Payment shall not be made or provided, pursuant to the waivers of those payments and/or benefits which were executed by the affected individuals prior to the vote of the Stockholders (the “280G Waivers”).  Prior to soliciting the 280G Approval, the Company shall use commercially reasonable efforts to obtain and deliver to Parent a 280G Waiver from each Person who the Company reasonably believes is, with respect to the Company, a “disqualified individual” (within the meaning of Section 280G of the Code) and who has received or could otherwise receive or have the right or entitlement to receive any Section 280G Payments.  Prior to obtaining the 280G Waivers described in the previous sentence, the Company shall provide, or cause to be provided, to Parent a draft of all solicitation and related documents (including any calculations of the Section 280G Payments) contemplated in this Section 5.04, including any disclosure documents.  The Company shall incorporate any reasonable comments into such documents that are made timely by Parent.

5.05                        Termination of Certain Company Benefit Plans.  Effective as of the Closing Date, the Company and any of its Subsidiaries shall terminate any and all group severance, separation or salary continuation plans, programs or arrangements and the Company Employee Benefit Plans identified on Section 5.05 of the Company Disclosure Schedule.  The Company shall provide Parent with evidence that such Company Employee Benefit Plans have been terminated (contingent upon the occurrence of and effective as of the Closing Date) pursuant to resolutions of the board of directors of the Company or such Subsidiary, as the case may be.  The form and substance of such resolutions shall be subject to review and approval of Parent.  For the avoidance of doubt, Parent or the Surviving Company shall be responsible for any compliance with COBRA, as applicable.

5.06                        Registration of Merger Shares, Severance Shares and New Debt Conversion Shares.

(a)                                 As promptly as practicable following the Closing Date (and in any event by not later than sixty (60) days following the Closing Date), Parent shall file with the SEC a Registration Statement under the Securities Act covering the resale of the Closing Merger Shares, the Severance Shares and the New Debt Conversion Shares (collectively, the “Initial Registration Shares”).  Parent shall use its reasonable best efforts to cause such Registration Statement filed under this Agreement to be declared effective as soon as reasonably practicable after filing and to maintain the continuous effectiveness of such Registration Statement until the earlier of (A) the date all such Initial Registration Shares have been sold pursuant to such Registration Statement, or (B) such time as all holders of such Initial Registration Shares may sell such Initial Registration Shares under Rule 144 of the Securities Act.  For purposes of this Section 5.06, Initial Registration Shares and Milestone Consideration Shares shall include any Parent Common Stock issued as a dividend or other distribution with respect to or in exchange for or in replacement of any such shares.

(b)                                 As promptly as practicable (and in any event within forty-five (45) days) following the issuance of any Milestone Consideration Shares under this Agreement, Parent shall file with the SEC, and use its reasonable best efforts to cause to be declared effective as soon as reasonably practicable after filing, either (i) a Registration Statement covering the resale of such Milestone Consideration Shares held by the Stockholders, or (ii) in the event Parent determines that it may register the resale of such Milestone Consideration Shares under an existing “shelf” Registration Statement, a prospectus supplement (a “Prospectus Supplement”) under such “shelf” Registration Statement covering the resale of such Milestone Consideration Shares.  Parent shall use its reasonable best efforts to maintain the continuous effectiveness of each Registration Statement or Prospectus Supplement, as applicable, until the earlier of (A) the date all such Milestone Consideration Shares have been sold pursuant to such Registration Statement or Prospectus Supplement, as applicable, or (B) such time as such time as all holders of such Milestone Consideration Shares may sell such Milestone Consideration Shares under Rule 144 of the Securities Act.

(c)                                  Parent shall use reasonable best efforts to comply with its obligations under the Securities Act and the Exchange Act to keep the Registration Statements or Prospectus Supplements referenced in clauses (a) and (b) effective through the dates referenced in clauses (a) and (b) and without limiting the foregoing, Parent shall (i) prepare and file with the SEC such amendments to such Registration Statements or Prospectus Supplements, as the case may be and amendments or supplements to the prospectus used in connection therewith as may be necessary to comply with the provisions of the Securities Act with respect to the sale or other disposition of all such Merger Shares included in such Registration Statements or Prospectus Supplements, as the case may be and (ii) register or qualify such Merger Shares included in such Registration Statements or Prospectus Supplements, as the case may be, under the applicable state securities or blue sky laws.  Parent shall also use reasonable best efforts to prevent the issuance of, or to secure the withdrawal of, any such stop order as promptly as practicable.  Parent shall notify the Stockholders

Representative, promptly after it shall receive notice thereof, of the date and time a Registration Statement and each post-effective amendment thereto shall have become or been declared effective or an amendment or supplement to any prospectus forming a part of the Registration Statement shall have been filed with the SEC.

(d)                                 Parent shall use commercially reasonable efforts to facilitate the resale of the Merger Shares under Rule 144 of the Securities Act when available to Stockholders, including (i) using commercially reasonable efforts to comply with its Exchange Act filing requirements, and (ii) upon receipt of representations reasonably acceptable to Parent’s counsel that such Stockholder meets the requirements for resale under Rule 144 of the Securities Act, obtaining a legal opinion from Parent’s counsel that such Merger Shares are eligible for resale under Rule 144 of the Securities Act and any legends or other restrictions on transfer of such shares may be removed.

(e)                                  Subject to the last sentence of Section 5.06(j), upon Parent’s request, each Stockholder shall furnish to Parent such information regarding such Stockholder, the Merger Shares held by such Stockholder and the offer and sale or other distribution proposed by such Stockholder as Parent may reasonably request, in connection with any registration of the Merger Shares and any resale of the Merger Shares under Rule 144 of the Securities Act. Parent shall have no liability hereunder to the extent any of the information supplied or to be supplied by a Stockholder expressly for inclusion or incorporation by reference in the Registration Statement, or Prospectus Supplement, as applicable, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(f)                                   All costs, fees, and expenses incurred by Parent in connection with the preparation and filing of the Registration Statement and any amendments or supplements thereto, and any actions or filings necessary to maintain the effectiveness of the Registration Statement shall be at Parent’s expense, including all SEC fees, blue sky registration and filing fees, Nasdaq notices and filing fees, printing fees and expenses, transfer agents’ and registrars’ fees and expenses and all fees and expenses of Parent’s outside counsel and independent accountants; provided, however, that in no event shall Parent be required to pay any brokers’ fees or similar commissions on any sales of such shares by or on behalf of any Stockholders.

(g)                                  Parent may postpone the filing of any Registration Statement (or Prospectus Supplement) required hereunder for a reasonable period of time, not to exceed 180 days in the aggregate during any twelve month period, if in the good faith judgment of Parent following consultation with legal counsel, it would be detrimental to Parent or its stockholders for resales of Merger Shares to be made pursuant to any Registration Statement (or Prospectus Supplement) due to (i) the existence of a material development or potential material development involving Parent that Parent would be obligated to disclose or incorporate by reference in such Registration Statement (or Prospectus Supplement), which disclosure would be premature or otherwise inadvisable at such time or (ii) interference with an actual or potential material financing or business combination transaction involving Parent (a “Black Out Period”).  Upon notice of the existence of a Black Out Period from Parent to any Stockholders with respect to any Registration Statement (or Prospectus Supplement), such Stockholder shall refrain from selling its Merger Shares under such Registration Statement (or Prospectus Supplement) until such Black Out Period has ended.  There shall be no more than an aggregate of one hundred eighty (180) days of Black Out Period in any twelve (12) month period. In addition, Parent may postpone the filing of any Registration Statement (or Prospectus Supplement) required hereunder to the extent that such filing would occur during the period (A) beginning on February 11 of any given calendar year and (B) ending on the date that is three (3) Business Days after the date Parent files its audited financial statements on Form 10-K for the then most recently completed fiscal year.

(h)                                 Parent shall indemnify and hold harmless, to the extent permitted by applicable Law, the Stockholders, from and against any Losses to which any Stockholders may become subject (under the Securities Act or otherwise) to the extent such Losses arise out of, directly or indirectly, any untrue statement of a material fact contained in the Registration Statement or any other document filed in accordance with this Section 5.06, or any omission to state therein a fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that Parent will not be liable in any such case to the extent that any such Losses arising out of, directly or indirectly, any untrue statement or omission, made in reliance upon and in conformity with information furnished to Parent by or on behalf of any Stockholders specifically for use in the preparation of the Registration Statement.  Each Stockholder, on a several basis, shall indemnify and hold harmless, to the extent permitted by applicable Laws, Parent to the same extent as the foregoing indemnity from Parent, but only with reference to information furnished in writing by or on behalf of such Stockholder to Parent, specifically for use in the preparation of the Registration Statement.  Sections 7.04 and 7.05 shall apply, mutatis mutandis, to any claim for indemnification under this Section 5.06(h).

(i)                                     Notwithstanding anything contained in this Agreement to the contrary, Parent shall not be obligated to take any action under this Section 5.06 unless and until the following conditions shall have been met: (i) Parent shall have received any audited financial statements of Company and any other financial information of Company required for inclusion in the Registration Statement (or Prospectus Supplement) as reasonably determined by Parent, (ii) Parent shall have received all information it reasonably needs to prepare pro forma financial statements if required to be included in the Registration Statement (or Prospectus Supplement) under SEC rules, and (iii) Parent shall have received such auditor consents from its and the Company’s auditors as it reasonably deems necessary or desirable.  Parent shall use commercially reasonable best efforts, acting in good faith, to cause such conditions to be satisfied. If a Stockholder fails to furnish to Parent the information regarding such Stockholder as is necessary for inclusion in the Registration Statement within thirty (30) days of Stockholder’s receipt of Parent’s written request (including any such information requested in accordance with Section 5.06(e)), the Merger Shares held by such Stockholder and the offer and sale or other distribution proposed by such Stockholder as Parent may reasonably request, the Parent is not required to include any such Stockholder’s Merger Shares in the Registration Statement.

5.07                        Provision of Financial Statements.

(a)                                 Prior to the Closing, the Company shall deliver to Parent such financial statements of the Company as Parent shall reasonably request in order to enable Parent to comply with its reporting obligations under the Exchange Act (including its obligation to file with the SEC a Current Report on Form 8-K containing all information required by Items 2 and 9 of the SEC’s Form 8-K (without regard to the time period in which such information must be filed)), together with executed reports of the outside auditors with respect to all such financial statements that have been audited.  Such reports shall be in form and substance reasonably satisfactory to Parent.  The financial statements delivered pursuant to this Section 5.07 shall be prepared in accordance with GAAP and shall conform to all provisions of the SEC’s Regulation S-X, such that such financial statements are suitable for filing by Parent with the SEC in response to Items 2 and 9 of the SEC’s Current Report on Form 8-K.  The Company shall cause such outside auditors to deliver to Parent executed consents, in form and substance reasonably satisfactory to Parent and suitable for filing by Parent with the SEC, which consents shall authorize Parent to file with the SEC the reports referred to in this Section 5.07 and all other reports delivered by the Company hereunder; provided, however, that Parent must provide Company a final Form 8-K at least five (5) Business Days prior to the proposed filing date so it can be provided to its auditors to obtain the requested consent.

(b)                                 On or prior to November 9, 2016, the Company shall deliver to Parent unaudited consolidated balance sheet as of September 30, 2016 and the related consolidated statements of operations and comprehensive loss, consolidated statements of changes in convertible preferred stock and stockholders’ deficit and consolidated statements of cash flows for the nine (9) month period then ended, certified by the chief financial officer of the Company (solely in his or her capacity as such) as, to the knowledge and belief of such chief financial officer, complete and correct in all material respects, subject to year-end adjustments and lack of footnotes, as of the Closing Date; provided that such certificate shall not be deemed inaccurate or incorrect to the extent such inaccuracy or error arises out of or is related to any adjustments in such financial statement required by Parent to the extent not required by GAAP.

5.08                        Certain Employee Matters. Subject to the execution of a general release of claims in form and substance reasonably satisfactory to Parent within 21 days after presentation thereof (or such longer period as may be required by law), Parent shall offer each Employee (other than an Employee who is party to an Employee Agreement that provides for severance) terminated by Parent on, or within sixty (60) days following, the Closing Date, (i) that does not receive a transaction completion bonus granted by the Company prior to Closing (those persons who are receiving such transaction completion bonuses are set forth on Section 5.08(i) of the Company Disclosure Schedule) in connection with the Closing of the transactions contemplated by this Agreement two (2) months of severance payments at the rate such Employee is being paid on the date hereof as set forth on Section 2.13(a)(i) of the Company Disclosure Schedules (payable in accordance with Parent’s customary payroll practices commencing on the next regular payroll date following the effectiveness of the release), (ii) reimbursement for continuation of medical coverage in accordance with the provisions of COBRA at active employee rates under the applicable plan for two (2) months following the termination of the medical coverage in accordance with the terms of the applicable medical plan, subject to the applicable Employee’s timely election of continuation coverage and continued eligibility to receive COBRA coverage, and the terms and conditions of the Parent’s medical plan (the “Health Benefits”); provided, that such Health Benefits shall immediately cease as of the date the applicable Employee becomes eligible for coverage under the group medical plan of a new employer and (iii) a cash payout equal to such Employee’s accrued but unpaid vacation time at such Employee’s salary rate on the date hereof as set forth on Section 2.13(a)(i) of the Company Disclosure Schedules (payable in a lump sum on the next regular payroll date following the termination of employment, unless sooner required by law and, for the avoidance of doubt, the receipt of the amounts under this clause (iii) are not subject to execution of the release). Parent may modify its obligation to provide the Health Benefits if required by applicable law and/or to avoid any penalty or excise taxes imposed on it (or the Employee) in connection with the continued payment of premiums by the Company under the Code or the Patient Protection and Affordable Care Act of 2010, as amended, each as determined by Parent in its good faith reasonable discretion; provided that Parent will use reasonable commercial efforts to cause such modifications not to result in an increase in cost to the affected employee to acquire equivalent Health Benefits.

ARTICLE VI

CONDITIONS TO CLOSING

6.01                        Conditions to Parent’s and Merger Sub’s and Merger Sub II’s Obligations.  The obligations of Parent and Merger Sub and Merger Sub II to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or, if permitted by applicable Law, waiver by Parent and Merger Sub) of the following conditions as of the Closing Date:

(a)                                 The representations and warranties of the Company set forth in this Agreement shall be true and correct (i) as of the date of this Agreement (except in the case of this clause (i), (A) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date and (B) where the failure to be true and correct (without regard to any materiality or Company Material Adverse Effect qualifications contained therein), individually or in the aggregate, has not had, and is not reasonably likely to have, a Company Material Adverse Effect) and (ii) as of the Closing Date as though made on and as of the Closing Date (except in the case of this clause (ii), (A) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date, (B) for changes contemplated by this Agreement and (C) where the failure to be true and correct (without regard to any materiality or Company Material Adverse Effect qualifications contained therein), individually or in the aggregate, has not had, and is not reasonably likely to have, a Company Material Adverse Effect); provided, however, that the representations and warranties in Section 2.01 (Organization and Power), Section 2.03(a) , Section 2.03(b) and Section 2.03(c) (Authorization; No Breach; Valid and Binding Agreement), Section 2.04 (Capitalization), Section 2.08 (Tax Matters) and Section 2.10(c), Section 2.10(e) and Section 2.10(f) (Intellectual Property) shall be true and correct in all material respects at and as of the Closing Date as though made at and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case only as of such date).

(b)                                 The Company shall have performed and complied with, in all material respects, all of the covenants and agreements required to be performed by it under this Agreement at or prior to the Closing.

(c)                                  The applicable waiting periods, if any, under the HSR Act relating to the transactions contemplated by this Agreement shall have expired or been terminated, and all applicable foreign antitrust Laws shall have been obtained (or the waiting periods thereunder shall have expired or terminated early).

(d)                                 No Law shall be in effect and no Order shall have been entered, in each case, which would prevent the performance of this Agreement or the consummation of any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded.

(e)                                  [Intentionally Omitted]

(f)                                   Unless Parent has explicitly instructed otherwise pursuant to Section 5.05 hereof or as otherwise provided for in this Agreement, Parent shall have received from the Company evidence reasonably satisfactory to Parent that all Company Employee Benefit Plans contemplated by Section 5.05 have been terminated, such evidence to be in the form of a resolution of the board of directors of the Company or their ERISA Affiliates, as the case may be (the form and substance of which shall have been subject to review and approval of Parent), effective as of no later than the Closing Date, and Parent shall have received from the Company a copy of such resolution adopted by the appropriate parties.

(g)                                  Stockholders holding shares representing at least sixty (60%) of the Company Stock shall have voted in favor of the Mergers.

(h)                                 The Stockholder Consent shall have been obtained.

(i)                                     The maximum number (on a percentage basis) of Stockholders that have exercised or continue to have a right to exercise appraisal rights shall not exceed five percent (5%) of the aggregate number of outstanding shares of Company Stock outstanding as of immediately prior to the First Effective Time.

(j)                                    Parent shall have received a duly executed Lock-Up Agreement from KLP Enterprises, LLC.

(k)                                 The Company shall have delivered to Parent each of the following:

(i)                                     a certificate of an authorized officer of the Company in his or her capacity as such, dated as of the Closing Date, certifying that the conditions specified in Sections 6.01(a) and 6.01(b), as they relate to the Company, have been satisfied;

(ii)                                  a certificate of an authorized officer of the Company in his or her capacity as such, dated as of the Closing Date, certifying (i) as to the Organizational Documents, (ii) the valid adoption of resolutions of the board of directors of the Company (whereby the Mergers and the transactions contemplated hereunder were unanimously approved by the board of directors) and (iii) that Stockholder Consent shall have been obtained;

(iii)                               a long-form certificate of good standing from the Secretary of State of the State of Delaware which is dated within five (5) Business Days prior to Closing with respect to the Company;

(iv)                              a certificate of good standing (or equivalent document) from the applicable Governmental Entity in each jurisdiction where the Company and each Subsidiary is required to be qualified to do business, all of which are dated within five (5) Business Days prior to the Closing;

(v)                                 a statement, issued pursuant to Treasury Regulation sections 1.897-2(h) and 1.1445-2(c)(3)(i) and in form and substance reasonably satisfactory to Parent, certifying that the stock of the Company is not a United States real property interest within the meaning of section 897 of the Code (it being understood that the Parties intend that such statement be considered to be voluntarily provided by the Company in response to a request from Parent pursuant to Treasury Regulation section 1.1445-2(c)(3)(i)); and

(vi)                              copies of the resignations, effective as of the First Effective Time, of each director and officer of the Company (but not as an employee of the Company).

(l)                                     Parent shall have received executed copies of the third party consents set forth on Section 6.01(l) of the Company Disclosure Schedules.

(m)                             No Company Material Adverse Effect shall have occurred since the date of this Agreement and be continuing.

(n)                                 Parent shall have been furnished evidence satisfactory to it that the D&O Tail has been purchased.

(o)                                 Parent shall have received the Consideration Spreadsheet and New Debt Conversion Spreadsheet pursuant to Section 1.10 herein.

(p)                                 Parent shall have received from the Company a duly and validly executed copy of all agreements, instruments, certificates and other documents, in form and substance reasonably satisfactory to Parent, that are necessary or appropriate to evidence the release of all Liens set forth in Section 6.01(p) of the Company Disclosure Schedules.

(q)                                 Parent shall have been furnished evidence satisfactory to it that the Stockholder Agreements shall have terminated as of the First Effective Time and without limiting the foregoing, Parent shall have been furnished evidence satisfactory to it that the Investor Rights Agreement shall have been terminated in full.

(r)                                    There shall be no action, suit, claim, order, injunction or proceeding of any nature pending, or overtly threatened, against Parent or the Company, its properties or any of its officers, directors or Subsidiaries by any Person or Governmental Entity to stop or disallow the consummation of the Mergers.

(s)                                   Parent shall have received from the Nasdaq Stock Market LLC (“Nasdaq”) written confirmation that Nasdaq has completed its review of the Listing of Additional Shares Notification Form submitted by Parent to Nasdaq in connection with the proposed issuance of shares of Parent Common Stock pursuant to this Agreement.

(t)                                    No Stockholder shall have (i) revoked his, her or its Investor Questionnaire or (ii) materially modified his, her or its Investor Questionnaire in a manner that calls into question such Stockholder’s status as an Accredited Investor..

(u)                                 The discount from market value applicable to the Closing Merger Shares and the Milestone Consideration Shares due to restrictions on free marketability shall have been determined in accordance with Section 4(d)(ii) of each certificate of designation included in the Certificate of Incorporation.

If the Closing occurs, all Closing conditions set forth in this Section 6.01 which have not been fully satisfied as of the Closing shall be deemed to have been waived by Parent and Merger Sub.

6.02                        Conditions to the Company’s Obligations.  The obligation of the Company to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or, if permitted by applicable Law, waiver by the Company) of the following conditions as of the Closing Date:

(a)                                 All representations and warranties contained in Article III of this Agreement shall be true and correct in all material respects (without giving effect to any limitation as to “materiality” set forth therein) at and as of the Closing Date as though made at and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case only as of such date).

(b)                                 Parent and Merger Sub shall have performed and complied with, in all material respects, all the covenants and agreements required to be performed by them under this Agreement at or prior to the Closing.

(c)                                  The Stockholder Consent shall have been obtained.

(d)                                 The applicable waiting periods, if any, under the HSR Act relating to the transactions contemplated by this Agreement shall have expired or been terminated and all applicable foreign antitrust Laws shall have been obtained (or the waiting periods thereunder shall have expired or terminated early).

(e)                                  No Law shall be in effect and no Order shall have been entered, in each case, which would prevent the performance of this Agreement or the consummation of any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded.

(f)                                   There shall be no action, suit, claim, order, injunction or proceeding of any nature pending, or overtly threatened, against Parent or the Company, its properties or any of its officers, directors or Subsidiaries by any Person or Governmental Entity to stop or disallow the consummation of the Mergers.

(g)                                  Parent shall have delivered to the Company each of the following:

(i)                                     Parent shall have delivered to Company a copy of the adoption of resolutions of the board of directors of Parent whereby the Mergers and the transactions contemplated hereunder were unanimously approved by the board of directors of Parent; and

(ii)                                  a certificate of good standing from the Secretary of State of the State of Delaware which is dated within five (5) Business Days prior to Closing with respect to Parent.

(h)                                 No Parent Material Adverse Effect shall have occurred since the date of this Agreement and be continuing.

(i)                                     Parent shall have delivered to the Company a certificate of an authorized officer of Parent and Merger Sub in his or her capacity as such, dated as of the Closing Date, stating that the conditions specified in Sections 6.02(a) and 6.02(b), as they relate to such entity, have been satisfied.

(j)                                    Parent shall have received from Nasdaq written confirmation that Nasdaq has completed its review of the Listing of Additional Shares Notification Form submitted by Parent to Nasdaq in connection with the proposed issuance of shares of Parent Common Stock pursuant to this Agreement.

(k)                                 The discount from market value applicable to the Closing Merger Shares and the Milestone Consideration Shares due to restrictions on free marketability shall have been determined in accordance with Section 4(d)(ii) of each certificate of designation included in the Certificate of Incorporation.

If the Closing occurs, all closing conditions set forth in this Section 6.02 which have not been fully satisfied as of the Closing shall be deemed to have been waived by the Company.

ARTICLE VII

INDEMNIFICATION

7.01                        Survival of Representations, Warranties, Covenants, Agreements and Other Provisions.

(a)                                 The representations and warranties of the Company contained in this Agreement or any other certificate or instrument delivered pursuant to this Agreement shall survive the Closing and shall terminate on the date which is eighteen (18) months after the Closing Date (the “Survival Date”); provided, however, that the Fundamental Representations (other than the Specified Intellectual Property Representations and the representations and warranties in Section 2.08 (Tax Matters)) shall survive the Closing and shall terminate upon the expiration of the applicable statute of limitations; provided further, however that (i) the Specified Intellectual Property Representations shall survive the Closing and shall terminate on the date which is five (5) years after the Closing Date and (ii) the representations and warranties in Section 2.08 (Tax Matters) shall survive the Closing and shall terminate upon the thirtieth (30th) day after the expiration of the applicable statute of limitations.   No claim for indemnification hereunder for breach of any such representations and warranties may be made after the expiration of such survival period; provided, however, that all representations and warranties of the Company contained in this Agreement or any other certificate or instrument delivered pursuant to this Agreement shall survive beyond the survival periods specified above with respect to any inaccuracy therein or breach thereof if a claim is made hereunder prior to the expiration of the survival period for such representation and warranty, in which case such representation and warranty shall survive as to such claim until such claim has been finally resolved.

(b)                                 The agreements, covenants and other obligations of the Parties hereto shall survive the Closing and the First Effective Time in accordance with their terms.

7.02                        Indemnification by the Stockholders.                                       After the Closing, subject to the terms and conditions of this Article VII, the Company Indemnifying Parties, severally and not jointly, to the extent of a Company Indemnifying Party’s respective interest in the Milestone Consideration not yet paid to the Exchange Agent for the benefit of the Stockholders (but not against Milestone Consideration for which payment to the Exchange Agent for the benefit of the Stockholders is past due), solely by set-off pursuant to Section 7.06 against the Milestone Consideration, will indemnify and hold harmless Parent from and against, whether or not involving a third party claim, all Losses incurred by Parent, directly or indirectly, relating to or arising from (a) any breach or inaccuracy of any representation or warranty of the Company in Article II of this Agreement, (b) any Indemnified Tax, (c) any payments required to be made to any stockholder of the Company with respect to any claims arising from or with respect to the allocation or distribution of Merger Consideration following Parent’s payment to the Exchange Agent of the correct aggregate amount of Merger Consideration (collectively, the “Consideration Spreadsheet Losses”), (d) any payments made by the Surviving Company or Parent pursuant to any continuing obligation to indemnify any officer or director of the Company for actions taken, or omissions made, prior to the Closing Date or (e) any payments required to be made to any stockholder of the Company with respect to such stockholder’s appraisal rights under the DGCL (“Appraisal Rights Payments”) solely to the extent such payments are in excess of the Merger Consideration that such stockholder would otherwise have received and all reasonable costs and expenses incurred by the Surviving Company or Parent in connection with any Actions or settlements in connection therewith, provided, however, that if Parent settles any such Actions without the Stockholders Representative’s consent, then the cost of such settlement shall not be recoverable under this Article VII. Notwithstanding any provision herein to the contrary, Parent shall not be entitled to indemnification with respect to any Losses arising directly or indirectly from any post-Closing (i) acts or omissions by Parent or the Surviving Company which result in a change of facts or circumstances from the facts and circumstances underlying the Company’s representations and warranties contained in Article II hereof, when such representations and warranties were made or deemed made; or (ii) changes in Law.  Under no circumstances shall Parent be entitled to be indemnified hereunder for any punitive, exemplary, incidental or consequential damages.  Notwithstanding anything contained in this Agreement to the contrary, the Parent shall not have any right to indemnification as a result of a breach of a representation or warranty set forth in Section 2.08 (other than Sections 2.08(g), (h), (i), (k), (l), (o), and (p)) from and against any and all Taxes (or non-payment thereof) occurring in or related to periods after the Closing; provided, however, that (x) the preceding limitation shall not apply with respect to any indemnification obligation that arises hereunder without regard to Section 2.08 (e.g., indemnification for Indemnified Taxes), even if such obligation also arises in respect of a breach of a representation or warranty set forth in Section 2.08 and (y) for these purposes, penalties and interest attributable to a Tax attributable to a Pre-Closing Tax Period or attributable to a failure to comply with a requirement relating to the preparation or filing of any Tax Return filed or required to be filed before the Closing Date shall not be treated as a Tax of any of the Company or Company Subsidiaries for any taxable periods (or portions thereof) beginning after the Closing Date.

7.03                        Limitations on Indemnification.

(a)                                 Parent will not be entitled to be indemnified for Losses with respect to the matters described in Section 7.02 for any Loss except to the extent the total of all Losses with respect to such matters, in the aggregate, exceeds $400,000 (the “Basket”), at which time Parent shall have the right to set-off only the full amount of such Losses (i.e., and not just the excess over the Basket) in excess of the Basket against the Milestone Consideration in compliance with Section 7.06 in the order such Milestone Consideration becomes due, until the full amount of Parent’s indemnifiable Losses shall have been so set-off against the Milestone Consideration in compliance with Section 7.06.  Notwithstanding the foregoing, Appraisal Rights Payments shall not be subject to or counted towards such Basket and may be set-off against the Milestone Consideration in compliance with Section 7.06.    Notwithstanding anything to the contrary herein, the maximum amount of Losses that may be set-off against and reduce the Milestone Consideration pursuant to this Article VII is limited to $5,000,000 (the “Indemnity Cap”).  For the avoidance of doubt, in no event shall any Losses or other amounts be set-off against or reduce the Merger Consideration pursuant to this Article VII (individually or together with all previous amounts that were set-off against or reduced the Milestone Consideration) by an aggregate amount in excess of the Indemnity Cap.  Notwithstanding the foregoing, neither the Basket nor the Indemnity Cap shall apply to any Losses resulting from (1) fraud, (2) any breach of the Fundamental Representations, (3) the adjustments set forth in Section 1.13 with respect to Closing Cash and Estimated Closing Cash, (4) Indemnified Taxes or (5) Consideration Spreadsheet Losses.

(b)                                 In addition to the foregoing limits, except in the case of fraud, Parent acknowledges that, from and after the Closing, the sole and exclusive remedy of Parent with respect to claims for indemnifiable Losses pursuant to this Article VII shall be to set-off the amount of such Losses (subject to the Indemnity Cap, if applicable) against the Milestone Consideration not yet paid to the Exchange Agent for the benefit of the Stockholders (but not against Milestone Consideration for which payment to the Exchange Agent for further distribution to the applicable Stockholders is past due), in the order in which such Milestone Consideration becomes due, all in compliance with Section 7.06. Except in the case of fraud, no amount previously paid or delivered by the Parent or Surviving Company hereunder shall be subject to recovery by Parent, Merger Sub, Merger Sub II, Surviving Company, any Affiliate of Parent or Merger Sub or Merger Sub II or Surviving Company, or any Person claiming by or through Parent, Merger Sub, Merger Sub II, Surviving Company or any Affiliate of Parent or Merger Sub or Merger Sub II or Surviving Company.

(c)                                  Parent shall take, and cause its Affiliates to take, all commercially reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto. Notwithstanding anything contained herein to the contrary, the amount of Losses subject to indemnification under this Article VII shall be calculated after giving effect to (i) any insurance proceeds actually received by Parent (or any of its Affiliates) with respect to such Losses, less costs incurred to obtain such insurance proceeds, (ii) any recoveries which are obtained by Parent (or any of its Affiliates) from any other third party, less costs to obtain such recoveries, or (iii) any Tax refunds or actual reductions in Taxes realized by Parent in the tax year in which the Loss was incurred or in the immediately succeeding tax year as a result of incurring such Loss.

(d)                                 The right of Parent to recover for indemnifiable Losses pursuant to this Article VII shall not be affected by any investigation conducted or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with any representation, warranty, covenant or obligation of Company herein.

(e)                                  For purposes of determining the amount of Losses subject to indemnification under this Article VII, but not for determining whether a breach of any representation or warranty has occurred, the representations and warranties of the Parties in this Agreement shall not be deemed to be qualified by any references to materiality or Material Adverse Effect.

7.04                        Indemnification Procedures.

(a)                                 All claims for indemnification by Parent under this Article VII shall be brought in good faith and asserted and resolved in accordance with this Section 7.04 and be subject to the limitations set forth elsewhere in this Article VII.

(b)                                 If Parent intends to seek indemnification pursuant to this Article VII, Parent shall promptly notify the Stockholders Representative in writing of such claim, describing such claim in reasonable detail and the amount or estimated amount of such Losses (the “Claims Notice”); provided that, subject to the limitations in respect of the Survival Date, the failure of Parent to promptly notify the Stockholders Representative shall not relieve the Company Indemnifying Parties from liability for such claims except and only to the extent that the Company Indemnifying Parties were actually prejudiced by such delay.  In the event that Parent delivers a Claim Notice, Parent shall promptly provide, and shall cause Surviving Company to promptly provide, the Stockholders Representative with (x) all books, records and other materials and information reasonably requested by the Stockholders Representative related to the claims set forth in the Claims Notice, and (y) the right to speak to, ask questions of and receive responsive answers from key personnel of Parent and Surviving Company having responsibility for or knowledge of the matters set forth in the Claims Notice.

(c)                                  For a period of thirty (30) Business Days after receipt of a Claims Notice (the “Dispute Period”) in compliance with Section 7.04(a), Parent shall make no reduction to the Milestone Consideration with respect to the Losses alleged in such Claims Notice unless Parent shall have received written authorization from the Stockholders Representative to make such reduction. After the expiration of the Dispute Period, Parent shall reduce the Milestone Consideration by an amount equal to all or a portion of the Losses set forth in such Claims Notice only to the extent the Stockholders Representative has not objected in a written statement to the applicable portion of any claim or claims made in the Claims Notice, which written statement shall include in reasonable detail the basis for such objection, and such written statement shall have been delivered to Parent prior to the expiration of the Dispute Period.  Parent shall not set-off against or reduce the Milestone Consideration by the amount of any claimed Losses that are timely objected to by the Stockholders Representative.

(d)                                 If the Stockholders Representative objects in writing to any portion of the claim or claims by Parent made in any Claims Notice within the Dispute Period, Parent and the Stockholders Representative shall negotiate in good faith for forty-five (45) days after Parent’s receipt of such written objection (the “Negotiation Period”) to resolve such objection. If Parent and the Stockholders Representative shall so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties.  Parent shall be entitled to conclusively rely on any such memorandum and Parent shall reduce the Milestone Consideration in accordance with the terms of such memorandum.

(e)                                  If no such agreement can be reached during the Negotiation Period, but in any event upon the expiration of the Negotiation Period, either Parent or the Stockholders Representative may bring suit in a court having competent jurisdiction.  The final non-appealable decision of a court of competent jurisdiction as to the validity and amount of any claim in such Claims Notice shall be binding and conclusive upon the Parties to this Agreement.  Judgment upon any award rendered by the court may be entered in any other court having jurisdiction over the applicable Party.

7.05                        Third Party Claims

(a)                                 If any claim, action, suit or proceeding is made against Parent or the Surviving Company by a third party that will or could be the subject of a Claims Notice (a “Third Party Claim”), Parent shall give prompt written notice of such Third Party Claim to the Stockholders Representative.  The Stockholders Representative shall be entitled to participate in the defense thereof and to employ counsel, at the sole expense of the Stockholders, separate from the counsel employed by Parent.

(b)                                 Neither Parent nor Company shall consent to entry of a judgment, admit any liability with respect to, or settle, compromise or discharge, a Third Party Claim without the Stockholders Representative’s prior written consent, not to be unreasonably delayed or withheld.

(c)                                  Subject to Section 7.05(b), Parent and the Company shall prosecute, defend and settle any Third Party Claim.  Parent and the Company shall pursue, through counsel of their selection, the prosecution, defense or settlement of all Third Party Claims until such time, if any, that Parent shall elect not to pursue indemnification with respect to such Third Party Claim.  Parent agrees to, and to cause the Company to, act reasonably and in good faith in connection with the prosecution, defense or settlement of any Third Party Claim. The Company Indemnifying Parties will remain responsible for any Losses of Parent and the Company as a result of such Third Party Claims to the extent subject to indemnification under this Article VII, and Parent and the Company shall retain all remedies to which they are entitled under this Article VII.  Parent shall keep the Stockholders Representative reasonably informed of all material developments with respect thereto and shall allow the Stockholders Representative to participate in the prosecution, defense and settlement of such Third-Party Claim at the expense of the Stockholders.

7.06                        Set-off Right.  Subject to and after compliance with Sections 7.03, 7.04 and 7.05 herein, Parent shall have the right to set-off the amount of indemnifiable Losses pursuant to this Article VII (subject to the Indemnity Cap, if applicable) against the Milestone Consideration not yet paid to the Exchange Agent for further distribution to the Stockholders (but not against Milestone Consideration for which payment to the Exchange Agent for further distribution to the Stockholders is past due), in the order in which such Milestone Consideration becomes due,  in order to provide recourse to Parent with respect to Parent’s rights under this Agreement, including Parent’s indemnification rights under this Article VII.

7.07                        Sole and Exclusive Remedy.  From and after the Closing, this Article VII will provide Parent’s and Surviving Company’s sole and exclusive recourse and remedy for disputes, claims and Losses relating to or arising, directly or indirectly, from this Agreement and the transactions contemplated hereby, other than for fraud. This Article VII will not affect any remedy Parent may have under this Agreement prior to the Closing or upon termination of this Agreement prior to a Closing.

7.08                        Tax Treatment.  Any payment under this Article VII shall be treated by the parties for U.S. federal, state, local and non-U.S. income Tax purposes as a purchase price adjustment unless otherwise required by applicable Law.

ARTICLE VIII

TAX MATTERS

8.01                        Straddle Period

In the case of any Straddle Period, the amount of any income Taxes for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which the Company or any of its Subsidiaries holds a beneficial interest shall be deemed to terminate at such time).  Any Property Taxes for any Straddle Period shall be allocated to the portion of the Straddle Period ending on the Closing Date on a per diem basis, and all other Taxes for any Straddle Period shall be allocated as if such Straddle Period ended on the Closing Date, except that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions), other than with respect to property placed in service after the Closing, shall be allocated on a per diem basis.

8.02                        Cooperation on Tax Matters

(a)                                 Parent, Surviving Company, Subsidiaries, the Stockholders Representative, and the Stockholders shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to this ARTICLE XIII and any audit, litigation or other proceeding with respect to Taxes.  Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  Surviving Company, Stockholders Representative, the Subsidiaries and Stockholders agree (A) to retain all books and records with respect to Tax matters pertinent to Company and its Subsidiaries relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Parent or the Stockholders Representative, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Party so requests, Parent or Stockholders Representative, as the case may be, shall allow the other Party to take possession of such books and records.

(b)                                 Parent and the Stockholders Representative further agree, upon request, to use their commercially reasonable best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

8.03                        Transfer Taxes

All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement shall be borne fifty percent (50%) by Parent and fifty percent (50%) by Stockholders.

8.04                        Certain Tax Covenants.

(a)                                 Parent shall prepare, or cause to be prepared, all Tax Returns of the Company and its Subsidiaries that are filed after the Closing Date.  All such Tax Returns shall be prepared in accordance with the Company’s and its Subsidiaries’ past practice, except as otherwise required by applicable Law.  Parent shall provide a copy of each such Tax Return relating to a period (or portion thereof) before the Closing Date to the Stockholders Representative as soon as reasonably practicable (and in any event at least twenty-five (25) calendar days) before the deadline for filing each such Tax Return and shall make all changes to such

Tax Returns reasonably requested by the Stockholders Representative if received by Parent at least five days prior to the deadline for filing each such Tax Return within such twenty day period.

(b)                                 Following the Mergers, neither Parent nor the Surviving Company will (and neither Parent nor the Surviving Company will allow any of its Affiliates to) (i) amend or modify a Tax Return of the Company or any of its Subsidiaries for any Pre-Closing Tax Period, (ii) take any action that would extend the applicable statute of limitations for any Taxes or Tax Return of the Company or any of its Subsidiaries for any Pre-Closing Tax Period, (iii) file, amend or revoke any Tax election of the Company or any of its Subsidiaries for a Pre-Closing Tax Period, (iv) make a voluntary disclosure to a Governmental Entity with respect to any Tax or Tax Return of the Company or any of its Subsidiaries for any Pre-Closing Tax Period, or (v) file an election under Section 338(g) of the Code with respect to the acquisition of Company Stock pursuant to the Mergers, in each case, without the prior written consent of the Stockholders Representative (such consent not be unreasonably withheld, conditioned or delayed), if any such action would result in any obligation of the Company Indemnifying Parties to indemnify Parent under this Agreement.  None of Parent, Company,  Merger Sub II (including, for the avoidance of doubt, the Surviving Company) will, and none of Parent, Company, Merger Sub II (including, for the avoidance of doubt, the Surviving Company) will allow any of its Affiliates to, take any action on the Closing Date after the First Effective Time, other than an action in the ordinary course of business or expressly contemplated by this Agreement, which would result in any Tax liability to the Stockholders or any indemnity for Taxes under this Agreement.

ARTICLE IX

TERMINATION

9.01                        Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)                                 by the mutual written consent of Parent and the Company;

(b)                                 by Parent, if any of the representations or warranties of the Company set forth in Article II shall not be true and correct, or if the Company has failed to perform any covenant or agreement on the part of the Company set forth in this Agreement (including an obligation to consummate the Closing), such that the conditions to Closing set forth in either Section 6.01(a) or Section 6.01(b) would not be satisfied as of the Closing Date and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, are not cured within fifteen (15) Business Days after written notice thereof is delivered to the Company; provided, however, that Parent and/or Merger Sub is not then in breach of this Agreement so as to cause the condition to Closing set forth in either Section 6.02(a) or Section 6.02(b) to not be satisfied as of the Closing Date;

(c)                                  by the Company, if any of the representations or warranties of Parent or Merger Sub set forth in Article III shall not be true and correct, or if Parent or Merger Sub has failed to perform any covenant or agreement on the part of Parent or Merger Sub, respectively, set forth in this Agreement (including an obligation to consummate the Closing), such that the conditions to Closing set forth in either Section 6.02(a) or Section 6.02(b) would not be satisfied as of the Closing Date and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, are not cured within fifteen (15) Business Days after written notice thereof is delivered to Parent or Merger Sub; provided, however, that the Company is not then in breach of this

Agreement so as to cause the condition to Closing set forth in Section 6.01(a) or Section 6.01(b) from being satisfied as of the Closing Date;

(d)                                 by Parent or the Company, if the transactions contemplated by this Agreement shall not have been consummated on or prior to the date that is six (6) months from the Effective Date (such date, the “Outside Date”) and the Party seeking to terminate this Agreement pursuant to this Section 9.01(d) shall not have (provided, however, that if such Party is Parent, neither Parent nor Merger Sub shall have) breached in any material respect its obligations under this Agreement in any manner that shall have been the principal cause of the failure to consummate the transactions contemplated by this Agreement on or before the Outside Date;

(e)                                  by Parent or the Company, if any Governmental Entity shall have enacted, issued, promulgated, enforced or entered, or threatens to enact, issue, promulgate, enforce or enter any statute, rule, regulation, executive order, decree, injunction, order or other legal restraint which is in effect and which has the effect of making the Mergers illegal;

(f)                                   by Company, prior to the adoption of this Agreement by the Stockholder Consent, in accordance with, and subject to the terms and conditions of, Section 4.03(e); or

(g)                                  by Parent, if Estimated Closing Cash is less than negative six million dollars (-$6,000,000).

9.02                        Effect of Termination.  In the event this Agreement is terminated by either Parent or the Company as provided above, the provisions of this Agreement shall immediately become void and of no further force and effect (other than this Section 9.02, Section 10.01(d), Section 10.01(e) and Article XII hereof which shall survive the termination of this Agreement), and there shall be no liability on the part of either Parent, Merger Sub, Merger Sub II, the Company, the Stockholders Representative or the Stockholders to one another, except for willful breaches of this Agreement prior to the time of such termination; provided, however, that if the Company terminated this Agreement pursuant to Section 9.01(f), then, no later than the next Business Day following the date of such termination, the Company shall pay to Parent, as Parent’s sole and exclusive remedy, the Termination Fee by wire transfer of immediately available funds to an account designated by Parent, pursuant to Section 4.03.  Each of the Company, Parent, Merger Sub and Merger Sub II acknowledges that the agreements contained in this Section 9.02 are an integral part of the transactions contemplated by this Agreement, that without these agreements the Company, Parent, Merger Sub and Merger Sub II would not have entered into this Agreement, and that any amounts payable pursuant to this Section 9.02 do not constitute a penalty.

ARTICLE X

ADDITIONAL COVENANTS RELATING TO THE STOCKHOLDERS

10.01                 Stockholders Representative.

(a)                                 Appointment.  In addition to the other rights and authority granted to the Stockholders Representative elsewhere in this Agreement, upon and by virtue of the adoption of the requisite holders of Company Stock of this Agreement, each of the Stockholders irrevocably constitutes and appoints the Stockholders Representative (and by execution of this Agreement the Stockholders Representative hereby accepts such appointment), effective after the Closing, as its true and lawful agent and attorney-in-fact for and on behalf of such Stockholder, with full power of substitution, to act in the name, place and stead of such Stockholder and to do any and all things and execute any and all documents which may be necessary, convenient or appropriate to facilitate the consummation of the transactions contemplated by this Agreement, including (i) execution of the documents and certificates pursuant to this Agreement; (ii) resolution (whether by negotiation, litigation, settlement, compromise or otherwise) of claims made by Parent pursuant to Article VII, including disputing or refraining from disputing the set-off of any amount; (iii) receipt and forwarding of notices and communications pursuant to this Agreement; (iv) administration of the provisions of this Agreement; (v) giving or agreeing to, on behalf of all or any of the Stockholders, any and all notices, consents, waivers, amendments or modifications deemed by the Stockholders Representative, in its sole and absolute discretion, to be necessary or appropriate under this Agreement and the execution or delivery of any documents that may be necessary or appropriate in connection therewith; (vi) amending this Agreement or any of the instruments to be delivered to Parent, Merger Sub or Merger Sub II (including, for the avoidance of doubt, the Surviving Company) pursuant to this Agreement; (vii) (A) disputing or refraining from disputing, on behalf of each Stockholder relative to any amounts to be received by such Stockholder under this Agreement or any agreements contemplated hereby or thereby, any claim made by Parent under this Agreement or other agreements contemplated hereby, (B) disputing or refraining from disputing the achievement or non-achievement of any Milestone and the payment or non-payment of any Milestone Payment, (C) negotiating, litigating, settling and compromising, on behalf of each such Stockholder, any dispute that may arise under, and exercising or refraining from exercising any remedies available under, this Agreement or any other agreement contemplated hereby or thereby and (D) executing, on behalf of each such Stockholder, any settlement agreement, release or other document with respect to such dispute or remedy; and (viii) engaging attorneys, accountants, agents or consultants on behalf of the Stockholders in connection with this Agreement or any other agreement contemplated hereby or thereby and paying any fees related thereto.

(b)                                 Authorization.  The appointment of the Stockholders Representative is coupled with an interest and shall be irrevocable by any Stockholder in any manner or for any reason.  This authority granted to the Stockholders Representative shall not be affected by the death, illness, dissolution, disability, incapacity or other inability to act of any principal pursuant to any applicable Law.

(c)                                  Actions by the Stockholders Representative; Resignation; Vacancies.  The Stockholders Representative may resign from its position as Stockholders Representative upon twenty (20) days prior written notice delivered to Parent and the Stockholders comprising the Advisory Committee (as such term is defined under that certain engagement letter by and among the Company, the Stockholders Representative and certain of the Stockholders) in the event of circumstances rendering it impracticable for Stockholder Representative’s to reasonably continue to effectively serve, including amendments increasing the Stockholders Representative’s responsibilities without its consent or failure to pay amounts due to the Stockholders Representative.  If there is a vacancy at any time in the position of the Stockholders Representative for any reason, such vacancy shall be filled by the majority vote in accordance with the Stockholders’ Pro Rata Percentages.

(d)                                 No Liability.  All acts of the Stockholders Representative hereunder in its capacity as such shall be deemed to be acts on behalf of the Stockholders and not of the Stockholders Representative individually.  The Stockholders Representative shall not have any Liability for any amount owed to Parent pursuant to Section 7.02.  The Stockholders Representative shall not be liable to the Company, Parent, Merger Sub or Merger Sub II (including, for the avoidance of doubt, Surviving Company), for any Liability of a Stockholder or otherwise, or for anything which it may do or refrain from doing in connection with this Agreement.  The Stockholders Representative shall not be liable to the Stockholders for any Liability of a Stockholder or otherwise, or for any error of judgment, or any act done or step taken or omitted by it in good faith (it being understood that any act done or omitted pursuant to the advice of legal counsel shall be conclusive evidence of such good faith), or for any mistake in fact or Law, or for anything which it may do or refrain from doing in connection with this Agreement except in the case of any loss directly caused by the Stockholder Representative’s gross negligence or willful misconduct.  The Stockholders Representative may seek the advice of legal counsel in the event of any dispute or question as to the construction of any of the provisions of this Agreement or its duties hereunder, and it shall incur no Liability to Parent, Merger Sub, Merger Sub II (including, for the avoidance of doubt, Surviving Company), the Company or the Stockholders and shall be fully protected with respect to any action taken, omitted or suffered by it in good faith in accordance with the advice of such counsel.  The Stockholders Representative shall not by reason of this Agreement have a fiduciary relationship in respect of any Stockholder.

(e)                                  Indemnification; Expenses.  Each Stockholder shall, only to the extent of such Stockholder’s Pro Rata Percentage thereof, indemnify and defend the Stockholders Representative and hold the Stockholders Representative harmless against any and all losses, liabilities, claims, penalties, fines, forfeitures, actions, fees, damages, costs or expenses (including the fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively, “Representative Losses”) arising out of or in connection with the acceptance, performance or administration of the Stockholders Representative’s duties under this Agreement or any ancillary agreements hereto, in each case as such Representative Loss is suffered or incurred; provided, that in the event that any such Representative Loss is finally adjudicated to have been directly caused by the fraud, gross negligence or willful misconduct of the Stockholders Representative, the Stockholders Representative will reimburse the Stockholders the amount of such indemnified Representative Loss to the extent attributable to such fraud, gross negligence or willful misconduct. If not paid directly to the Stockholders Representative by the Stockholders, any such Representative Losses may be recovered by the Stockholders Representative from any Milestone Payments at such time as any such amounts would otherwise be distributable to the Stockholders; provided, that while this section allows the Stockholders Representative to be paid from the Milestone Payments this does not relieve the Stockholders from their obligation under the immediately preceding sentence to promptly pay such Representative Losses as they are suffered or incurred, nor does it prevent the Stockholders Representative from seeking any remedies available to it at law or otherwise. In no event will the Stockholders Representative be required to advance its own funds on behalf of the Stockholders or otherwise. The Stockholders acknowledge and agree that the foregoing indemnities will survive the resignation or removal of the Stockholders Representative or the termination of this Agreement..

ARTICLE XI

DEFINITIONS

11.01                 Definitions.  For purposes hereof, the following terms when used herein shall have the respective meanings set forth below:

“Accredited Investor” means any Stockholder who is an “accredited investor” (as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act), as determined by Parent in its reasonable discretion.

“Action” means any legal action, suit, arbitration, claim, proceeding or other similar dispute (whether federal, state, local or foreign).

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, Contract or otherwise.

“Affiliated Group” means an affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated or unitary group defined under state, local or foreign income Tax Law) of which the Company is or has been a member.

“Agreed Insurance Tails” means (i) the D&O Tail and (ii) additional insurance tails purchased to cover employment practices, products liability and a fiduciary in respect of the Company Employee Benefit Plans intended to include a Code Section 401(k) arrangement.

“Alternative Closing Price” the average of the closing sale prices per share of Parent Common Stock as reported on the Nasdaq (or other national exchange upon which the Parent Common Stock is then listed) for the five (5) trading day period ending three (3) calendar days prior to the Closing Date (as adjusted, if applicable and appropriate, to reflect any reclassification, stock split, reverse stock split, dividend, distribution or other like change with respect to Parent Common Stock effected (or for which a record date is established) on or after the first day of such five (5) trading day period and on or prior to the Closing Date).

“Antitrust Law” means any federal, state or foreign Law, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade or the significant impediment of effective competition.

“Average Closing Price” means the average of the closing sale prices per share of Parent Common Stock as reported on the Nasdaq (or other national exchange upon which the Parent Common Stock is then listed) for the five (5) trading day period ending three (3) calendar days prior to the date of the Agreement (as adjusted, if applicable and appropriate, to reflect any reclassification, stock split, reverse stock split, dividend, distribution or other like change with respect to Parent Common Stock effected (or for which a record date is established) on or after the first day of such five (5) trading day period and on or prior to the Closing Date).

“Business Day” means a day which is neither a Saturday or Sunday, nor any other day on which banking institutions in New York City, New York are authorized or obligated by Law to close.

“Cash” means cash and cash equivalents determined in accordance with GAAP.

“Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of the Company filed with the Secretary of State of the State of Delaware on July 23, 2008, as amended, the Certificate of Amendment of the Amended and Restated Certificate of Incorporation, as amended,  filed with the Secretary of State of the State of Delaware on March 13, 2014, the Certificate of Amendment of Certificate Designating Series A Convertible Preferred Stock and Fixing the Preferences and Relative, Participating, Optional and Other Rights Thereof filed with the Secretary of State of the State of Delaware on March 13, 2014, the Certificate of Amendment of Certificate Designating Series B Convertible Preferred Stock and Fixing the Preferences and Relative, Participating, Optional and Other Rights Thereof filed with the Secretary of State of the State of Delaware on March 13, 2014, the Certificate of Amendment of Certificate Designating Series C Convertible Preferred Stock and Fixing the Preferences and Relative, Participating, Optional and Other Rights Thereof filed with the Secretary of State of the State of Delaware on

March 13, 2014, and the Certificate Designating of Series D Convertible Preferred Stock and Fixing the Preferences and Relative, Participating, Optional and Other Rights Thereof filed with the Secretary of State of the State of Delaware on March 13, 2014.

“Closing Cash” means the aggregate amount of all Cash plus certain agreed-upon prepaid expenses of the Company as of 11:59 p.m. of the day immediately preceding the Closing, minus the sum of, without duplication, (i) the aggregate amount attributable to accrued but unpaid bonuses and compensation with respect to the Company’s directors, officers, employees, consultants and service providers (to the extent not included in Indebtedness or Transaction Expenses), (ii) any Indebtedness (other than the New Debt), (iii) agreed-upon accrued expenses and accounts payable of the Company incurred prior to the date of this Agreement; (iv) Transaction Expenses (but for this purpose excluding subsection (v) of the definition of Transaction Expenses), and (v) the premiums for the Agreed Insurance Tails.  The amounts listed in subsections (i)-(v) of this definition shall all be determined in accordance with GAAP. Notwithstanding the foregoing, the following shall not reduce, and shall be excluded from the determination of, Closing Cash and Estimated Closing Cash: (x) all severance payments to (a) Gerald McMahon, Ph.D. or (b) Arthur G. Altschul, Jr. that are payable or may become payable in Parent Common Stock, and (y) banker, financial advisor and broker fees paid to Guggenheim Securities as contemplated by subsection (v) of the definition of Transaction Expenses. In no event shall the pass-through expenses or other out-of-pocket reimbursements due to Guggenheim Securities, its successors or its assigns be excluded from the determination of Closing Cash or Estimated Closing Cash.  A sample calculation of Closing Cash is attached hereto as Annex II.  The categories of prepaid expenses and accrued expenses which, in each case, are “agreed-upon”, as described above are reflected in the sample calculation attached hereto as Annex III.

“Closing Cash Consideration” means the total amount of any cash payments (i) under Section 1.05(e) and (ii) in lieu of fractional shares of Parent Common Stock pursuant to Section 1.06.

“Closing Merger Consideration” means the Closing Merger Shares and the Closing Cash Consideration.

“Closing Merger Shares” means the number of whole shares of Parent Common Stock determined by dividing the Stock Consideration Amount by the Average Closing Price, rounded up to the nearest whole share; provided, that the Closing Merger Shares shall be increased or decreased (but in no event in excess of five percent (5%) of the number of Closing Merger Shares resulting by using the Average Closing Price) to equal the number of whole shares of Parent Common Stock determined by dividing the Stock Consideration Amount by the Alternative Closing Price, rounded up to the nearest whole share; provided, further, that in the event the number of Closing Merger Shares would result in the aggregate number of shares of Parent Common Stock issuable at the Closing (taken together with any Severance Shares and New Debt Conversion Shares) exceeding 19.9% of the number of shares of Parent Common Stock outstanding at the time of Closing, then the Closing Merger Shares shall equal that number of shares of Parent Common Stock equal to 19.9% of the number of shares of Parent Common Stock outstanding as of the Closing Date, minus the Severance Shares and New Debt Conversion Shares (the “Capped Closing Merger Shares”), and the difference (the “Closing Shortfall”) between the Stock Consideration Amount and the portion of the Stock Consideration Amount represented by the Capped Closing Merger Shares shall be added to the amount to be paid by Parent (or that Parent shall cause to be paid) to the Exchange Agent for further distribution to the Stockholders, at the time of, and together with, the first to be paid Milestone Payment in accordance with the provisions of Section 1.08.

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Acquisition Proposal” means any inquiry, proposal or offer from any Person or “group” (as defined in Section 13(d) of the Exchange Act), other than Parent, relating to (x) any (i) merger, consolidation, liquidation, dissolution, sale of substantial assets, tender offer, recapitalization, share exchange, business combination or similar transaction involving the Company or any of its Subsidiaries, (ii) acquisition in any manner, directly or indirectly (whether in a single transaction or a series of related transactions) of 15% or more of any class of equity securities of the Company or any of its Subsidiaries or (iii) acquisition in any manner, directly or indirectly (whether in a single transaction or a series of related transactions and including by means of license) of assets of the Company or any of its Subsidiaries (including securities of Subsidiaries) equal to 15% or more of the Company’s consolidated assets or to which 15% or more of the Company’s consolidated revenues are attributable; in each case other than the transactions contemplated by this Agreement and (y) except as set forth on Section 11.01 of the Company Disclosure Schedules, the sale, licensing, entering into a collaboration or joint venture or similar transaction with respect to any Kolltan Product or Kolltan Compound, or any Owned Intellectual Property or Licensed Intellectual Property material to the operation of the Company’s business as currently conducted or as contemplated by the Company (as of the date hereof) to be conducted.

“Company Common Stockholder” means a holder of Company Common Stock.

“Company Common Stock” means the Common Stock, par value $0.001 per share, of the Company.

“Company Disclosure Schedules” means the Disclosure Schedules of the Company.

“Company Employee Benefit Plan” means any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including without limitation, each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by the Company or any ERISA Affiliate for the benefit of any Employee or beneficiary thereof, or with respect to which the Company or any of its ERISA Affiliates has or may have any Liability or obligation, including all International Employee Plans.

“Company Indemnifying Parties” shall mean, at any time, the persons who, at that time, have an interest in Milestone Payments not previously paid (other than Milestone Payments that are then past due).

“Company Inventory” shall mean all of the Company’s raw materials, work-in-process, finished goods and merchandise, packaging and other supplies related thereto.

“Company Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate, has had or would be reasonably expected to have a materially adverse effect on (i) the business, assets, properties or condition (financial or otherwise) of the Company or (ii) the ability of the Company to consummate the transactions contemplated hereby; provided, however, that, solely with respect to clause (i), none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining, whether there has been or will be, a Company Material Adverse Effect:  any adverse change, effect, event, occurrence, state of facts or development attributable to (A) operating, business, regulatory or other conditions in the industry in which the Company operates (but only to the extent it does not disproportionately affect the Company, relative to other companies operating in the industry in which the Company operates), (B) general economic conditions, including changes in the credit, debt or financial or capital markets (including changes in interest or exchange rates), in each case, in the United States or anywhere else in the world (but only to the extent it does not disproportionately affect the Company, relative to other companies operating in the industry in which the Company operates), (C) changes in GAAP or other accounting requirements or principles or any changes in applicable Laws or the interpretation thereof (but only to the extent it does not disproportionately affect the Company, relative to other companies operating in the industry in which the Company operates), (D) the failure of the Company to meet or achieve the results set forth in any projection or forecast (provided, however, that clause (D) shall not prevent a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in a Company Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Company Material Adverse Effect)), (E) global, national or regional political conditions, including hostilities, acts of war, sabotage or terrorism or military actions or any escalation, worsening or diminution of any such hostilities, acts of war, sabotage or terrorism or military actions (but only to the extent it does not disproportionately affect the Company, relative to other companies operating in the industry in which the Company operates), and (F) hurricanes, earthquakes, floods or other natural disasters (but only to the extent it does not disproportionately affect the Company, relative to other companies operating in the industry in which the Company operates).

“Company Preferred Stock” means, collectively, the Company’s Series A Convertible Preferred Stock, Series B Convertible Preferred Stock, Series C Convertible Preferred Stock and Series D Convertible Preferred Stock.

“Company Preferred Stockholder” means a holder of Company Preferred Stock.

“Company Stock” means the Company Common Stock and Company Preferred Stock.

“Confidentiality Agreement” means the Nondisclosure Agreement dated as of August 3, 2016 by and between Parent and the Company.

“Consideration Amount” means $62,500,000, subject to adjustment as set forth in the first sentence of Section 1.13 of this Agreement, less one and one-half (1.5) times the aggregate principal amount of the New Debt.

“Contract” means any legally binding agreement, contract, arrangement, lease, loan agreement, security agreement, license, indenture or other similar instrument or obligation to which the party in question is a party or by which a party or its assets is bound, whether oral or written.

“Designated Severance Obligations” shall mean the sum of (A) the aggregate amount of severance payments (including for this purposes all payments of any nature whatsoever arising in connection with a termination of employment, including, without limitation, the payment of accrued vacation pay, post-employment health benefit obligations and any taxes paid on such severance payment amounts) that are payable or may become payable by the Company in respect of each Company employee or officer as a result of the Mergers plus (B) the total cash cost to the Company reasonably expected to be incurred in connection with the loss of any federal Tax deduction for such severance payment amounts by virtue of Section 280G of the Code; provided, for the avoidance of doubt, that any reduction of net operating losses as a result of a lost federal Tax deduction for severance payment amounts shall not in any circumstances be considered a cash cost that is included in the amount of Designated Severance Obligations.

“DOL” means the United States Department of Labor.

“Employee” means any current or former employee of the Company or any of its Subsidiaries.

“Employee Agreement” means each management, employment, severance, relocation, repatriation, expatriation, visa, work permit or other agreement, or contract between the Company or any of its Subsidiaries and any Employee.

“Environmental Laws” means all Laws (including all agreements with, or orders issued by, any Governmental Entity) relating to working conditions or the protection the environment, and the payment of compensation for natural resource damages, including, without limitation:  (a) all Laws that control, govern, limit, prohibit, regulate or otherwise relate to any pollutants, contaminants, hazardous, imminently hazardous or toxic substances, hazardous materials, or hazardous waste (“Regulated Substances”); (b) all Laws relating to the protection or preservation of occupational health and safety; and (c) all Laws relating to the labeling, notice or disclosure of Regulated Substances.  Without limiting the generality of the foregoing, the term Environmental Laws includes, without limitation, each of the following statutes and the regulations promulgated thereunder, as well all similar state, local or foreign Laws, each including all implementing guidance and legal requirements and as may be amended from time to time:  the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Solid Waste Disposal Act, as amended by Resource Recovery and Conservation Act of 1976, the Federal Water Pollution Control Act, the Safe Drinking Water Act, the Clean Air Act, the Hazardous Materials Transportation Act, and Title 2a of the Connecticut General Statutes.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any person or entity under common control with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended.

“FDA” means the United States Food and Drug Administration, or any successor organization.

“FDCA” means the United States Food and Drug and Cosmetic Act, as amended.

“Fundamental Representations” means the representations and warranties of the Company set forth in Section 2.01(Organization and Power), Section 2.03(a), Section 2.03(b) and Section 2.03(c) (Authorization; No Breach; Valid and Binding Agreement), Section 2.04 (Capitalization), Section 2.08 (Tax Matters), Section 2.23 (Brokerage) and the Specified Intellectual Property Representations.

“GAAP” means United States generally accepted accounting principles consistently applied.

“Good Clinical Practices” shall mean FDA’s standards for the design, conduct, performance, monitoring, auditing, recording, analysis, and reporting of clinical trials as set forth in 21 C.F.R. Parts 50, 54, 56 and 312 and applicable guidance documents, as well as similar applicable standards in foreign jurisdictions.

“Good Laboratory Practices” shall mean FDA’s standards for the design, conduct, performance, monitoring, auditing, recording, analysis, and reporting of nonclinical studies as set forth in 21 C.F.R. Part 58 and applicable guidance documents, as well as similar applicable standards in foreign jurisdictions.

“Governmental Entity” means any federal, national, state, foreign, provincial, local or other government or any governmental, regulatory, administrative or self-regulatory authority, agency, bureau, board, commission, court, judicial or arbitral body, department, political subdivision, tribunal or other instrumentality thereof.

“Guggenheim Securities” means Guggenheim Securities, LLC.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means, with respect to a Person, the indebtedness (including unpaid interest, fees, expenses, prepayment charges or premium thereon), without duplication, (i) in respect of borrowed money or for the deferred purchase price of products or services; (ii) as may be evidenced by any note, bond, debenture or other debt security, including without limitation the amount of the New Debt; (iii) to be owed under conditional sale or other title retention agreements; (iv) in respect of obligations for the reimbursement of any obligor for amounts drawn on any letter of credit, banker’s acceptance or similar transaction; (v) all obligations arising out of any financial hedging, swap or other similar arrangement; (vi) all obligations as lessee that would be required to be capitalized in accordance with GAAP; and (vi) guarantees of obligations of the type described above.  For the avoidance of doubt, “Indebtedness” of the Company shall not constitute any accounts payable or accrued expenses of the Company incurred in the ordinary course of business consistent with past practice.  Notwithstanding anything herein to the contrary, to avoid double counting, in no event shall Indebtedness include any items that come within the definition of Transaction Expenses.

“Indemnified Tax” means (i) all Taxes (or the non-payment thereof) of the Company and its Subsidiaries for all Pre-Closing Tax Periods, (ii) any and all Taxes imposed on the Company or any of its Subsidiaries (or any predecessor of any of the foregoing) as a result of being a member of an affiliated, consolidated, combined, or unitary group on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local, or non-U.S. law or regulation, and (iii) any and all Taxes of any person (other than the Company and its Subsidiaries) imposed on the Company or any of its Subsidiaries as a transferee or successor, by contract (other than commercial contracts entered into in the ordinary course of business not primarily related to Taxes) or pursuant to any law, rule or regulation, which Taxes relate to an event or transaction occurring before the Closing.

“Intellectual Property” means intellectual property rights in any jurisdiction, including, without limitation, all (i) trademarks including but not limited to service marks, logos, trade dress, distinguishing guises, trade names and similar indicators of origin, whether registered or not, and all goodwill associated therewith; (ii) patents, patent applications and statutory invention registrations, including reissues, divisions, continuations, continuations-in-part, substitutions, extensions and reexaminations thereof, all intellectual property rights in inventions disclosed therein, and all rights therein provided under international treaties and conventions; (iii) design patents and industrial designs, whether registered or not; (iv) mask works, circuit lay-out designs and integrated circuit topographies, whether registered or not; (v) trade secrets;  (vi) copyrights in writings, designs, computer software and other works, whether registered or not; (vii) domain names; (viii) applications and registrations pertaining to any of the foregoing; and (ix) any other industrial and intellectual proprietary rights now known or hereafter recognized in any jurisdiction.

“International Employee Plan” means each Company Employee Benefit Plan or Employee Agreement that has been adopted or maintained by the Company or any Subsidiary or with respect to which the Company or any Subsidiary has or may have any Liability or obligation, with respect to Employees who perform services outside the United States.

“Investor Rights Agreement” means the Amended and Restated Investor Rights Agreement by and among the Company and the other parties thereto dated as of March 13, 2014.

“IRS” means the United States Internal Revenue Service.

“Knowledge of the Company,” “knowledge of the Company” and “the Company’s Knowledge” mean the actual knowledge of Gerald McMahon, Ph.D., Jane V. Henderson, Theresa M. LaVallee, Ph.D., Arthur G. Altschul, Jr. and Ronald A. Peck, M.D.

“Law” means any code, decree, directive, guidance, injunction, judgment, law, order, regulation, rule, statute, treaty or requirement of any Governmental Entity.

“Liabilities” means all indebtedness, obligations and other liabilities of a Person of any nature (including any unknown, undisclosed, unasserted, or contingent), regardless of whether such indebtedness, obligation, or liability would be required to be disclosed on a balance sheet prepared in accordance with generally accepted accounting principles and regardless of whether such debt, obligation, or liability is immediately due and payable.

“Liquidation Event” shall have the meaning ascribed thereto in the Company’s Certificate Designating Series D Preferred Stock and Fixing Preferences and Relative, Participating, Optional and Other Rights Thereof, as filed on March 13, 2014 with the Secretary of State of the State of Delaware.

“Liens” means liens, pledges, mortgages, security interests, charges, encumbrances, or other restriction or encumbrance of any kind or character whatsoever, in each case other than any license of Intellectual Property.

“Losses” means all losses, liabilities, damages (including incidental and consequential damages), penalties, fines, costs, amounts paid in settlement, Taxes, and expenses, including court costs and reasonable attorneys’ and other professionals’ fees and expenses and any other costs of enforcing an indemnitee’s rights under this Agreement; provided, however, Losses does not include, and no indemnitee shall be entitled to seek or recover under any theory of liability, any punitive, exemplary, incidental or consequential damages (unless payable to a third-party in connection with a Third-Party Claim).

“Material Adverse Effect” means a Company Material Adverse Effect or a Parent Material Adverse Effect.

“Merger Consideration” means (i) the Closing Merger Consideration, plus (ii) the Milestone Consideration, in each case, if, as and when payable (or issuable) and without interest.

“Merger Shares” means the Closing Merger Shares, the Severance Shares, the New Debt Conversion Shares and, if applicable, the Milestone Consideration Shares.

“Milestone Consideration” means all Milestone Payments required to be made by Parent to the Stockholders under Section 1.08.

“Milestone Consideration Shares” means all shares of Parent Common Stock determined by Parent to be issued to satisfy all or a portion of the Milestone Consideration owed by Parent to the Stockholders hereunder, if applicable.

“Multiemployer Plan” means any “Pension Plan” which is a “multiemployer plan,” as defined in Section 3(37) of ERISA.

“Options” means all options to acquire Company Common Stock granted under the Company Stock Plans outstanding immediately prior to the First Effective Time.

“Organizational Documents” means, with respect to the Company, the Bylaws of the Company, as amended, and the Certificate of Incorporation.

“Parent Common Stock” means the common stock, par value $.001 per share, of Parent (or comparable equity securities of an acquirer of, or successor-in-interest to, Parent).

“Parent Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate, has had or would be reasonably expected to have a materially adverse effect on (i) the business, assets, properties or condition (financial or otherwise) of Parent or (ii) the ability of Parent to consummate the transactions contemplated hereby; provided, however, that, solely with respect to clause (i), none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining, whether there has been or will be, a Parent Material Adverse Effect:  any adverse change, effect, event, occurrence, state of facts or development attributable to (A) operating, business, regulatory or other conditions in the industry in which Parent operates (but only to the extent it does not disproportionately affect Parent, relative to other companies operating in the industry in which Parent operates), (B) general economic conditions, including changes in the credit, debt or financial or capital markets (including changes in interest or exchange rates), in each case, in the United States or anywhere else in the world (but only to the extent it does not disproportionately affect Parent, relative to other companies operating in the industry in which Parent operates), (C) changes in GAAP or other accounting requirements or principles or any changes in applicable Laws or the interpretation thereof (but only to the extent it does not disproportionately affect Parent, relative to other companies operating in the industry in which Parent operates), (D) the failure of Parent to meet or achieve the results set forth in any projection or forecast (provided, however, that clause (D) shall not prevent a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in a Parent Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Parent Material Adverse Effect)), (E) global, national or regional political conditions, including hostilities, acts of war, sabotage or terrorism or military actions or any escalation, worsening or diminution of any such hostilities, acts of war, sabotage or terrorism or military actions (but only to the extent it does not disproportionately affect Parent, relative to other companies operating in the industry in which Parent operates), (F) hurricanes, earthquakes, floods or other natural disasters (but only to the extent it does not disproportionately affect Parent, relative to other companies operating in the industry in which Parent operates) and (G) the announcement of the Mergers, including any reduction in value of the Parent Common Stock following the announcement of the First Merger.

“Pension Plan” means each Company Employee Benefit Plan which is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.

“Permitted Liens” means (i) statutory liens for current Taxes or other governmental charges not yet due and payable; (ii) mechanics’, carriers’, workers’, repairers’ and similar statutory liens arising or incurred in the ordinary course of business consistent with past practice for amounts which are not delinquent and which are not, individually or in the aggregate, material to the Company; (iii) zoning, entitlement, building and other land use regulations imposed by Governmental Entities having jurisdiction over the Company’s Leased Real Property which are not violated by the current use and operation of the Company’s Leased Real Property; (iv) covenants, conditions, restrictions, easements and other similar matters of record affecting title to the Company’s Leased Real Property which do not materially impair the occupancy or use of the Company’s Leased Real Property for the purposes for which it is currently used or proposed to be used in connection with the Company’s businesses; (v) liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation; and (vi) liens on goods in transit incurred pursuant to documentary letters of credit, bills of lading and similar documents.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, a Governmental Entity or any other entity.

“PHSA” means the United States Public Health Service Act, as amended.

“Pre-Closing Tax Period” shall mean any taxable period (or portion thereof) ending on or prior to the Closing Date.

“Pro Rata Percentage” means, with respect to any Stockholder, the quotient (expressed as a percentage) obtained by dividing (i) the aggregate amount of Merger Consideration then received by such Stockholder divided by the aggregate amount of Merger Consideration then received by all such Stockholders.

“Property Taxes” means all real, personal and intangible property Taxes and similar ad valorem Taxes.

“Registration Statement” means a registration statement under the Securities Act, including a registration statement on Form S-1, S-3, S-4 or applicable successor form, including an automatic shelf registration statement, filed by Parent, and any amendments or supplements thereto (whether prior to or after the effective date thereof).

“Regulatory Authority” means the Governmental Entity in each country or regulatory jurisdiction with the authority to grant Marketing Approvals, including the FDA.

“Related Agreements” means the Support Agreements, the Certificate of Merger and the Second Certificate of Merger.

“Representative” means, with respect to a Person, such Person’s officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors.

“Sanctioned Country” shall mean any of Cuba, Iran, North Korea, Sudan and Syria.

“Sanctioned Person” shall mean any Person with whom dealings are restricted or prohibited under the Sanctions Laws of the United States, the United Kingdom, the European Union or the United Nations, including (a) any Person identified in any list of sanctioned Persons maintained by (i) the United States Department of Treasury, Office of Foreign Assets Control, the United States Department of Commerce, Bureau of Industry and Security, or the United States Department of State; (ii) Her Majesty’s Treasury of the United Kingdom; (iii) any committee of the United Nations Security Council; or (iv) the European Union; (b) any Person located, organized, or resident in, organized in, or a Governmental Entity or government instrumentality of, any Sanctioned Country and (c) any Person directly or indirectly 50% or more owned or controlled by, or acting for the benefit or on behalf of, a Person described in (a) or (b).

“Sanctions Law” shall mean all legal requirements concerning economic sanctions, including embargoes, export restrictions, the ability to make or receive international payments, the freezing or blocking of assets of targeted Persons, the ability to engage in transactions with specified persons or countries, or the ability to take an ownership interest in assets of specified Persons or located in a specified country, including any Laws threatening to impose economic sanctions on any person for engaging in proscribed behavior.

“SEC” means the United States Securities and Exchange Commission.

“Severance Shares” means the Parent Common Stock issued to Arthur G. Altschul, Jr. or Gerald McMahon, Ph.D. to satisfy the severance obligations owed to such person(s).

“Specified Intellectual Property Representations” means Section 2.10(c), Section 2.10(d), Section 2.10(e) and Section 2.10(f).

“Series A Convertible Preferred Stock” means the Series A Preferred Stock of the Company with a par value of $0.001 per share.

“Series B Convertible Preferred Stock” means the Series B Preferred Stock of the Company with a par value of $0.001 per share.

“Series C Convertible Preferred Stock” means the Series C Preferred Stock of the Company with a par value of $0.001 per share.

“Series D Convertible Preferred Stock” means the Series D Preferred Stock of the Company with a par value of $0.001 per share.

“Software” means computer software, programs and databases in any form, including Internet web sites, web content and links, source code, executable code, tools, menus, and all versions, updates, corrections, enhancements and modifications thereof, and all related documentation related thereto.

“Standard Software” means Software that (i) is so licensed solely in executable or object code form pursuant to a nonexclusive software license; (ii) is not incorporated into the products of the Company; and (iii) is generally available on standard terms for either (A) annual payments by the Company of $75,000 or less or (B) aggregate payments by the Company of $75,000 or less.

“Stockholder” means a Company Common Stockholder or a Company Preferred Stockholder.

“Stockholder Consent” means the holders of a type and number of shares of Company Stock sufficient to adopt and approve this Agreement and approve the Mergers as required under applicable law, the Organizational Documents of the Company, and any applicable agreements between the Company, on the one hand, and any Stockholder, on the other hand, whether by written consent or otherwise (including action taken at a stockholders’ meeting).

“Stock Consideration Amount” means the Consideration Amount minus the Closing Cash Consideration.

“Straddle Period” means a tax period beginning on or before the Closing Date and ending after the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation of which a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or any partnership, association or other business entity of which a majority of the partnership or other similar ownership interest is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof.

“Tax” or “Taxes” means any and all taxes, assessments, levies, tariffs, duties or other charges or impositions in the nature of a tax (together with any and all interest, penalties, additions to tax and additional amounts, whether disputed or not, imposed with respect thereto) imposed by any Governmental Entity, including net income, capital gains, estimated income, gross income, gross receipts, profits, business, license, occupation, franchise, capital stock, property (real, tangible or intangible), sales, use, ad valorem, transfer, value added, registration, escheat, employment or unemployment, social security, health, payroll, disability, severance, alternative or add-on minimum, customs, excise, stamp, environmental, windfall profit, commercial rent or withholding taxes.

“Tax Returns” means any return, report, statement, information return or other document (including schedules, attachments or any related or supporting information and amendments) filed or required to be filed with any Governmental Entity or other authority in connection with the determination, assessment or collection of any Tax or the administration of any Laws or administrative requirements relating to any Tax.

“Termination Fee” means $1,625,000.

“Transaction Expenses” means (i) any fees and disbursements payable to legal counsel and accountants of the Company that are payable by the Company in connection with the transactions contemplated by this Agreement (which fees and disbursements shall not include any banker, financial advisor and/or broker fees), (ii) all change of control, sale bonus and other similar payments payable by the Company to any Person in connection with, or triggered by the consummation of, the transactions contemplated by this Agreement including, without limitation, any agreements to retain personnel through the Closing Date and any agreements triggered by a termination of employment relating to the consummation of the transactions contemplated by this Agreement; (iii) any fees and disbursements payable to the Stockholders Representative; (iv) Designated Severance Obligations; (v) and banker, financial advisor and broker fees payable to Guggenheim Securities, its successors and assigns, in connection with this Agreement or the transactions contemplated hereby in amount equal to but not to exceed $2,500,000 and (vi) all other miscellaneous expenses or costs, in each case, incurred by the Company at or prior to Closing in connection with the transactions contemplated by this Agreement.  Notwithstanding anything herein to the contrary, to avoid double counting, in no event shall Transaction Expenses include any items that come within the definition of Indebtedness. Notwithstanding the foregoing, the following shall not reduce, and shall be excluded from the determination of, Transaction Expenses: all severance payments to (a) Gerald McMahon, Ph.D. or (b) Arthur G. Altschul, Jr. that are payable or may become payable in Parent Common Stock.  In no event shall the pass-through expenses or other out-of-pocket reimbursements due to Guggenheim Securities, its successors or its assigns be excluded from the determination of Transaction Expenses.

11.02                             Other Definitional Provisions.

(a)                                 Accounting Terms.  Accounting terms that are not otherwise defined in this Agreement have the meanings given to them under GAAP.  To the extent that the definition of an accounting term defined in this Agreement is inconsistent with the meaning of such term under GAAP, the definition set forth in this Agreement shall control.

(b)                                 Successor Laws.  Any reference to any particular Code section or Law shall be interpreted to include any revision of or successor to that section regardless of how it is numbered or classified.

11.03                             Cross-Reference of Other Definitions.  Each capitalized term listed below is defined in the corresponding Section of this Agreement:

Term	Section No.
280G Approval	5.04
280G Waiver	5.04
Acquisition Agreement	4.03(d)
Agreement	Preface
Annual Net Sales	1.08(a)(ii)
Appraisal Rights Payments	7.02
Basket	7.03(a)
Black Out Period	5.06(g)
Cancelled Shares	1.05(a)
Celldex Compound	1.08(a)(iii)
Celldex Early Stage Compound	1.08(a)(iv)
Certificate	1.06(c)
Certificate of Merger	1.01(b)
Claims Notice	7.04(b)
Clinical Trial	1.08(a)(v)
Closing	1.02
Closing Date	1.02
Closing Cash Certificate	1.11
Closing Shortfall	Closing Merger Shares definition
Closing Statement	1.12
Combination Product	1.08(a)(xiii)
Commercially Reasonable Efforts	1.08(a)(vi)
Company	Preface

Term	Section No.
Company Bank Accounts	2.24
Company Indemnification Provisions	5.01(a)
Company Stock Plans	2.13(i)
Consideration Spreadsheet	1.05
Consideration Spreadsheet Losses	7.02(a)
Contingency Activities	1.08(i)
D&O Indemnified Parties	5.01(a)
D&O Tail	5.01(b)
DGCL	1.01(a)
Dispute Notice	1.12(b)
Dispute Period	7.04(c)
Dissenting Share	1.09
Dissenting Stockholder	1.09
DLLCA	1.01
Effective Date	Preface
Efforts Period	1.08(a)(vii)
European Market	1.08(a)(viii)
Enforceability Exceptions	2.03(c)
Estimated Closing Cash	1.11
Exchange Agent	1.06(a)
Financial Statements	2.05(a)
Firm	12.18
First Effective Time	1.01(b)
First Kolltan Commercial Milestone	1.08(b)(ii)
First Merger	1.01(a)
Health Benefits	5.08
IND	1.08(a)(ix)
IND Enabling Study	1.08(x)
Indemnity Cap	7.03(a)
Independent Accountant	1.12(b)
Initial Registration Shares	5.06(a)
Initiated	1.08(a)(xi)
Investor Questionnaire	1.06(d)
Kolltan Compound	1.08(a)(xii)
Kolltan Product	1.08(a)(xiii)
Latest Balance Sheet	2.05(a)
Leased Real Property	2.07(a)
Letter of Transmittal	1.06(d)
Licensed Intellectual Property	2.10(c)
Lock-up Agreement	1.06(d)
Lock-up Persons	1.06(d)
Marketing Approval	1.08(a)(xiv)
Material Contracts	2.09(a)
Mergers	1.01(a)
Merger Sub	Preface
METRIC Study	1.08(a)(xv)
Merger Sub II	Preface

Term	Section No.
Milestone	1.08(b)
Milestone Abandonment Notice	1.08(e)
Milestone Notice	1.08(c)(ii)
Milestone Payment	1.08(b)
Nasdaq	6.01(s)
Negotiation Period	7.04(d)
Net Sales	1.08(a)(xvi)
New Debt	2.06(c)
New Debt Conversion Shares	1.14(b)
New Debt Conversion Spreadsheet	1.05
Order	2.11(a)
Other Active	1.08(a)(xvii)
Outside Date	9.01(d)
Owned Intellectual Property	2.10(c)
Parent	Preface
Parent Financial Statements	3.07(b)
Parent SEC Documents	3.07(a)
Parent Stock Value	1.08(a)(xi)
Parties	Preface
Partnership Agreement	1.08(a)(xvii)
Permits	2.15(c)
Phase I Clinical Trial	1.08(a)(xx)
Phase II Clinical Trial	1.08(a)(xxi)
Phase III Clinical Trial	1.08(a)(xxii)
Product Transferee	1.08(a)(xxiii)
Proprietary Software	2.10(i)
Prospectus Supplement	5.06(b)
Real Property Leases	2.07(a)
Recommendation Withdrawal	4.03(a)
Registered Intellectual Property	2.10(a)
Related Party	1.08(a)(xxiv)
Representative Losses	10.01(e)
Second Certificate of Merger	1.01(c)
Second Effective Time	1.01(c)
Second Merger	1.01
Section 280G Payments	5.04
Section 409A	2.13(g)
Securities Act	2.04(b)
Specified Stockholders	1.18
Stockholder Agreements	2.04(e)
Stockholders Representative	Preface
Successful Completion	1.08(a)(xxv)
Superior Proposal	4.03(b)
Support Agreement	Preface
Survival Date	7.01
Surviving Company	1.01(a)
Surviving Company Assets	1.08(a)(xxvi)

Term	Section No.
Surviving Company Compound	1.08(a)(xxvii)
Surviving Company Product	1.08(a)(xxviii)
TAM Partnership	1.08(b)(iii)
TAM Program	1.08(a)(xxix)
Third Party Claim	7.05(a)
Third Party Payments	1.08(a)(xxx)
Upfront Payments	1.08(xxxi)

ARTICLE XII

MISCELLANEOUS

12.01                             Press Releases and Communications.  No Party hereto shall issue any press release or make any public announcement primarily relating to this Agreement or the transactions contemplated hereby, except for any press release or public announcement as agreed to by Parent and the Company, prior to Closing, or the Parent and Stockholders Representative, following Closing, or as otherwise may be required by Law, court process or applicable stock exchange rules and regulations; provided that following the Closing and the public announcement of the Merger (if any), the Stockholders Representative shall be permitted to publically disclose that it has been engaged to serve as the Stockholders Representative as long as such disclosure does not disclose any of the other terms of the Merger or the other transactions contemplated herein.

12.02                             Expenses.  Except as otherwise expressly provided herein (including, without limitation, (w) Section 1.14, (x) all costs, fees and expenses included in the determination of Closing Cash and Estimated Closing Cash, (y) all severance payments to (a) Gerald McMahon, Ph.D. or (b) Arthur G. Altschul, Jr. that are payable or may become payable in Parent Common Stock, and (z) all banker, financial advisor and broker fees payable to Guggenheim Securities, its successors and assigns that are eligible to excluded from the calculation of Closing Cash, the payment of all of which is expressly provided herein), each of the Company, the Stockholders, Parent, Merger Sub, Merger Sub II and the Stockholders Representative shall pay all of their own fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement, including the fees and disbursements of counsel, financial advisors and accountants.  In the event of any dispute under this Agreement, the prevailing party shall be entitled to be reimbursed its costs and expenses (including court costs and attorney’s fees) from the non-prevailing party.

12.03                             Notices.  All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other nationally recognized overnight delivery service or (d) when delivered by facsimile (during normal business hours at the place of receipt) or email (in each case in this clause (d), solely if receipt is confirmed), addressed as follows:

Notices to Parent, Surviving Company and/or Merger Sub and/or Merger Sub II:

Celldex Therapeutics, Inc.

53 Frontage Road, Suite 220

Hampton, NJ 08827

Attn:  Freddy A. Jimenez, Vice-President, Law and Compliance

Fax: (908) 454-1911

with a copy to (which shall not constitute notice):

Lowenstein Sandler LLP

1251 Avenue of the Americas, 17th Floor

New York, NY 10020

Attention:  Anthony O. Pergola, Esq.

Facsimile No.:  (973) 597-2445

Notices to the Stockholders Representative:

Shareholder Representative Services LLC

1614 15th Street, Suite 200

Denver, CO 80202

Facsimile No: (303) 623-0294

Telephone No.: (303) 648-4085

Email: deals@srsacquiom.com

Attention: Managing Director

Notices to the Company:

Kolltan Pharmaceuticals, Inc.

300 George Street, Suite 530

New Haven, CT 06511

Attention:  Eric Agovino, Esq.

Facsimile:  (203) 773-1300

Email:  eric.agovino@kolltan.com

with copies to (before the Closing) (which shall not constitute notice):

Holland & Knight LLP

263 Tresser Blvd, One Stamford Plaza

Suite 1400

Stamford, CT 06901

Attn:  Evan Seideman, Esq.

Facsimile No.:  203-905-4501

12.04                 Assignment.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and its successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by any of the Parties hereto without the prior written consent of the non-assigning Parties; except that Parent may assign this

Agreement and its rights and obligations hereunder to (a) a successor to all or substantially all of Parent’s business or assets, whether by way of merger, sale of equity, sale of assets or other transaction (or series of related transactions), (b) an Affiliate of Parent so long as Parent remains liable for its obligations under this Agreement, and (c) as collateral, to Parent’s and/or its Affiliate’s lender(s) as a secured party under its and/or its Affiliate’s financing arrangement.

12.05                             Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

12.06                             Interpretation.

(a)                                 The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(b)                                 The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.  References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified.

(c)                                  All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement.

(d)                                 Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular, and words denoting either gender shall include both genders as the context requires. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(e)                                  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import.

(f)                                   The use of the word “or” shall not be exclusive.

(g)                                  Any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(h)                                 A reference to any legislation or to any provision of any legislation shall include any modification, amendment, re-enactment thereof, any legislative provision substituted therefore and all rules, regulations and statutory instruments issued or related to such legislation.

(i)                                     Unless otherwise specifically indicated, all references to “dollars” or “$” shall refer to the lawful currency of the United States.

(j)                                    A document shall be deemed to have been “delivered,” “provided,” “furnished,” or “made available” to Parent to the extent that such document has been (i) made available in the data room established by the Company for the purposes of the transactions contemplated by this Agreement or (ii) delivered to Parent or its Representatives via electronic mail, in each case, no later than three (3) Business Days prior to the date hereof.

(k)                                 Any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.  No prior draft of this Agreement nor any course of performance or course of dealing shall be used in the interpretation or construction of this Agreement.  No parol evidence shall be introduced in the construction or interpretation of this Agreement unless the ambiguity or uncertainty in issue is plainly discernible from a reading of this Agreement without consideration of any extrinsic evidence.  Although the same or similar subject matters may be addressed in different provisions of this Agreement, the Parties intend that, except as reasonably apparent on the face of the Agreement or as expressly provided in this Agreement, each such provision shall be read separately, be given independent significance and not be construed as limiting any other provision of this Agreement (whether or not more general or more specific in scope, substance or content).  The doctrine of election of remedies shall not apply in constructing or interpreting the remedies provisions of this Agreement or the equitable power of a court considering this Agreement or the transactions contemplated hereby.

12.07                             Construction.  The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Person.  The specification of any dollar amount or the inclusion of any item in the representations and warranties contained in this Agreement or the Disclosure Schedules or Exhibits attached hereto is not intended to imply that the amounts, or higher or  lower amounts, or the items so included, or other items, are or are not required to be disclosed (including whether such amounts or items are required to be disclosed as material or threatened) or are within or outside of the ordinary course of business, and no Party shall use the fact of the setting of the amounts or the fact of the inclusion of any item in this Agreement or the Disclosure Schedules or Exhibits in any dispute or controversy between the Parties as to whether any obligation, item or matter not described or included in this Agreement or in any Schedule or Exhibit is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or is within or outside of the ordinary course of business for purposes of this Agreement.  The information contained in this Agreement and in the Disclosure Schedules and Exhibits hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any Party to any third party of any matter whatsoever (including any violation of Law or breach of contract).

12.08                             Amendment and Waiver.  Any provision of this Agreement or the Disclosure Schedules hereto may be amended or waived only in a writing signed by Parent, the Company (or the Surviving Company following the Closing) and the Stockholders Representative; provided, however, that after the receipt of the Stockholder Consent, no amendment to this Agreement shall be made which by Law requires further approval by the Stockholders without such further approval by such Stockholders.  No waiver of any provision hereunder or any breach or default thereof shall extend to or affect in any way any other provision or prior or subsequent breach or default.

12.09                             Complete Agreement.  This Agreement and the documents referred to herein contain the complete agreement between the Parties and supersede any prior understandings, agreements or representations by or between the Parties, written or oral, which may have related to the subject matter hereof in any way, including any data room agreements, bid letters, term sheets, summary issues lists or other agreements.

12.10                             Third Party Beneficiaries.  The provisions of this Agreement shall be binding upon and shall inure to the benefit of the Parties and its successors and assigns. Section 5.01 shall be enforceable by the D&O Indemnified Parties.  Nothing expressed or referred to in this Agreement shall be construed to give any Person (including any Stockholder) other than the Parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement; provided, however, that the Stockholders Representative shall have the right, but not the obligation, to enforce any rights of the Stockholders under this Agreement.

12.11                             Waiver of Trial by Jury.  THE PARTIES TO THIS AGREEMENT EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE.  THE PARTIES TO THIS AGREEMENT EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

12.12                             Delivery by Facsimile or Email.  This Agreement and any signed agreement entered into in connection herewith or contemplated hereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or scanned pages via electronic mail, shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person.  At the request of any Party hereto or to any such contract, each other Party hereto or thereto shall re-execute original forms thereof and deliver them to all other Parties.  No Party hereto or to any such contract shall raise the use of a facsimile machine or email to deliver a signature or the fact that any signature or contract was transmitted or communicated through the use of facsimile machine or email as a defense to the formation of a contract and each such Party forever waives any such defense.

12.13                             Counterparts.  This Agreement may be executed in multiple counterparts, any one of which need not contain the signature of more than one (1) Party, but all such counterparts taken together shall constitute one and the same instrument.

12.14                             Governing Law.  All issues and questions concerning the construction, validity, interpretation and enforceability of this Agreement and the Exhibits and Schedules hereto shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any choice of Law or conflict of Law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

12.15                             Jurisdiction.  Any Action seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought and determined exclusively by the Court of Chancery of the State of Delaware; provided, however, that if the Court of Chancery of the State of Delaware does not have jurisdiction, any such Action shall be brought exclusively in the United States District Court for the District of Delaware or any other court of the State of Delaware, and each of the Parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Action and irrevocably waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of the venue of any such Action in any such court or that any such Action which is brought in any such court has been brought in an inconvenient forum.  Process in any such Action may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court.  Without limiting the foregoing, each Party agrees that service of process on such Party as provided in Section 12.03 shall be deemed effective service of process on such Party.

12.16                             Remedies Cumulative.  Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party shall be deemed cumulative with, and not exclusive of, any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy shall not preclude the exercise of any other remedy.

12.17                             Specific Performance.  Each of the Parties acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique and recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Party may have no adequate remedy at Law.  Accordingly, the Parties agree that prior to a valid termination of this Agreement in accordance with this Agreement, such non-breaching Party shall have the right, in addition to any other rights and remedies existing in its favor at Law or in equity, to enforce its rights and the other Party’s obligations hereunder not only by an Action or Actions for damages but also by an Action or Actions for specific performance, injunctive and/or other equitable relief (without posting of bond or other security).  Each of the Parties hereby waives any requirement under Law to post a bond, undertaking or other security as a prerequisite to obtaining equitable relief.

12.18                             Conflict Waiver; Attorney-Client Privilege.  Notwithstanding that the Company has been represented by Holland & Knight LLP (the “Firm”) in the preparation, negotiation and execution of the this Agreement and the transactions contemplated hereby, the Company agrees that after the Closing the Firm may represent the Stockholders Representative, the Stockholders and/or their affiliates in matters related to this Agreement and the transactions contemplated hereby, including without limitation in respect of any indemnification claims pursuant to this Agreement and the transactions contemplated hereby. The Company hereby acknowledges, on behalf of itself and its affiliates, that it has had an opportunity to ask for and has obtained information relevant to such representation, including disclosure of the reasonably foreseeable adverse consequences of such representation, and it hereby waives any conflict arising out of such future representation.  Without limiting the foregoing, the Parties agree that they do not intend for the attorney-client privilege between the Firm and the Company to continue with the Company following the Closing.  Accordingly, none of Parent, the Company, Merger Sub, Merger Sub II or the Surviving Company shall have any rights with respect to the attorney-client privilege that existed between the Firm and the Company prior to the Closing and each of the Parent, the Company, Merger Sub, Merger Sub II or the Surviving Company agree not to waive or seek to waive such privilege or otherwise obtain, or seek to obtain, any information subject to attorney-client privilege with respect to any time period prior to the First Effective Time.

(Signature Page Follows)

IN WITNESS WHEREOF, the Parties have executed this Agreement and Plan of Merger on the day and year first above written.

KOLLTAN PHARMACEUTICALS, INC.

By:	/s/ Gerald McMahon

Name:	Gerald McMahon

Its:	President and CEO

[signature pages continue on next page]

[Signature Page to Agreement and Plan of Merger]

CELLDEX THERAPEUTICS, INC.

By:	/s/ Anthony S. Marucci

Name:	Anthony S. Marucci

Its:	President and CEO

CONNEMARA MERGER SUB 1 INC.

By:	/s/ Anthony S. Marucci

Name:	Anthony S. Marucci

Its:	Director

CONNEMARA MERGER SUB 2 LLC

By:	Celldex Therapeutics, Inc.

Its:	Sole Member

By:	/s/ Anthony S. Marucci

Name:	Anthony S. Marucci

Its:	President and CEO

[signature pages continue on next page]

[Signature Page to Agreement and Plan of Merger]

SHAREHOLDER REPRESENTATIVE SERVICES LLC,
solely in its capacity as the Stockholders Representative

By:	/s/ Sam Riffe

Name:	Sam Riffe

Its:	Executive Director

[Signature Page to Agreement and Plan of Merger]

Exhibit A

Specified Stockholders

1.              Arthur Altschul

2.              Joseph Schlessinger

3.              ADC Products

4.              C.T. Koll

5.              KLP Enterprises, LLC

6.              HBM

Exhibit B

Form of Support Agreement

See attached.

SUPPORT AGREEMENT

THIS SUPPORT AGREEMENT (this “Agreement”) is made as of November 1, 2016 by and between Celldex Therapeutics, Inc., a Delaware corporation (“Parent”) and the stockholder of Kolltan Pharmaceuticals, Inc., a Delaware corporation (the “Company”) set forth on the signature page hereto (“Stockholder”).  Capitalized terms used but not defined in this Agreement shall have the respective meanings ascribed to such terms in the Merger Agreement (as defined below), a copy of which has been made available to Stockholder.

W I T N E S S E T H

WHEREAS, pursuant to that certain Agreement and Plan of Merger (the “Merger Agreement”) dated as of November 1, 2016 by and among the Company, Parent, Connemara Merger Sub 1 Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub 1”), Connemara Merger Sub 2 LLC, a Delaware limited liability corporation and a direct wholly owned subsidiary of Parent (“Merger Sub 2”), and the Stockholders Representative, Merger Sub 1 will be merged with and into the Company and then the Company will be merged with and into Merger Sub 2 (the “Mergers”),with Merger Sub 2 continuing as the surviving company, and all Company Stock will be converted into the right to receive the consideration set forth in the Merger Agreement.

WHEREAS, as a condition and inducement to the willingness of Parent, Merger Sub 1 and Merger Sub 2 to enter into the Merger Agreement, Parent, Merger Sub 1 and Merger Sub 2 have required that Stockholder enter into this Agreement.

WHEREAS, in order to induce Parent, Merger Sub 1 and Merger Sub 2 to enter into the Merger Agreement, Stockholder is willing to enter into this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent and Stockholder hereby agree as follows:

1.              Voting Agreement. Stockholder agrees that at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the holders of Company Stock, however called (each, a “Company Stockholders Meeting”), or in connection with any written consent of the holders of Company Stock, such Stockholder shall vote (or cause to be voted) or deliver a written consent (or cause a written consent to be delivered) with respect to (x) all such Stockholder’s Company Stock, in the event that no Recommendation Withdrawal has been made at that time, or (y) the Recommendation Withdrawal Percentage of all such Stockholder’s Company Stock, in the event that the Company’s Board of Directors has made a Recommendation Withdrawal, in each case, to the fullest extent that such Company Stock are entitled to be voted at the time of any vote or action by written consent:

(a)         in favor of (i) the adoption of the Merger Agreement and (ii) without limitation of the preceding clause (i), the approval of any proposal to adjourn or postpone the Company Stockholders Meeting to a later date if there are not sufficient votes for adoption of the Merger Agreement on the date on which the Company Stockholders Meeting is held; and

(b)         against any action or agreement that would reasonably be expected to materially impede, hinder, interfere with, prevent, delay or adversely affect the consummation of the transactions

1

CONFIDENTIAL

contemplated by the Merger Agreement, including, but not limited to, any agreement or arrangement related to an Acquisition Proposal.

As used herein, “Recommendation Withdrawal Percentage” means, with respect to a Stockholder, [   ]% of the Company Stock held by such Stockholder.

Subject to the proxy granted under Section 2 below, Stockholder shall retain at all times the right to vote the Company Stock in such Stockholder’s sole discretion and without any other limitation on those matters other than those set forth in Sections 1(a) and 1(b) that are at any time or from time to time presented for consideration to the Company’s stockholders generally.

2.              Irrevocable Proxy. In the event and to the extent that the Stockholder fails to vote such Stockholder’s Company Stock in accordance with Section 1 at any applicable meeting of the stockholders of the Company or pursuant to any applicable written consent of the stockholders of the Company, then such Stockholder hereby irrevocably appoints Parent as attorney-in-fact and proxy for and on behalf of such Stockholder, for and in the name, place and stead of such Stockholder, to:

(a)         attend any and all Company Stockholder Meetings;

(b)         vote, express consent or dissent or issue instructions to the record holder to vote such  Stockholder’s Company Stock in accordance with the provisions of Section 1 at any such meeting; and

(c)          grant or withhold, or issue instructions to the record holder to grant or withhold, in accordance with the provisions of Section 1, all written consents with respect to the Company Stock.

Notwithstanding the foregoing, in the event of a Recommendation Withdrawal, such Stockholder shall only be deemed to have granted proxies to the extent of such Stockholder’s Recommendation Withdrawal Percentage of such Stockholder’s Company Stock.  The foregoing proxy shall be deemed to be a proxy coupled with an interest, is irrevocable (and as such shall survive and not be affected by the death, incapacity, mental illness or insanity of such Stockholder) and shall not be terminated by operation of any legal requirement or upon the occurrence of any other event other than the termination of this Agreement pursuant to Section 4(j). The foregoing proxy shall terminate upon termination of this Agreement pursuant to Section 4(j). Each Stockholder authorizes such attorney and proxy to substitute any other Person to act hereunder, to revoke any substitution and to file this proxy and any substitution or revocation with the Secretary of the Company. Each  Stockholder hereby affirms that the irrevocable proxy set forth in this Section 2 is given in connection with and granted in consideration of and as an inducement to Parent entering into the Merger Agreement and that such irrevocable proxy is given to secure the obligations of the  Stockholder under Section 1 hereof. Parent covenants and agrees with each Stockholder that Parent will exercise the foregoing proxy consistent with the provisions of Section 1 hereof.

3.                                      Stockholder Representations.  Stockholder hereby represents and warrants to Parent, Merger Sub 1 and Merger Sub 2 as follows:

(a)                                 Stockholder, if Stockholder is an entity, has all requisite power and authority or, if Stockholder is an individual, has the legal capacity, to enter into this Agreement and to perform Stockholder’s covenants and obligations under this Agreement.  If Stockholder is an entity, the execution and delivery of this Agreement and the performance by Stockholder of Stockholder’s covenants and obligations under this Agreement have been duly authorized by all necessary action on the part of Stockholder and no further action is required on the part of Stockholder to authorize this Agreement or

2

the performance by Stockholder of its covenants and obligations hereunder.  This Agreement has been duly executed and delivered by Stockholder, and assuming the due authorization, execution and delivery by the other parties hereto, constitutes the valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency, moratorium, the relief of debtors and enforcement of creditors’ rights in general and rules of law governing specific performance, injunctive relief, other equitable remedies and other general principles of equity.

(b)                                 Stockholder is the sole record or beneficial owner of the Company Stock designated as being owned by Stockholder underneath Stockholder’s name on the signature page to this Agreement, with the sole right to exercise voting rights with respect to such Company Stock.  Such Company Stock owned by Stockholder is not subject to any Liens or to any rights of first refusal of any kind, and Stockholder has not granted any rights to purchase such Company Stock to any other Person.  Such Company Stock constitutes all of the equity securities of the Company owned, beneficially or of record, by Stockholder.

(c)                                  There is no Action of any nature pending or, to the knowledge of such Stockholder, threatened against Stockholder, whether by or before a Governmental Entity or by or before any other party, arising out of or relating to (i) Stockholder’s beneficial ownership of Company Stock, or (ii) Stockholder’s capacity as a holder of Company Stock. There is no Action of any nature pending or, to the knowledge of such Stockholder, threatened against Stockholder, whether by or before a Governmental Entity or by or before any other party, that would reasonably be expected to prevent or materially delay or impair the ability of the Stockholder to perform such Stockholder’s obligations hereunder.

(d)                                 The execution and delivery by Stockholder of this Agreement and the performance by Stockholder of Stockholder’s covenants and obligations hereunder and thereunder will not, conflict with (i) any provision of the charter documents of Stockholder if Stockholder is an entity, (ii) any contract to which Stockholder or any of Stockholder’s properties or assets is subject or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Stockholder or Stockholder’s properties or assets.

(e)                                  Stockholder has received a copy of the Merger Agreement and has carefully read and understands the scope and effect of the provisions of this Agreement and the Merger Agreement and has discussed the foregoing with Stockholder’s professional advisors to the extent Stockholder has deemed necessary.

4.                                      Miscellaneous.

(a)                                 Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be made and given in compliance with the provisions of Section 12.03 of the Merger Agreement; provided, however, that any such notice made and given to Stockholder shall be addressed to Stockholder’s address set forth on the signature page hereto, with a copy to (which shall not constitute notice) to the Company.

(b)                                 Counterparts. This Agreement may be executed in any number of counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.  The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.

3

(c)           Third Party Beneficiaries. The Company, Merger Sub 1 and Merger Sub 2 are intended third party beneficiaries of this Agreement and shall be entitled to enforce this Agreement against Stockholder in accordance with its terms. Notwithstanding any term of this Agreement, the consent of or notice to any Person who is not a party to this Agreement shall not be required for any termination, rescission or agreement to any variation, waiver, assignment, novation, release or settlement under this Agreement at any time.

(d)           Entire Agreement; Assignment. This Agreement: (i) s the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the parties hereto with respect to the subject matter hereof; (ii) other than the third party beneficiaries referenced in Section 4(c), are not intended to confer upon any other Person any rights or remedies hereunder; and (iii) shall not be assigned by operation of law or otherwise, except that Parent may assign its rights and delegate its obligations hereunder or thereunder to its Affiliates as long as Parent remains ultimately liable for all of Parent’s obligations hereunder and thereunder.

(e)           Severability. In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto.  The parties hereto further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

(f)            Other Remedies. Except as otherwise set forth herein, any and all remedies herein expressly conferred upon a party hereto will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party hereto, and the exercise by a party hereto of any one remedy will not preclude the exercise of any other remedy.

(g)           Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

(h)           Rules of Construction. The parties hereto agree that they have been represented by counsel (or been afforded the opportunity to do so) during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

(i)            Legal Counsel. The parties hereto acknowledge that Lowenstein Sandler, LLP (“LS”) has represented Parent and its affiliates in connection with the negotiation and execution of this Agreement, the Merger Agreement, the Related Agreements and the transactions contemplated thereby and thereby, and that LS has not undertaken to represent any other party in connection therewith.

(j)            Termination.  This Agreement shall terminate and be of no force or effect upon the earlier to occur of (x) termination of the Merger Agreement, or (y) the date on which the Stockholder Consent shall have been obtained..

[Remainder of Page Intentionally Left Blank]

4

IN WITNESS WHEREOF, the parties hereto have caused this Support Agreement to be duly executed as of the date first set forth above.

PARENT:	STOCKHOLDER:

Celldex Therapeutics, Inc.

By:	By:

Name:	Name (Please print):

Title:	Title:

Company Stock Held:

Common Stock:

Series A Convertible Preferred Stock:

Series B Convertible Preferred Stock:

Series C Convertible Preferred Stock:

Series D Convertible Preferred Stock:

Address:

Exhibit C-1

Form of First Certificate of Merger

See attached.

CERTIFICATE OF MERGER

OF

CONNEMARA MERGER SUB 1 INC.
(a Delaware corporation)

WITH AND INTO

KOLLTAN PHARMACEUTICALS, INC.
(a Delaware corporation)

November 1, 2016

* * * * * * * * * *
In accordance with the provisions of Section 251 of the
General Corporation Law of the State of Delaware
* * * * * * * * * *

Kolltan Pharmaceuticals, Inc., a Delaware corporation (the “Corporation”), desiring to merge Connemara Merger Sub 1 Inc., a Delaware corporation (“Merger Sub”), with and into the Corporation, pursuant to the provisions of Section 251 of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY as follows:

FIRST:  The name and state of incorporation of each constituent corporation of the merger (the “Merger”) are as follows: (i) Kolltan Pharmaceuticals, Inc., a Delaware corporation, and (ii) Connemara Merger Sub 1 Inc., a Delaware corporation.

SECOND:  An Agreement and Plan of Merger, dated as of November 1, 2016 (the “Merger Agreement”), by and among the Corporation, Merger Sub, Celldex Therapeutics, Inc., a Delaware corporation and owner of 100% of the issued and outstanding shares of Merger Sub, Connemara Merger Sub 2 LLC and Shareholder Representative Services LLC, a Colorado limited liability company solely in its capacity as the representative for the Corporation’s stockholders under the Merger Agreement, has been approved, adopted, certified, executed and acknowledged by each constituent corporation, in accordance with the requirements of Sections 228 and 251 of the General Corporation Law of the State of Delaware.

THIRD:  The name of the surviving corporation of the Merger is Kolltan Pharmaceuticals, Inc. (the “Surviving Corporation”).

FOURTH:  The Amended and Restated Certificate of Incorporation of the Corporation shall be amended and restated in its entirety to read as set forth on Exhibit A attached hereto and, as so amended and restated,  shall constitute the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided therein or by applicable law.

FIFTH:  An executed copy of the Merger Agreement is on file at the principal place of business of the Surviving Corporation, 300 George Street, New Haven, CT 06511, and a copy of the Merger Agreement will be furnished by the Surviving Corporation, upon request and without cost, to any stockholder of any constituent corporation.

1

SIXTH:  The Merger shall be effective upon the filing of this Certificate of Merger with the Secretary of State of the State of Delaware.

2

IN WITNESS WHEREOF, the Surviving Corporation has caused this Certificate of Merger to be signed by an authorized officer as of the date first written above.

Kolltan Pharmaceuticals, Inc.,
a Delaware corporation

By:

Name:
Title:

[Signature Page to Certificate of Merger]

Exhibit A

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

KOLLTAN PHARMACEUTICALS, INC.

FIRST:  The name of the corporation (hereinafter the “Corporation”) is Kolltan Pharmaceuticals, Inc.

SECOND:  The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle, State of Delaware 19808, and the name of the registered agent of the Corporation in the State of Delaware at such address is Corporation Service Company.

THIRD:  The nature of the business and the purposes to be conducted and promoted by the Corporation shall be to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (as amended from time to time, the “DGCL”).

FOURTH:  The total number of shares of stock which the Corporation shall have authority to issue is One Thousand (1,000) shares.  The par value of each such share is $0.001.  All such shares are of one class and are shares of Common Stock.

FIFTH:  The Corporation is to have perpetual existence.

SIXTH:

A.            The liability of the directors of the Corporation for monetary damages shall be eliminated to the fullest extent under applicable law.  If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

B.            To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Corporation (and any other persons to which applicable law permits the Corporation to provide indemnification) through provisions of the Bylaws of the Corporation, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise in excess of the indemnification and advancement otherwise permitted by such applicable law.  If applicable law is amended after approval by the stockholders of this Article SIXTH to authorize corporation action further eliminating or limiting the personal liability of directors, then the liability of a director to the Corporation shall be eliminated or limited to the fullest extent permitted by applicable law as so amended.

C.            Any repeal or modification of this Article SIXTH shall only be prospective and shall not affect the rights or protections or increase the liability of any director under this Article SIXTH in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

D.            The Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity.  An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, any director of the

A-1

Corporation who is not an employee of the Corporation or any of its subsidiaries (collectively, “Covered Persons”), unless in either case such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation.

SEVENTH:  From time to time any of the provisions of this certificate of incorporation may be amended, altered or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the Corporation by this certificate of incorporation are granted subject to the provisions of this Article SEVENTH.

A-2

Exhibit C-2

Form of Second Certificate of Merger

See attached.

CERTIFICATE OF MERGER

OF

KOLLTAN PHARMACEUTICALS, INC.
(a Delaware corporation)

WITH AND INTO

CONNEMARA MERGER SUB 2 LLC
(a Delaware limited liability company)

November 1, 2016

* * * * * * * * * *
In accordance with the provisions of Title 8, Section 264(c) of the
General Corporation Law of the State of Delaware and Title 6, Section 18-209 of the Delaware Limited Liability Company Act
* * * * * * * * * *

Pursuant to the provisions of Title 8, Section 264(c) of the General Corporation Law of the State of Delaware (“DGCL”) and Title 6, Section 18-209 of the Delaware Limited Liability Company Act (“DLLCA”), the undersigned limited liability company executed the following Certificate of Merger:

FIRST:  The entity surviving the merger is Connemara Merger Sub 2 LLC, a Delaware limited liability company (the “Surviving Company”), and the entity being merged into the Surviving Company is Kolltan Pharmaceuticals, Inc., a Delaware corporation (the “Merging Corporation”).

SECOND:  An Agreement and Plan of Merger, dated as of November 1, 2016 (the “Merger Agreement”), by and among the Corporation, Merger Sub, Celldex Therapeutics, Inc., a Delaware corporation and the sole member of the Surviving Company, Connemara Merger Sub 1 Inc. and Shareholder Representative Services LLC, a Colorado limited liability company solely in its capacity as the representative for the Corporation’s stockholders under the Merger Agreement, has been approved, adopted, certified, executed and acknowledged by each constituent corporation, in accordance with the requirements of Section 264 of the DGCL and Section 18-209 of the DLLCA.

THIRD:  The name of the surviving company of the Merger is Connemara Merger Sub 2 LLC, which name shall be amended as set forth in the Fourth Article below.

FOURTH:  The Certificate of Formation of the Surviving Company as in effect immediately prior to the Merger shall be amended by deleting Article I thereto in its entirety and replacing such article with the following:

“1. The name of the limited liability company is [•], LLC (the “Company”).”

FIFTH:  The Merger shall be effective upon the filing of this Certificate of Merger with the Secretary of State of the State of Delaware.

1

SIXTH:  An executed copy of the Merger Agreement is on file at the principal place of business of the Surviving Company, the address of which is c/o Kolltan Pharmaceuticals, Inc., 300 George Street, New Haven, CT 06511.

SEVENTH:  A copy of the Merger Agreement will be furnished by the Surviving Company, upon request and without cost, to any member of the Surviving Company or stockholder of the Merging Corporation.

2

IN WITNESS WHEREOF, the Surviving Company has caused this Certificate of Merger to be signed by an authorized person as of the date first written above.

Connemara Merger Sub 2 LLC,
a Delaware limited liability company

By:

Name:
Title:

A-1

Exhibit D

Form of Letter of Transmittal

See attached.

LETTER OF TRANSMITTAL

To accompany certificates of common stock, $0.001 par value per share of Kolltan Pharmaceuticals, Inc. (the “Common Stock”), and certificates of Series A Convertible Preferred stock, $0.001 per share, Series B Convertible Preferred stock, $0.001 per share, Series C Convertible Preferred stock, $0.001 per share, and Series D Convertible Preferred stock, $0.001 per share, of Kolltan Pharmaceuticals, Inc. (the “Preferred Stock” and together with the Common Stock, the “Company Stock”).

Our records indicate that you are currently a stockholder of Kolltan Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and you may be entitled to receive merger consideration in connection with the merger (the “Mergers”) consummated pursuant to the Agreement and Plan of Merger, dated as of November 1, 2016 (the “Merger Agreement”), by and among Kolltan Pharmaceuticals, Inc., Celldex Therapeutics, Inc., Connemara Merger Sub 1, Inc., Connemara Merger Sub 2 LLC, and Shareholder Representative Services LLC, as the Stockholders Representative, a substantially negotiated draft of which is enclosed herewith.  In order to receive the merger consideration that you are entitled to receive under the Merger Agreement (the “Merger Consideration”), you MUST return your certificates for your shares of Company Stock and execute this Letter of Transmittal.

The undersigned represents that I (we) have full authority to surrender without restriction the certificate(s) for shares of Common Stock or Preferred Stock, as applicable, for exchange, in each case in accordance with the terms of the Merger Agreement. You are hereby authorized and instructed to prepare in the name of and deliver to the address indicated below (unless otherwise instructed in the boxes in the following page) a certificate representing shares of Celldex Therapeutics, Inc. common stock, par value $0.001 per share (“Celldex Common Stock”) and/or a check or wire representing a cash payment issued in connection with payment of the Merger Consideration, if any, for shares tendered pursuant to this Letter of Transmittal. All references in this Letter of Transmittal to certificates representing shares of Celldex Common Stock shall be deemed to mean shares of Celldex Common Stock in non-certificated book-entry form (as a substitution for such certificates).

The undersigned hereby irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any rights to appraisal of the fair value of the undersigned’s Company Stock or rights to dissent from the Mergers that the undersigned may have pursuant to Section 262 of the Delaware General Corporations Law or any other similar provision of applicable law, or in any agreement, in connection with the Merger Agreement and the other transactions contemplated by the Merger Agreement (the “Transactions”).

The undersigned hereby irrevocably appoints the Stockholders Representative as his, her or its representative to act on behalf of himself, herself or itself in connection with, and to facilitate, any and all transactions arising from, in connection with, and incident to the Mergers or otherwise arising under the Merger Agreement, all in accordance with and solely to the extent authorized by Article 10 of the Merger Agreement, the provisions of which are hereby incorporated by reference into this Letter of Transmittal as if set forth herein. The Stockholders Representative, by executing and delivering the Merger Agreement, has accepted the appointment, and agreed to undertake such obligations, as Stockholders Representative. The undersigned hereby expressly accepts and agrees to the terms of the Stockholders Representative retention pursuant to Article 10 of the Merger Agreement, and, to the extent this Letter of Transmittal is delivered after the First Effective Time (as such term is defined in the Merger Agreement), ratifies and confirms all actions of the Stockholders Representative, if any, from and after the First Effective Time with respect to matters arising from, in connection with or incident to the Transactions which were taken in accordance with and solely to the extent authorized by Article 10 of the Merger Agreement. Additionally, the undersigned hereby acknowledges that the Stockholders Representative shall have no liability to the undersigned except as expressly set forth in Article 10 of the Merger Agreement (or any other agreement between the undersigned and the Stockholders Representative), and that the Stockholders Representative shall be entitled to indemnification from the undersigned and the other Stockholders in accordance with Article 10 of the Merger Agreement. All authority conferred or agreed to be conferred upon the Stockholders Representative herein and in the Merger Agreement shall survive the death, incompetency, bankruptcy or liquidation of the undersigned, and any obligation of the undersigned in this paragraph shall be binding upon the heirs, personal representatives, estates, successors and assigns of the undersigned.

The undersigned hereby irrevocably authorizes (i) the establishment of a three-person advisory committee pursuant to the engagement letter dated as of October    , 2016 between the Company the Stockholders Representative and (ii) the appointment of the following three persons to serve on such committee, until the earlier of their death, disability or resignation, in which instance the vacancy shall be filled by an appointment by the remaining committee members:             ,                and             .

The undersigned hereby represents that the information provided in the Investor Questionnaire is accurate and complete in all respects as of the date hereof, and the representations made in such Investor Questionnaire apply to Celldex as the PubCo (as defined in the Investor Questionnaire) and are true, accurate and complete in all respects as of the date hereof.

Pursuant to the Merger Agreement, the undersigned encloses herewith and surrenders the following certificate(s) representing shares of Kolltan Pharmaceuticals, Inc. stock:

Name(s) and Address of Registered Holder(s)

If there is any error in the name or address shown below, please make the necessary corrections

DESCRIPTION OF SHARES SURRENDERED

(Please fill in.  Attach separate schedule if needed)

Certificate No(s) (Common or Preferred)	Number of Shares

TOTAL SHARES

Method of delivery of the certificate(s) is at the option and risk of the owner thereof.    See Instruction 1.

Please mail or deliver this Letter of Transmittal, or a facsimile, together with the certificate(s) representing your shares, to:

[Insert logo of transfer agent]

If delivering by mail:	If delivering by hand or courier:

[•]	[•]

For assistance call [•] or [•].

☐ Check this box if your certificate(s) has been lost, stolen, misplaced or mutilated. See Instruction 5.

SPECIAL PAYMENT INSTRUCTIONS

Complete ONLY if the check is to be issued in a name which differs from the name on the surrendered certificate(s).  Issue to:

Name:

Address:

(Please also complete Form W-9 (or appropriate Form W-8) AND see instructions regarding signature guarantee.  See Instructions 3, 4, 6 and 7)

SPECIAL DELIVERY INSTRUCTIONS

Complete ONLY if check is to be mailed to some address other than the address reflected above.  See Instructions 4.  Mail to:

Name:

Address:

YOU MUST SIGN IN THE  BOX BELOW AND FILL OUT AND SIGN THE FORM W-9 ATTACHED HERETO (OR APPROPRIATE FORM W-8)

SIGNATURE(S) REQUIRED

Signature(s) of Registered Holder(s) or Agent

Must be signed by the registered holder(s) EXACTLY as name(s) appear(s) on stock certificate(s).  If signature is by a trustee, executor, administrator, guardian,  attorney-in-fact, officer for a corporation acting in a fiduciary or representative capacity, or other person, please set forth full title.   See Instructions 2, 3 and 7.

Registered Holder

Registered Holder

Title, if any

Date:

Phone No.:

SIGNATURE(S) GUARANTEED (IF REQUIRED)

See Instruction  3.

Unless the shares are tendered by the registered holder(s) of the common stock or preferred stock, or for the account of a participant in the Securities Transfer Agent’s Medallion Program (“STAMP”), Stock Exchange Medallion Program (“SEMP”) or New York Stock Exchange Medallion Signature Program (“MSP”) (an “Eligible Institution”), the signature(s) must be guaranteed by an Eligible Institution.  See Instruction 3.

Authorized Signature

Name of Firm

Address of Firm - Please Print

CHECK PAYMENT INSTRUCTIONS

If you wish to have cash consideration to be issued to you under the Merger Agreement (as defined herein) sent by check, please complete the remainder of this Letter of Transmittal and provide mailing address instructions below.

Address
City, State, Zip
Country

WIRE PAYMENT INSTRUCTIONS

If you wish to have cash consideration to be issued to you under the Merger Agreement (as defined herein) sent by wire transfer, please complete the remainder of this Letter of Transmittal and provide wire instructions below or include such instructions herewith. For international wires, please provide the SWIFT code (BIC) in the ABA Number field, and the complete IBAN in the Account Number field, if available.

Bank Name
Bank Routing Number (ABA Number)
Account Name*
Account Number
FFC Account Name (if applicable)
FFC Account Number (if applicable)
Bank Contact/Telephone Number

*Please provide the name on the account not the type of account

(If wire is to be issued to an account in a name other than that set forth above, See Instructions 3, 4, 5 and 7)

SPECIAL PAYMENT/DELIVERY INSTRUCTIONS

(See Instructions 3, 4, 5, and 7)

If you wish to have cash consideration to be issued in a name other than that of the registered securityholder, please complete the remainder of this Letter of Transmittal and provide the payment instructions below.**

Payee Name
Address
City, State, Zip
Country
Tax Identification Number***

**Requires signature guarantee.  See Instruction No. 3 to this Letter of Transmittal.

***Fill in Taxpayer Identification Number of Payee.

INSTRUCTIONS FOR SURRENDERING CERTIFICATES

(Please read carefully the instructions below)

1.                                      Method of Delivery:  Unless you have delivered this Letter of Transmittal to the Company prior to the closing of the Mergers for delivery to the Exchange Agent, your certificate(s) for shares of Company Stock and the Letter of Transmittal must be sent or delivered to Compushare Inc. (the “Exchange Agent”).  Do not otherwise send your certificates to Kolltan Pharmaceuticals, Inc.  The method of delivery of certificates to be surrendered to the Exchange Agent at the address set forth on the front of this Letter of Transmittal is at the option and risk of the surrendering stockholder.  Delivery will be deemed effective, and risk of loss and title to the certificate(s) shall pass, only when received by the Exchange Agent.   If you submit this Letter of Transmittal by facsimile, you must also send or deliver your certificate(s) in order to receive the Merger Consideration. If the certificate(s) are sent by mail, registered mail with return receipt requested and proper insurance is suggested.

2.    Payment in the Same Name:  If the check/wire and stock certificates for Celldex Common Stock are issued in the same name as the surrendered certificate is registered, the Letter of Transmittal should be completed and signed exactly as the surrendered certificate is registered.  Do not sign the stock certificate(s).  Signature guarantees are not required if the certificate(s) surrendered herewith are submitted by the registered owner of such shares who has not completed the section entitled “Special Payment Instructions” or are for the account of an Eligible Institution.  If any of the shares surrendered hereby are owned by two or more joint owners, all such owners must sign this Letter of Transmittal exactly as written on the face of the certificate(s).  If any shares are registered in different names on several certificates, it will be necessary to complete, sign and submit as many separate Letters of Transmittal as there are different registrations.  Letters of Transmittal executed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations, or others acting in a fiduciary capacity who are not identified as such in the registration must be accompanied by proper evidence of the signer’s authority to act.

3.    Payment in Different Name:  If the section entitled “Special Payment Instructions” is completed, then signatures on this Letter of Transmittal must be guaranteed by a firm that is a bank, broker, dealer, credit union, savings association or other entity that is an Eligible Institution. If the surrendered certificates are registered in the name of a person other than the signer of this Letter of Transmittal, or if payment is to be made to a person other than the signer of this Letter of Transmittal, or if the payment is to be made to a person other than the registered owner(s), then the surrendered certificates must be endorsed or accompanied by duly executed stock powers, in either case signed exactly as the name(s) of the registered owners appear on such certificate(s) or stock power(s), with the signatures on the certificate(s) or stock power(s) guaranteed by an Eligible Institution as provided herein.

4.    Special Payment and Delivery Instructions:  Indicate the name in which and address to which the check and stock certificates for Celldex Common Stock are to be sent if different from the name and/or address of the person(s) signing this Letter of Transmittal.  If Special Payment Instructions have been completed, a Form W-9 (or appropriate Form W-8) must also be completed for the person named therein, and that person will be considered the record owner.

5.    Letter of Transmittal Required; Surrender of Certificate(s); Lost Certificate(s):  You will not receive your check for Milestone Consideration, if any and stock certificate unless and until you deliver this Letter of Transmittal, properly completed and duly executed, to the Exchange Agent, together with the certificate(s) evidencing your shares of Company Stock and any required accompanying evidences of authority.  If your certificate(s) has been lost, stolen, misplaced or destroyed, please complete and submit a Certificate of Loss and Indemnity, the form of which is attached hereto as Annex I, to the Exchange Agent at [•] or [•].  Any Kolltan Pharmaceuticals, Inc. stockholder who has lost certificates must submit a Certificate of Loss and Indemnity.

6.    Tax Forms:  Under the federal income tax law, a non-exempt stockholder is required to provide the Exchange Agent with such stockholder’s correct Taxpayer Identification Number (“TIN”) on the enclosed Form W-9 if such non-exempt stockholder is a U.S. citizen or other U.S. person.  If the certificate(s) are in more than one name or are not in the name of the actual owner, consult the General Instructions to Form W-9 for additional guidance on which number to report.  Failure to provide the information on the form (including a TIN) may subject the surrendering stockholder to 28% backup withholding on any payment whether in cash or shares.  The surrendering stockholder must write “Applied For” in the space for the TIN if a TIN has not been issued but the stockholder has applied for a number.  If a TIN has been applied for and the Exchange Agent is not provided with a TIN before payment is made, the Exchange Agent may be required to withhold 28% on all payments to such surrendering stockholders of any consideration due for their former shares.    Non-U.S.  persons should provide a properly completed appropriate Form W-8 (rather than a Form W-9) to the Exchange Agent in order to establish their exemption from backup withholder.  Forms W-8 are available from the Internal Revenue Service website, www.irs.gov.

7.  Stock Transfer Taxes: If payment is to be made to any person other than the registered holder, or if surrendered certificates are registered in the name of any person other than the person(s) signing the Letter of Transmittal, the amount of any stock transfer taxes (whether imposed on the registered holder or such person) payable as a result of the transfer to such person will be deducted from the payment for such securities if satisfactory evidence of the payment of such taxes, or exemption therefrom, is not submitted.  Except as provided in this Instruction 7, it will not be necessary for transfer tax stamps to be affixed to the certificates listed in the Letter of Transmittal.

8.  Milestone Consideration:  Please be advised that any Milestone Consideration payable in cash will be delivered via check to the address of record on file with the Exchange Agent. If you would like to request that any Milestone Consideration be delivered via a different payment method (e.g. wire), you must provide the Stockholders Representative revised payment instructions (including any updates or corrections to the information previously provided in your completed Letter of Transmittal) not less than five Business Days following receipt of a Milestone Notice (as such term is defined in the Merger Agreement) from the Stockholders Representative.

All questions as to the validity, form and eligibility of any surrender of certificates will be determined by the Exchange Agent and Kolltan Pharmaceuticals, Inc. and such determination shall be final and binding.  Exchange Agent and the Company reserve the right to waive any irregularities or defects in the surrender of any certificates.  A surrender will not be deemed to have been made until all irregularities have been cured or waived.

The Form W-9 BELOW must be completed and signed if you are a U.S. person (including a U.S. resident alien). PLEASE PROVIDE YOUR SOCIAL SECURITY NUMBER OR OTHER TAXPAYER IDENTIFICATION NUMBER (“TIN”) AND CERTIFY THAT YOU ARE NOT SUBJECT TO BACKUP WITHHOLDING.

Form **W-9**
(Rev. December 2014)
Department of the Treasury
Internal Revenue Service

Request for Taxpayer Identification Number and Certification

Give Form to the requester. Do not send to the IRS.

Print or type
See Specific Instructions on page 2.

1 Name (as shown on your income tax return). Name is required on this line; do not leave this line blank.

2 Business name/disregarded entity name, if different from above

3 Check appropriate box for federal tax classification; check only **one** of the following seven boxes:
☐ Individual/sole proprietor or single-member LLC ☐ C Corporation ☐ S Corporation ☐ Partnership ☐ Trust/estate
☐ Limited liability company. Enter the tax classification (C=C corporation, S=S corporation, P=partnership) ▶
Note. For a single-member LLC that is disregarded, do not check LLC; check the appropriate box in the line above for the tax classification of the single-member owner.
☐ Other (see instructions) ▶

4 Exemptions (codes apply only to certain entities, not individuals; see instructions on page 3):
Exempt payee code (if any)
Exemption from FATCA reporting code (if any)
(Applies to accounts maintained outside the U.S.)

5 Address (number, street, and apt. or suite no.)

Requester's name and address (optional)

6 City, state, and ZIP code

7 List account number(s) here (optional)

Part I Taxpayer Identification Number (TIN)

Enter your TIN in the appropriate box. The TIN provided must match the name given on line 1 to avoid backup withholding. For individuals, this is generally your social security number (SSN). However, for a resident alien, sole proprietor, or disregarded entity, see the Part I instructions on page 3. For other entities, it is your employer identification number (EIN). If you do not have a number, see *How to get a TIN* on page 3.

Note. If the account is in more than one name, see the instructions for line 1 and the chart on page 4 for guidelines on whose number to enter.

Social security number
☐☐☐ – ☐☐ – ☐☐☐☐

or

Employer identification number
☐☐ – ☐☐☐☐☐☐☐

Part II Certification

Under penalties of perjury, I certify that:

1. The number shown on this form is my correct taxpayer identification number (or I am waiting for a number to be issued to me); and
2. I am not subject to backup withholding because: (a) I am exempt from backup withholding, or (b) I have not been notified by the Internal Revenue Service (IRS) that I am subject to backup withholding as a result of a failure to report all interest or dividends, or (c) the IRS has notified me that I am no longer subject to backup withholding; and
3. I am a U.S. citizen or other U.S. person (defined below); and
4. The FATCA code(s) entered on this form (if any) indicating that I am exempt from FATCA reporting is correct.

Certification instructions. You must cross out item 2 above if you have been notified by the IRS that you are currently subject to backup withholding because you have failed to report all interest and dividends on your tax return. For real estate transactions, item 2 does not apply. For mortgage interest paid, acquisition or abandonment of secured property, cancellation of debt, contributions to an individual retirement arrangement (IRA), and generally, payments other than interest and dividends, you are not required to sign the certification, but you must provide your correct TIN. See the instructions on page 3.

Sign Here | **Signature of U.S. person** ▶ | **Date** ▶

General Instructions

Section references are to the Internal Revenue Code unless otherwise noted.

Future developments. Information about developments affecting Form W-9 (such as legislation enacted after we release it) is at *www.irs.gov/fw9*.

Purpose of Form

An individual or entity (Form W-9 requester) who is required to file an information return with the IRS must obtain your correct taxpayer identification number (TIN) which may be your social security number (SSN), individual taxpayer identification number (ITIN), adoption taxpayer identification number (ATIN), or employer identification number (EIN), to report on an information return the amount paid to you, or other amount reportable on an information return. Examples of information returns include, but are not limited to, the following:

- Form 1099-INT (interest earned or paid)
- Form 1099-DIV (dividends, including those from stocks or mutual funds)
- Form 1099-MISC (various types of income, prizes, awards, or gross proceeds)
- Form 1099-B (stock or mutual fund sales and certain other transactions by brokers)
- Form 1099-S (proceeds from real estate transactions)
- Form 1099-K (merchant card and third party network transactions)
- Form 1098 (home mortgage interest), 1098-E (student loan interest), 1098-T (tuition)
- Form 1099-C (canceled debt)
- Form 1099-A (acquisition or abandonment of secured property)

Use Form W-9 only if you are a U.S. person (including a resident alien), to provide your correct TIN.

If you do not return Form W-9 to the requester with a TIN, you might be subject to backup withholding. See What is backup withholding? on page 2.

By signing the filled-out form, you:

1. Certify that the TIN you are giving is correct (or you are waiting for a number to be issued),

2. Certify that you are not subject to backup withholding, or

3. Claim exemption from backup withholding if you are a U.S. exempt payee. If applicable, you are also certifying that as a U.S. person, your allocable share of any partnership income from a U.S. trade or business is not subject to the withholding tax on foreign partners' share of effectively connected income, and

4. Certify that FATCA code(s) entered on this form (if any) indicating that you are exempt from the FATCA reporting, is correct. See *What is FATCA reporting?* on page 2 for further information.

Cat. No. 10231X Form **W-9** (Rev. 12-2014)

Form W-9 (Rev. 12-2014) Page 2

Note. If you are a U.S. person and a requester gives you a form other than Form W-9 to request your TIN, you must use the requester's form if it is substantially similar to this Form W-9.

Definition of a U.S. person. For federal tax purposes, you are considered a U.S. person if you are:

- An individual who is a U.S. citizen or U.S. resident alien;
- A partnership, corporation, company, or association created or organized in the United States or under the laws of the United States;
- An estate (other than a foreign estate); or
- A domestic trust (as defined in Regulations section 301.7701-7).

Special rules for partnerships. Partnerships that conduct a trade or business in the United States are generally required to pay a withholding tax under section 1446 on any foreign partners' share of effectively connected taxable income from such business. Further, in certain cases where a Form W-9 has not been received, the rules under section 1446 require a partnership to presume that a partner is a foreign person, and pay the section 1446 withholding tax. Therefore, if you are a U.S. person that is a partner in a partnership conducting a trade or business in the United States, provide Form W-9 to the partnership to establish your U.S. status and avoid section 1446 withholding on your share of partnership income.

In the cases below, the following person must give Form W-9 to the partnership for purposes of establishing its U.S. status and avoiding withholding on its allocable share of net income from the partnership conducting a trade or business in the United States:

- In the case of a disregarded entity with a U.S. owner, the U.S. owner of the disregarded entity and not the entity;
- In the case of a grantor trust with a U.S. grantor or other U.S. owner, generally, the U.S. grantor or other U.S. owner of the grantor trust and not the trust; and
- In the case of a U.S. trust (other than a grantor trust), the U.S. trust (other than a grantor trust) and not the beneficiaries of the trust.

Foreign person. If you are a foreign person or the U.S. branch of a foreign bank that has elected to be treated as a U.S. person, do not use Form W-9. Instead, use the appropriate Form W-8 or Form 8233 (see Publication 515, Withholding of Tax on Nonresident Aliens and Foreign Entities).

Nonresident alien who becomes a resident alien. Generally, only a nonresident alien individual may use the terms of a tax treaty to reduce or eliminate U.S. tax on certain types of income. However, most tax treaties contain a provision known as a "saving clause." Exceptions specified in the saving clause may permit an exemption from tax to continue for certain types of income even after the payee has otherwise become a U.S. resident alien for tax purposes.

If you are a U.S. resident alien who is relying on an exception contained in the saving clause of a tax treaty to claim an exemption from U.S. tax on certain types of income, you must attach a statement to Form W-9 that specifies the following five items:

1. The treaty country. Generally, this must be the same treaty under which you claimed exemption from tax as a nonresident alien.
2. The treaty article addressing the income.
3. The article number (or location) in the tax treaty that contains the saving clause and its exceptions.
4. The type and amount of income that qualifies for the exemption from tax.
5. Sufficient facts to justify the exemption from tax under the terms of the treaty article.

Example. Article 20 of the U.S.-China income tax treaty allows an exemption from tax for scholarship income received by a Chinese student temporarily present in the United States. Under U.S. law, this student will become a resident alien for tax purposes if his or her stay in the United States exceeds 5 calendar years. However, paragraph 2 of the first Protocol to the U.S.-China treaty (dated April 30, 1984) allows the provisions of Article 20 to continue to apply even after the Chinese student becomes a resident alien of the United States. A Chinese student who qualifies for this exception (under paragraph 2 of the first protocol) and is relying on this exception to claim an exemption from tax on his or her scholarship or fellowship income would attach to Form W-9 a statement that includes the information described above to support that exemption.

If you are a nonresident alien or a foreign entity, give the requester the appropriate completed Form W-8 or Form 8233.

Backup Withholding

What is backup withholding? Persons making certain payments to you must under certain conditions withhold and pay to the IRS 28% of such payments. This is called "backup withholding." Payments that may be subject to backup withholding include interest, tax-exempt interest, dividends, broker and barter exchange transactions, rents, royalties, nonemployee pay, payments made in settlement of payment card and third party network transactions, and certain payments from fishing boat operators. Real estate transactions are not subject to backup withholding.

You will not be subject to backup withholding on payments you receive if you give the requester your correct TIN, make the proper certifications, and report all your taxable interest and dividends on your tax return.

Payments you receive will be subject to backup withholding if:

1. You do not furnish your TIN to the requester,
2. You do not certify your TIN when required (see the Part II instructions on page 3 for details),
3. The IRS tells the requester that you furnished an incorrect TIN,
4. The IRS tells you that you are subject to backup withholding because you did not report all your interest and dividends on your tax return (for reportable interest and dividends only), or
5. You do not certify to the requester that you are not subject to backup withholding under 4 above (for reportable interest and dividend accounts opened after 1983 only).

Certain payees and payments are exempt from backup withholding. See *Exempt payee code* on page 3 and the separate Instructions for the Requester of Form W-9 for more information.

Also see *Special rules for partnerships* above.

What is FATCA reporting?

The Foreign Account Tax Compliance Act (FATCA) requires a participating foreign financial institution to report all United States account holders that are specified United States persons. Certain payees are exempt from FATCA reporting. See *Exemption from FATCA reporting code* on page 3 and the Instructions for the Requester of Form W-9 for more information.

Updating Your Information

You must provide updated information to any person to whom you claimed to be an exempt payee if you are no longer an exempt payee and anticipate receiving reportable payments in the future from this person. For example, you may need to provide updated information if you are a C corporation that elects to be an S corporation, or if you no longer are tax exempt. In addition, you must furnish a new Form W-9 if the name or TIN changes for the account; for example, if the grantor of a grantor trust dies.

Penalties

Failure to furnish TIN. If you fail to furnish your correct TIN to a requester, you are subject to a penalty of $50 for each such failure unless your failure is due to reasonable cause and not to willful neglect.

Civil penalty for false information with respect to withholding. If you make a false statement with no reasonable basis that results in no backup withholding, you are subject to a $500 penalty.

Criminal penalty for falsifying information. Willfully falsifying certifications or affirmations may subject you to criminal penalties including fines and/or imprisonment.

Misuse of TINs. If the requester discloses or uses TINs in violation of federal law, the requester may be subject to civil and criminal penalties.

Specific Instructions

Line 1

You must enter one of the following on this line; **do not** leave this line blank. The name should match the name on your tax return.

If this Form W-9 is for a joint account, list first, and then circle, the name of the person or entity whose number you entered in Part I of Form W-9.

a. **Individual.** Generally, enter the name shown on your tax return. If you have changed your last name without informing the Social Security Administration (SSA) of the name change, enter your first name, the last name as shown on your social security card, and your new last name.

Note. ITIN applicant: Enter your individual name as it was entered on your Form W-7 application, line 1a. This should also be the same as the name you entered on the Form 1040/1040A/1040EZ you filed with your application.

b. **Sole proprietor or single-member LLC.** Enter your individual name as shown on your 1040/1040A/1040EZ on line 1. You may enter your business, trade, or "doing business as" (DBA) name on line 2.

c. **Partnership, LLC that is not a single-member LLC, C Corporation, or S Corporation.** Enter the entity's name as shown on the entity's tax return on line 1 and any business, trade, or DBA name on line 2.

d. **Other entities.** Enter your name as shown on required U.S. federal tax documents on line 1. This name should match the name shown on the charter or other legal document creating the entity. You may enter any business, trade, or DBA name on line 2.

e. **Disregarded entity.** For U.S. federal tax purposes, an entity that is disregarded as an entity separate from its owner is treated as a "disregarded entity." See Regulations section 301.7701-2(c)(2)(iii). Enter the owner's name on line 1. The name of the entity entered on line 1 should never be a disregarded entity. The name on line 1 should be the name shown on the income tax return on which the income should be reported. For example, if a foreign LLC that is treated as a disregarded entity for U.S. federal tax purposes has a single owner that is a U.S. person, the U.S. owner's name is required to be provided on line 1. If the direct owner of the entity is also a disregarded entity, enter the first owner that is not disregarded for federal tax purposes. Enter the disregarded entity's name on line 2, "Business name/disregarded entity name." If the owner of the disregarded entity is a foreign person, the owner must complete an appropriate Form W-8 instead of a Form W-9. This is the case even if the foreign person has a U.S. TIN.

Form W-9 (Rev. 12-2014) Page 3

Line 2

If you have a business name, trade name, DBA name, or disregarded entity name, you may enter it on line 2.

Line 3

Check the appropriate box in line 3 for the U.S. federal tax classification of the person whose name is entered on line 1. Check only one box in line 3.

Limited Liability Company (LLC). If the name on line 1 is an LLC treated as a partnership for U.S. federal tax purposes, check the "Limited Liability Company" box and enter "P" in the space provided. If the LLC has filed Form 8832 or 2553 to be taxed as a corporation, check the "Limited Liability Company" box and in the space provided enter "C" for C corporation or "S" for S corporation. If it is a single-member LLC that is a disregarded entity, do not check the "Limited Liability Company" box; instead check the first box in line 3 "Individual/sole proprietor or single-member LLC."

Line 4, Exemptions

If you are exempt from backup withholding and/or FATCA reporting, enter in the appropriate space in line 4 any code(s) that may apply to you.

Exempt payee code.

- Generally, individuals (including sole proprietors) are not exempt from backup withholding.
- Except as provided below, corporations are exempt from backup withholding for certain payments, including interest and dividends.
- Corporations are not exempt from backup withholding for payments made in settlement of payment card or third party network transactions.
- Corporations are not exempt from backup withholding with respect to attorneys' fees or gross proceeds paid to attorneys, and corporations that provide medical or health care services are not exempt with respect to payments reportable on Form 1099-MISC.

The following codes identify payees that are exempt from backup withholding. Enter the appropriate code in the space in line 4.

1—An organization exempt from tax under section 501(a), any IRA, or a custodial account under section 403(b)(7) if the account satisfies the requirements of section 401(f)(2)

2—The United States or any of its agencies or instrumentalities

3—A state, the District of Columbia, a U.S. commonwealth or possession, or any of their political subdivisions or instrumentalities

4—A foreign government or any of its political subdivisions, agencies, or instrumentalities

5—A corporation

6—A dealer in securities or commodities required to register in the United States, the District of Columbia, or a U.S. commonwealth or possession

7—A futures commission merchant registered with the Commodity Futures Trading Commission

8—A real estate investment trust

9—An entity registered at all times during the tax year under the Investment Company Act of 1940

10—A common trust fund operated by a bank under section 584(a)

11—A financial institution

12—A middleman known in the investment community as a nominee or custodian

13—A trust exempt from tax under section 664 or described in section 4947

The following chart shows types of payments that may be exempt from backup withholding. The chart applies to the exempt payees listed above, 1 through 13.

IF the payment is for . . .	THEN the payment is exempt for . . .
Interest and dividend payments	All exempt payees except for 7
Broker transactions	Exempt payees 1 through 4 and 6 through 11 and all C corporations. S corporations must not enter an exempt payee code because they are exempt only for sales of noncovered securities acquired prior to 2012.
Barter exchange transactions and patronage dividends	Exempt payees 1 through 4
Payments over $600 required to be reported and direct sales over $5,000[1]	Generally, exempt payees 1 through 5[2]
Payments made in settlement of payment card or third party network transactions	Exempt payees 1 through 4

[1] See Form 1099-MISC, Miscellaneous Income, and its instructions.

[2] However, the following payments made to a corporation and reportable on Form 1099-MISC are not exempt from backup withholding: medical and health care payments, attorneys' fees, gross proceeds paid to an attorney reportable under section 6045(f), and payments for services paid by a federal executive agency.

Exemption from FATCA reporting code. The following codes identify payees that are exempt from reporting under FATCA. These codes apply to persons submitting this form for accounts maintained outside of the United States by certain foreign financial institutions. Therefore, if you are only submitting this form for an account you hold in the United States, you may leave this field blank. Consult with the person requesting this form if you are uncertain if the financial institution is subject to these requirements. A requester may indicate that a code is not required by providing you with a Form W-9 with "Not Applicable" (or any similar indication) written or printed on the line for a FATCA exemption code.

A—An organization exempt from tax under section 501(a) or any individual retirement plan as defined in section 7701(a)(37)

B—The United States or any of its agencies or instrumentalities

C—A state, the District of Columbia, a U.S. commonwealth or possession, or any of their political subdivisions or instrumentalities

D—A corporation the stock of which is regularly traded on one or more established securities markets, as described in Regulations section 1.1472-1(c)(1)(i)

E—A corporation that is a member of the same expanded affiliated group as a corporation described in Regulations section 1.1472-1(c)(1)(i)

F—A dealer in securities, commodities, or derivative financial instruments (including notional principal contracts, futures, forwards, and options) that is registered as such under the laws of the United States or any state

G—A real estate investment trust

H—A regulated investment company as defined in section 851 or an entity registered at all times during the tax year under the Investment Company Act of 1940

I—A common trust fund as defined in section 584(a)

J—A bank as defined in section 581

K—A broker

L—A trust exempt from tax under section 664 or described in section 4947(a)(1)

M—A tax exempt trust under a section 403(b) plan or section 457(g) plan

Note. You may wish to consult with the financial institution requesting this form to determine whether the FATCA code and/or exempt payee code should be completed.

Line 5

Enter your address (number, street, and apartment or suite number). This is where the requester of this Form W-9 will mail your information returns.

Line 6

Enter your city, state, and ZIP code.

Part I. Taxpayer Identification Number (TIN)

Enter your TIN in the appropriate box. If you are a resident alien and you do not have and are not eligible to get an SSN, your TIN is your IRS individual taxpayer identification number (ITIN). Enter it in the social security number box. If you do not have an ITIN, see *How to get a TIN* below.

If you are a sole proprietor and you have an EIN, you may enter either your SSN or EIN. However, the IRS prefers that you use your SSN.

If you are a single-member LLC that is disregarded as an entity separate from its owner (see *Limited Liability Company (LLC)* on this page), enter the owner's SSN (or EIN, if the owner has one). Do not enter the disregarded entity's EIN. If the LLC is classified as a corporation or partnership, enter the entity's EIN.

Note. See the chart on page 4 for further clarification of name and TIN combinations.

How to get a TIN. If you do not have a TIN, apply for one immediately. To apply for an SSN, get Form SS-5, Application for a Social Security Card, from your local SSA office or get this form online at *www.ssa.gov*. You may also get this form by calling 1-800-772-1213. Use Form W-7, Application for IRS Individual Taxpayer Identification Number, to apply for an ITIN, or Form SS-4, Application for Employer Identification Number, to apply for an EIN. You can apply for an EIN online by accessing the IRS website at *www.irs.gov/businesses* and clicking on Employer Identification Number (EIN) under Starting a Business. You can get Forms W-7 and SS-4 from the IRS by visiting IRS.gov or by calling 1-800-TAX-FORM (1-800-829-3676).

If you are asked to complete Form W-9 but do not have a TIN, apply for a TIN and write "Applied For" in the space for the TIN, sign and date the form, and give it to the requester. For interest and dividend payments, and certain payments made with respect to readily tradable instruments, generally you will have 60 days to get a TIN and give it to the requester before you are subject to backup withholding on payments. The 60-day rule does not apply to other types of payments. You will be subject to backup withholding on all such payments until you provide your TIN to the requester.

Note. Entering "Applied For" means that you have already applied for a TIN or that you intend to apply for one soon.

Caution: *A disregarded U.S. entity that has a foreign owner must use the appropriate Form W-8.*

Form W-9 (Rev. 12-2014) Page 4

Part II. Certification

To establish to the withholding agent that you are a U.S. person, or resident alien, sign Form W-9. You may be requested to sign by the withholding agent even if items 1, 4, or 5 below indicate otherwise.

For a joint account, only the person whose TIN is shown in Part I should sign (when required). In the case of a disregarded entity, the person identified on line 1 must sign. Exempt payees, see *Exempt payee code* earlier.

Signature requirements. Complete the certification as indicated in items 1 through 5 below.

1. Interest, dividend, and barter exchange accounts opened before 1984 and broker accounts considered active during 1983. You must give your correct TIN, but you do not have to sign the certification.

2. Interest, dividend, broker, and barter exchange accounts opened after 1983 and broker accounts considered inactive during 1983. You must sign the certification or backup withholding will apply. If you are subject to backup withholding and you are merely providing your correct TIN to the requester, you must cross out item 2 in the certification before signing the form.

3. Real estate transactions. You must sign the certification. You may cross out item 2 of the certification.

4. Other payments. You must give your correct TIN, but you do not have to sign the certification unless you have been notified that you have previously given an incorrect TIN. "Other payments" include payments made in the course of the requester's trade or business for rents, royalties, goods (other than bills for merchandise), medical and health care services (including payments to corporations), payments to a nonemployee for services, payments made in settlement of payment card and third party network transactions, payments to certain fishing boat crew members and fishermen, and gross proceeds paid to attorneys (including payments to corporations).

5. Mortgage interest paid by you, acquisition or abandonment of secured property, cancellation of debt, qualified tuition program payments (under section 529), IRA, Coverdell ESA, Archer MSA or HSA contributions or distributions, and pension distributions. You must give your correct TIN, but you do not have to sign the certification.

What Name and Number To Give the Requester

For this type of account:	Give name and SSN of:
1. Individual	The individual
2. Two or more individuals (joint account)	The actual owner of the account or, if combined funds, the first individual on the account[1]
3. Custodian account of a minor (Uniform Gift to Minors Act)	The minor[2]
4. a. The usual revocable savings trust (grantor is also trustee)	The grantor-trustee[1]
b. So-called trust account that is not a legal or valid trust under state law	The actual owner[1]
5. Sole proprietorship or disregarded entity owned by an individual	The owner[3]
6. Grantor trust filing under Optional Form 1099 Filing Method 1 (see Regulations section 1.671-4(b)(2)(i)(A))	The grantor*
For this type of account:	**Give name and EIN of:**
7. Disregarded entity not owned by an individual	The owner
8. A valid trust, estate, or pension trust	Legal entity[4]
9. Corporation or LLC electing corporate status on Form 8832 or Form 2553	The corporation
10. Association, club, religious, charitable, educational, or other tax-exempt organization	The organization
11. Partnership or multi-member LLC	The partnership
12. A broker or registered nominee	The broker or nominee
13. Account with the Department of Agriculture in the name of a public entity (such as a state or local government, school district, or prison) that receives agricultural program payments	The public entity
14. Grantor trust filing under the Form 1041 Filing Method or the Optional Form 1099 Filing Method 2 (see Regulations section 1.671-4(b)(2)(i)(B))	The trust

[1] List first and circle the name of the person whose number you furnish. If only one person on a joint account has an SSN, that person's number must be furnished.

[2] Circle the minor's name and furnish the minor's SSN.

[3] You must show your individual name and you may also enter your business or DBA name on the "Business name/disregarded entity" name line. You may use either your SSN or EIN (if you have one), but the IRS encourages you to use your SSN.

[4] List first and circle the name of the trust, estate, or pension trust. (Do not furnish the TIN of the personal representative or trustee unless the legal entity itself is not designated in the account title.) Also see *Special rules for partnerships* on page 2.

***Note.** Grantor also must provide a Form W-9 to trustee of trust.

Note. If no name is circled when more than one name is listed, the number will be considered to be that of the first name listed.

Secure Your Tax Records from Identity Theft

Identity theft occurs when someone uses your personal information such as your name, SSN, or other identifying information, without your permission, to commit fraud or other crimes. An identity thief may use your SSN to get a job or may file a tax return using your SSN to receive a refund.

To reduce your risk:

- Protect your SSN,
- Ensure your employer is protecting your SSN, and
- Be careful when choosing a tax preparer.

If your tax records are affected by identity theft and you receive a notice from the IRS, respond right away to the name and phone number printed on the IRS notice or letter.

If your tax records are not currently affected by identity theft but you think you are at risk due to a lost or stolen purse or wallet, questionable credit card activity or credit report, contact the IRS Identity Theft Hotline at 1-800-908-4490 or submit Form 14039.

For more information, see Publication 4535, Identity Theft Prevention and Victim Assistance.

Victims of identity theft who are experiencing economic harm or a system problem, or are seeking help in resolving tax problems that have not been resolved through normal channels, may be eligible for Taxpayer Advocate Service (TAS) assistance. You can reach TAS by calling the TAS toll-free case intake line at 1-877-777-4778 or TTY/TDD 1-800-829-4059.

Protect yourself from suspicious emails or phishing schemes. Phishing is the creation and use of email and websites designed to mimic legitimate business emails and websites. The most common act is sending an email to a user falsely claiming to be an established legitimate enterprise in an attempt to scam the user into surrendering private information that will be used for identity theft.

The IRS does not initiate contacts with taxpayers via emails. Also, the IRS does not request personal detailed information through email or ask taxpayers for the PIN numbers, passwords, or similar secret access information for their credit card, bank, or other financial accounts.

If you receive an unsolicited email claiming to be from the IRS, forward this message to *phishing@irs.gov*. You may also report misuse of the IRS name, logo, or other IRS property to the Treasury Inspector General for Tax Administration (TIGTA) at 1-800-366-4484. You can forward suspicious emails to the Federal Trade Commission at: *spam@uce.gov* or contact them at *www.ftc.gov/idtheft* or 1-877-IDTHEFT (1-877-438-4338).

Visit IRS.gov to learn more about identity theft and how to reduce your risk.

Privacy Act Notice

Section 6109 of the Internal Revenue Code requires you to provide your correct TIN to persons (including federal agencies) who are required to file information returns with the IRS to report interest, dividends, or certain other income paid to you; mortgage interest you paid; the acquisition or abandonment of secured property; the cancellation of debt; or contributions you made to an IRA, Archer MSA, or HSA. The person collecting this form uses the information on the form to file information returns with the IRS, reporting the above information. Routine uses of this information include giving it to the Department of Justice for civil and criminal litigation and to cities, states, the District of Columbia, and U.S. commonwealths and possessions for use in administering their laws. The information also may be disclosed to other countries under a treaty, to federal and state agencies to enforce civil and criminal laws, or to federal law enforcement and intelligence agencies to combat terrorism. You must provide your TIN whether or not you are required to file a tax return. Under section 3406, payers must generally withhold a percentage of taxable interest, dividend, and certain other payments to a payee who does not give a TIN to the payer. Certain penalties may also apply for providing false or fraudulent information.

NOTE:          FAILURE TO COMPLETE AND RETURN AN PROPERLY COMPLETED FORM W-9 OR FORM W-8 MAY RESULT IN BACKUP WITHHOLDING OF A PORTION OF ANY PAYMENT MADE TO YOU PURSUANT TO THE MERGER.

IMPORTANT TAX INFORMATION

Under current U.S. federal income tax law, a Kolltan Pharmaceuticals, Inc. stockholder who tenders Kolltan Pharmaceuticals, Inc. stock certificates that are accepted for exchange may be subject to backup withholding (currently at a 28% rate).  If the stockholder is a U.S. person, in order to avoid such backup withholding, the stockholder must provide the Exchange Agent with such stockholder’s correct taxpayer identification number (“TIN”) and provide certain certifications, including a certification as to the correctness of the TIN and that such stockholder is not subject to such backup withholding, by completing the Form W-9 provided herewith.  In general, if a stockholder is an individual, the TIN is the Social Security number or individual taxpayer identification number of such individual, and, in the case of an entity, is the stockholder’s Employer Identification Number.  If the stockholder does not have a TIN, such stockholder should obtain Form SS-4 or W-7, as applicable, apply for a TIN on such applicable Form, and receive a TIN prior to submitting the Form W-9.  If the Exchange Agent is not provided with the correct taxpayer identification number, the stockholder may be subject to a $50 penalty imposed by the Internal Revenue Service, in addition to backup withholding.  For further information concerning backup withholding and instructions for completing the Form W-9 (including how to obtain a taxpayer identification number if you do not have one and how to complete the W-9 if the Kolltan Pharmaceuticals, Inc. stock certificates are held in more than one name), consult the General Instructions to the Form W-9 and/or your tax advisor.

Certain stockholders (including, among others, all corporations) are not subject to these backup withholding and reporting requirements.  To prevent possible erroneous backup withholding, an exempt stockholder should provide its exempt payee code on the Form W-9.  A stockholder that is not a U.S. person must submit an appropriate and properly completed Form W-8BEN, W-8BEN-E, W-8ECI, W-8EXP or W-8IMY (and all required attachments), as the case may be, signed under penalties of perjury attesting to such non-U.S. status. Such forms and instructions may be obtained from the IRS at: www.irs.gov.

Failure to complete the Form W-9 or appropriate Form W-8 will not, by itself, cause the Kolltan Pharmaceuticals, Inc. stock certificates to be deemed invalidly tendered, but may require the Exchange Agent to withhold a portion of the amount of any payments made pursuant to the merger.  Backup withholding is not an additional federal income tax.  Rather, the federal income tax liability of a person subject to backup withholding will be reduced by the amount of tax withheld.  If withholding results in an overpayment of taxes, a refund may be obtained provided that the required information is furnished to the Internal Revenue Service.

Stockholders are urged to consult with their own tax advisors regarding the applicability and refund of backup withholding tax and to determine which form should be used to avoid backup withholding.

NOTE:  FAILURE TO COMPLETE AND RETURN THE FORM W-9 (OR APPROPRIATE FORM W-8) MAY RESULT IN BACKUP WITHHOLDING OF A PORTION OF ANY PAYMENTS MADE TO YOU PURSUANT TO THE MERGER.

ANNEX I

CERTIFICATE OF LOSS AND INDEMNITY

I, the undersigned, hereby certify and agree that:

1.                                      The undersigned is the owner and holder of the shares of the stock of Kolltan Pharmaceuticals, Inc. (the “Company” ) described on the signature page hereto (the “Company Shares” );

2.                                      The undersigned has made a due diligent search for the certificate(s) representing the Company Shares indicated on the signature page hereto (the “Certificates” ) and has been unable to locate the Certificates;

3.                                      The undersigned has not assigned, transferred, pledged, hypothecated or otherwise encumbered the Company Shares;

4.                                      The undersigned will, in the event the Certificates are recovered, cause the same to be returned to the Company promptly following such recovery; and

5.                                      The undersigned agrees to indemnify and hold harmless the Company and its affiliates from any and all loss, liability, damages, penalties, fines, costs, taxes and expenses (including all reasonable attorneys’ fees and court costs) incurred by the Company resulting from, arising out of, relating to or caused by the loss, misplacement, replacement or destruction of the Certificates.

* * * * * *

[Signature page follows]

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Loss and Indemnity as of the          day of               , 2016.

Name:

	Certificate Number	Number of Shares	Class of Shares
☐ I have lost the following certificates for Company Shares

NOTARIZATION

STATE/PROVINCE OF

COUNTY OF

On this     of                        , 2016, before me personally appeared                     , signer of the foregoing instrument, and acknowledged the same to be his/her free act and deed and the free act and deed of the registered holder of the shares of Stock.

Notary Public	My Commission Expires:
Seal:

[Signature Page to Certificate of Loss and Indemnity]

Exhibit E

Form of Lock-Up Agreement

See Attached.

Form of Lock-Up Agreement

LOCK-UP AGREEMENT

This Lock-Up Agreement, dated                           , 2016 (this “Agreement”), by and between the undersigned holder (the “Holder”) and Celldex Therapeutics, Inc. a Delaware corporation (“Celldex”), is being executed and delivered in accordance with the Agreement and Plan of Merger, dated as of November 1, 2016 (the “Merger Agreement”), by and among Celldex, Connemara Merger Sub 1 Inc., a Delaware corporation and a wholly owned subsidiary of Celldex (“Merger Sub 1”), Connemara Merger Sub 2, LLC, a Delaware limited liability company and a wholly owned subsidiary of Celldex, Kolltan Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and Shareholder Representative Services LLC, as the Stockholders’ Representative (the “Stockholders’ Representative”), pursuant to which Celldex is acquiring the Company by means of a merger of Merger Sub 1 with and into the Company with the Company continuing as the surviving corporation and then a subsequent merger of the Company with and into Merger Sub 2 with Merger Sub 2 continuing as the surviving entity and as a wholly owned subsidiary of Celldex, pursuant to the terms and subject to the conditions provided for in the Merger Agreement (collectively, the “Mergers,” and the date the Mergers are consummated, the “Closing Date”). Capitalized terms not defined herein shall have the meanings given to them in the Merger Agreement.

WHEREAS, the Holder is a stockholder of the Company immediately prior to the consummation of the Mergers and, as such, will benefit from the transactions contemplated by the Merger Agreement; and

WHEREAS, the execution and delivery of this Agreement by the Holder is a condition to the Holder’s receipt of the Holders’ applicable portion of the Merger Consideration provided for in the Merger Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and intending to be legally bound, the parties hereto agree as follows:

1.                                Lock-Up.

(a)                                 The Holder shall not offer, sell, contract to sell, pledge, assign, grant any option, right or warrant to purchase, lend, make any short sale, enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership, or otherwise dispose of, directly or indirectly, the shares of common stock, par value $0.001 per share, of Celldex (“Celldex Common Stock”) set forth on Schedule A (the “Locked-Up Shares”) for the period beginning on the Closing Date and continuing through the close of trading on the date that is one hundred eighty (180) days after the Closing Date with respect to all of the Locked-Up Shares (the “Lock-Up Period”).

(b)                                 Notwithstanding the provisions of Section 1(a), during the Lock-Up Period, the Holder may transfer all or a portion of the Locked-Up Shares (i) as a bona fide gift or gifts, provided that the donee or donees thereof agree in writing, in form and substance reasonably satisfactory to Celldex, to be bound by the terms and conditions of this Agreement, (ii) to any trust for the direct or indirect benefit of the Holder or an immediate family member of the Holder; provided that the trustee of the trust agrees in writing, in form and substance reasonably satisfactory to Celldex, to be bound by the terms and conditions of this Agreement; provided, further that any such transfer shall not involve a disposition for value, (iii) to the Holder’s affiliates (including, if applicable, commonly controlled or managed investment funds) provided that such affiliate(s) agree in writing, in form and substance reasonably satisfactory to Celldex, to be bound by the terms and conditions of this Agreement, (iv) pursuant to a tender or exchange offer publicly recommended by Celldex’s board of directors, (v) pursuant to a merger, stock sale, consolidation or other transaction publicly recommended by the Celldex’s board of directors, or (vi) by will or other testamentary document or by intestacy. For purposes hereof, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin, and “affiliate” shall mean, as applied to any entity, any other entity directly or indirectly controlling, controlled by, or under direct or indirect common control with, such entity (for purposes hereof, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any entity, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through the ownership of voting securities, by contract or otherwise).

(c)                                  The Holder consents to the entry of stop transfer instructions with Celldex’s transfer agent and registrar against the transfer of the Locked-Up Shares except in compliance with the restrictions set forth in this Section 1.

(d)                                 Each Holder acknowledges that the Locked-Up Shares bear the following legend evidencing the lock-up restrictions set forth in this Section 1 (which legend shall be removed at the end of the applicable Lock-Up Period):

“THESE SHARES OF COMMON STOCK ARE SUBJECT TO THE TERMS OF A LOCK-UP AGREEMENT BETWEEN THE HOLDER AND THE ISSUER. THESE SHARES MAY NOT BE SOLD, TRANSFERRED, PLEDGED, GIFTED OR OTHERWISE DISPOSED OF OTHER THAN IN ACCORDANCE WITH THE TERMS OF SUCH AGREEMENT, AND ANY ATTEMPT TO DO SO SHALL BE VOID.”

2.                                      Representations and Warranties. The Holder hereby represents and warrants to Celldex as follows:

(a)                                 Authorization. The Holder has all requisite power and authority to execute and deliver this Agreement, to perform the Holder’s obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Holder and is a legal, valid and binding obligation of the Holder, enforceable against the Holder in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

3.                                      Binding Effect. This Agreement shall be binding upon the parties hereto and each of their heirs, beneficiaries, legal representatives, successors and assigns, as applicable.

4.                                      Governing Law. The provisions of this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (excluding any conflict of law rule or principle that would refer to the laws of another jurisdiction).

5.                                      Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such

2

provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the applicable parties.

6.                                      Counterparts. This Agreement may be executed in a number of identical counterparts (including by PDF or other electronic transmission), all of which shall constitute one agreement.

*****

3

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

SIGNATURE LINE FOR INDIVIDUAL HOLDERS:

Name:

SIGNATURE LINE FOR ENTITY HOLDERS:

Entity Name:

By:
Name:
Title:

CELLDEX THERAPEUTICS, INC.

By:
Name:
Title:

[Signature Page to Lock-Up Agreement]

SCHEDULE A

Locked-Up Shares

[    ] shares of Celldex Common Stock

Exhibit F

Form of Investor Questionnaire

See attached.

Kolltan Pharmaceuticals, Inc.

300 George St., Suite 530

New Haven, CT 06511

Dear Kolltan Shareholder:

We are writing to you because we need to determine your qualifications under the U.S. securities laws to invest in the common stock of a publicly traded biotechnology company (“PubCo”) with which Kolltan is proposing to merge. We ask that you fill out the enclosed Investor Questionnaire as promptly as possible.  By completing the Questionnaire, you are not agreeing to participate in the merger, nor is the Questionnaire a solicitation of an offer to buy securities by Kolltan or PubCo.

We thank you for your time and consideration of this important matter.  Once you have completed the Questionnaire, please transmit a copy electronically to eric.agovino@kolltan.com and mail the original to Kolltan Pharmaceuticals, Inc., 300 George St., Suite 530, New Haven, CT 06511, Attn.: Eric Agovino.

Best regards,

KOLLTAN PHARMACEUTICALS, INC.

Eric Agovino
Senior Director, Corporate Counsel

Investor Questionnaire

This Questionnaire is being distributed to you (the “Investor”) by KOLLTAN PHARMACEUTICALS, INC., a Delaware corporation (the “Company”), to determine whether you are qualified to invest in the common stock (the “Securities”) of a publicly traded biotechnology company (“PubCo”) with which the Company is proposing to engage in a merger transaction.

To be qualified to invest in the Securities, the Investor must either (i) be an “accredited investor” (as that term is defined in Rule 501(a) of Regulation D promulgated under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”)), or (ii) have (and if applicable, its officers, employees, directors or equity owners have) either alone or with his, her or its purchaser representative or representatives, if any, such knowledge and experience in financial and business matters that he, she or it is capable of evaluating the merits and risks of an investment in the Securities.

The Company will rely upon the accuracy and completeness of the information provided in this Questionnaire in establishing that the issuance of the Securities is exempt from the registration requirements of the Securities Act.

ACCORDINGLY, THE INVESTOR IS OBLIGATED TO READ THIS QUESTIONNAIRE CAREFULLY AND TO ANSWER THE ITEMS CONTAINED HEREIN COMPLETELY AND ACCURATELY.

ALL INFORMATION CONTAINED IN THIS QUESTIONNAIRE WILL BE TREATED CONFIDENTIALLY. However, the Investor understands and agrees that the Company may present, upon giving prior notice to the Investor, this Questionnaire to such parties as the Company deems appropriate if called upon to establish that the issuance of the Securities (i) is exempt from the registration requirements of the Securities Act or (ii) meets the requirements of applicable state securities laws; provided however that the Company need not give prior notice to the Investor of its presentation of this Questionnaire to the Company’s regularly employed legal, accounting and financial advisors.

The Investor understands that this Questionnaire is merely a request for information and is not an offer to sell, a solicitation of an offer to buy, or a sale of the Securities. The Investor also understands that the Investor may be required to furnish additional information.

PLEASE NOTE THE FOLLOWING INSTRUCTIONS BEFORE COMPLETING THIS INVESTOR QUESTIONNAIRE.

Unless instructed otherwise, the Investor should answer each question on the Questionnaire. If the answer to a particular question is “None” or “Not Applicable,” please so state. If the Questionnaire does not provide sufficient space to answer a question, please attach a separate schedule to your executed Questionnaire that indicates which question is being answered thereon. Persons having questions concerning any of the information requested in this Questionnaire should consult with their purchaser representative or representatives, lawyer, accountant or broker or may call Eric Agovino, Senior Director, Corporate Counsel of the Company, at (203) 907-0926.

1

A signed and dated copy of the Questionnaire should be transmitted electronically to eric.agovino@kolltan.com and the original returned as soon as possible to:

Kolltan Pharmaceuticals, Inc.

300 George St., Suite 530

New Haven, CT 06511

Attn.: Eric Agovino

PART I—FOR INDIVIDUALS

1. Personal Data

Name:

Residence Address:

Business Address:

State of residence, if different:

Telephone: Residence                        Business

Age:                        Citizenship:

Social Security or Taxpayer No.:

Send all correspondence to: Residence              Business

2. Employment and Business Experience

Present occupation:

Salary:

Do you own your own business or are you otherwise employed?

Name and type of business employed by or owned:

Description of responsibilities:

Length of service with present employer or length of ownership of present business:

Present title or position:

Length of service in present title or position:

2

Prior occupations, employment, and length of service during the past five (5) years:

Occupation	Name of Employer or Owned Business (and identify which)	Years of Service

Do you have any professional licenses or registrations, including bar admissions, accounting certificates, real estate brokerage licenses, investment adviser registrations and SEC or state broker-dealer registrations? Yes: ☐ No: ☐

If yes, please list such licenses or registrations, the date(s) you received the same, and whether they are in good standing:

3. Education (college and postgraduate)

Institution Attended	Degree	Dates of Attendance

4. Current Investment Objectives

My current investment objectives (indicate applicability and priority) are:

Current income:

Appreciation:

Tax Shelter:

Other:

5. Other Relevant Information

Please describe any additional information that reflects your knowledge and experience in business, financial, or investment matters and your ability to evaluate the merits and risks of this investment.

3

6. Investor Status

To be qualified to invest in the Securities, the Investor must either (i) be an Accredited Investor, or (ii) have, either alone or with your purchaser representative or representatives, such knowledge and experience in financial and business matters that you are capable of evaluating the merits and risks of such investment.

Please check the appropriate representation that applies to you.

Accredited Investors:

I am an Accredited Investor (as defined in Rule 501 of Regulation D promulgated under the Securities Act) because I certify that (check all appropriate descriptions that apply):

a.                                I am a natural person whose individual net worth, or joint net worth with my spouse, exceeds $1,000,000. For purposes of this item 6, “net worth” means the excess of total assets at fair market value (including personal and real property, but excluding the estimated fair market value of a person’s primary home) over total liabilities. Total liabilities excludes any mortgage on the primary home in an amount of up to the home’s estimated fair market value as long as the mortgage was incurred more than 60 days before the Securities are purchased, but includes (i) any mortgage amount in excess of the home’s fair market value and (ii) any mortgage amount that was borrowed during the 60-day period before the closing date for the sale of Securities for the purpose of investing in the Securities.

b.                               I am a natural person who had individual income exceeding $200,000 in each of the last two calendar years and I have a reasonable expectation of reaching the same income level in the current calendar year.  (For purposes of this Section 6, “income” means annual adjusted gross income, as reported for federal income tax purposes, plus (i) the amount of any tax-exempt interest income received; (ii) the amount of losses claimed as a limited partner in a limited partnership; (iii) any deduction claimed for depletion; (iv) amounts contributed to an IRA or Keogh retirement plan; and (v) alimony paid; and (vi) any gains excluded from the calculation of adjusted gross income pursuant to the provisions of Section 1202 of the Internal Revenue Code of 1986, as amended.)

c.                                 I am a natural person who had joint income with my spouse exceeding $300,000 in each of the last two calendar years and I have a reasonable expectation of reaching the same income level in the current calendar year, as defined above.

Other Investors:

I am qualified to invest in the Securities because I have, either alone or with my purchaser representative or representatives, such knowledge and experience in financial and business matters that I am capable of evaluating the merits and risks of such investment, as discussed in Section 7(a) below.

7. Representations

I represent that:

a.                   I have sufficient knowledge and experience in similar investments to evaluate the merits and risks of an investment in PubCo, or I have retained an attorney, accountant, financial

4

advisor or consultant as my purchaser representative. If applicable, the name, employer, address, and telephone number of my purchaser representative follows:

b.                   I and, if applicable, my purchaser representative have been given the opportunity to ask questions and obtain material and relevant information from the Company enabling me to make an informed investment decision. All data that I and, if applicable, my purchaser representative, have requested has been furnished to me.

c.                    Any Securities I may acquire will be for my own account for investment and not with any view to the distribution thereof, and I will not sell, assign, transfer or otherwise dispose of any of the Securities, or any interest therein, in violation of the Securities Act or any applicable state securities law.

d.                   I understand that (i) any Securities I may acquire will not be registered under the Securities Act or any applicable state securities law and may not be sold or otherwise disposed of unless it is registered or sold or otherwise disposed of in a transaction that is exempt from such registration and (ii) the certificates representing the Securities will bear appropriate legends restricting the transferability thereof.

e.                    If applicable, I have not incurred any debt secured by my primary residence for the purpose of inflating my net worth to qualify as an accredited investor or for the purpose of raising funds to invest in the Securities. Between the date I complete this Questionnaire and the date the Securities are sold, I do not intend to, and will not, incur any debt to be secured by my primary residence for the purpose of either inflating my net worth to qualify as an accredited investor or raising funds to invest in the Securities.

f.                     I understand that the Company will rely upon the completeness and accuracy of the Investor’s responses to the questions in this Questionnaire in establishing that the contemplated transactions are exempt from the Securities Act and hereby affirm that all such responses are accurate and complete. I will notify the Company immediately of any changes in any of such information occurring prior to the acceptance of my subscription.

8. Manner of Solicitation

Please state the manner in which you became aware of the investment (i.e., by personal contact or acquaintance with an investment advisor or counselor, with PubCo personnel, a broker-dealer, or otherwise), the name of the contact person, and the date such contact was made:

5

PART II—PURCHASERS WHO ARE NOT INDIVIDUALS

1. General Information

Name of Entity:

Address of Principal Office:

Type of Organization:

Date and State of Organization:

2. Business

Major segments of operation:

Length of operation in each such segment:

Are you a reporting entity under the Securities Exchange Act of 1934, as amended?

Yes  ☐  No  ☐

If you are not a reporting entity, please provide the following:

a.                   The names and business experience of each of your officers and directors, partners, or other control persons for the past five years. If additional space is required to answer any question, please attach separate pages to the back of this Questionnaire and identify all questions answered in this fashion by their respective question numbers.

b.                   The educational background of each of your officers and directors, partners, or other control persons, including the institutions attended, the dates of attendance, and the degrees obtained by each. If additional space is required to answer any question, please attach separate pages to the back of this Questionnaire and identify all questions answered in this fashion by their respective question numbers.

6

c.                    Have each of your controlling persons complete Part I of this Questionnaire. Please attach these additional pages to the back of this Questionnaire.

3. Current Investment Objectives

The current investment objectives of the entity (indicate applicability and priority) are:

Current income:

Appreciation:

Tax Shelter:

Other (please state objectives):

4. Other Relevant Information

Please describe any additional information that reflects your knowledge and experience in business, financial, or investment matters and your ability to evaluate the merits and risks of this investment. If additional space is required to answer any question, please attach separate pages to the back of this Questionnaire and identify all questions answered in this fashion by their respective question numbers.

5. Accredited Investor Status

To be qualified to invest in the Securities, the Investor must either (i) be an Accredited Investor, or (ii) have, and if applicable, its officers, employees, directors or equity owners have, either alone or with its purchaser representative or representatives, such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of such investment.

Please check the appropriate description which applies to you.

a.                                A bank, as defined in Section 3(a)(2) of the Securities Act or any savings and loan association or other institution as defined in Section 3(a)(5)(A) of the Securities Act, whether acting in an individual or a fiduciary capacity.

7

b.                                A broker or dealer registered under Section 15 of the Securities Exchange Act of 1934, as amended.

c.                                 An insurance company, as defined in Section 2(13) of the Securities Act.

d.                                An investment company registered under the Investment Company Act of 1940 or a business development company, as defined in Section 2(a)(48) of that act.

e.                                 A Small Business Investment Company licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958.

f.                                  A plan established and maintained by a state, its political subdivisions or any agency or instrumentality of a state or its political subdivisions for the benefit of its employees, if the plan has total assets in excess of $5 million.

g.                                 An employee benefit plan within the meaning of Title I of the Employee Retirement Income Security Act of 1974, if the investment decision is being made by a plan fiduciary, as defined in Section 3(21) of such act, and the plan fiduciary is either a bank, an insurance company, or a registered investment adviser, or if the employee benefit plan has total assets in excess of $5 million.

h.                                A private business development company, as defined in Section 202(a)(22) of the Investment Advisers Act of 1940.

i.                                    A corporation, Massachusetts or similar business trust, or partnership, or an organization described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, that was not formed for the specific purpose of acquiring the Securities, and that has total assets in excess of $5 million.

j.                                    A trust with total assets in excess of $5 million not formed for the specific purpose of acquiring the Securities, whose purchase is directed by a sophisticated person as described in Rule 506(b)(2)(ii) under the Securities Act.

k.                                 An entity in which all of the equity owners are accredited investors and meet the criteria listed in Part I, Section 6 of this Questionnaire. Please also see additional questions below.

Other Investors:

The undersigned entity is qualified to invest in the Securities because it has, and if applicable, its officers, employees, directors or equity owners have, either alone or with its purchaser representative or representatives, such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of such investment, as discussed in Section 6(a) below.

If you checked (k), please complete the following part of this question:

(1) List all equity owners:

8

(2) What is the type of entity?

(3) Have each equity owner respond individually to Part I, Section 6 of this Questionnaire. Please attach these additional pages to the back of this Questionnaire.

6. Representations

The undersigned entity represents that:

a.                   The entity has, and if applicable, its officers, employees, directors or equity owners have, sufficient knowledge and experience in similar investments to evaluate the merits and risks of an investment in PubCo, or the entity has retained an attorney, accountant, financial advisor or consultant as its purchaser representative.  If applicable, the name, employer, address, and telephone number of the purchaser representative follows:

b.                   The entity and, if applicable, its purchaser representative have been given the opportunity to ask questions and obtain material and relevant information from the Company enabling it to make an informed investment decision. All data that the entity and, if applicable, its purchaser representative, have requested has been furnished to it.

c.                    Any Securities the entity may acquire will be for its own account for investment and not with any view to the distribution thereof, and it will not sell, assign, transfer or otherwise dispose of any of the Securities, or any interest therein, in violation of the Securities Act or any applicable state securities law.

d.                   The entity understands that (i) any Securities it may acquire will not be registered under the Securities Act or any applicable state securities law and may not be sold or otherwise disposed of unless it is registered or sold or otherwise disposed of in a transaction that is exempt from such registration, and (ii) the certificates representing the Securities will bear appropriate legends restricting the transferability thereof.

9

e.                    The entity understands that the Company will rely upon the completeness and accuracy of the Investor’s responses to the questions in this Questionnaire in establishing that the contemplated transactions are exempt from the Securities Act, and hereby affirms that all such responses are accurate and complete.  The entity will notify the Company immediately of any changes in any of such information occurring prior to the acceptance of its subscription.

7. Manner of Solicitation

Please state the manner in which you became aware of the investment (i.e., by personal contact or acquaintance with an investment advisor or counselor, with PubCo personnel, a broker-dealer, or otherwise), the name of the contact person, and the date such contact was made:

[SIGNATURE PAGE FOLLOWS]

10

Individual

Name:
(Please type or print)

Date:

Partnership, Corporation or Other Entity

Print or Type Name

By:
Name:
Title:

Date:

Signature Page

Investor Questionnaire

Exhibit G

Lock-Up Persons

1.              KLP Enterprises, LLC